Exhibit 10.5

MEZZANINE LOAN AGREEMENT

SST II MEZZ BORROWER, LLC,

a Delaware limited liability company,

SST II TRS MEZZ, LLC,

a Delaware limited liability company

and

SSGT TRS MEZZ, LLC,

a Delaware limited liability company

collectively, as Borrower

and

KEYBANK NATIONAL ASSOCIATION,

a national banking association,

and

CITIGROUP GLOBAL MARKETS REALTY CORP.,

a New York corporation

collectively, as Lender

SST II 2019 Mezzanine Loan Agreement

SST II 2019 Mezzanine Loan Agreement

SST II 2019 Mezzanine Loan Agreement

SST II 2019 Mezzanine Loan Agreement

SST II 2019 Mezzanine Loan Agreement

MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT (this “Agreement”) is dated as of January 24, 2019 (the “Effective Date”), and entered into by and among SST II MEZZ BORROWER, LLC, a Delaware limited liability company (together with its successors and assigns as permitted herein, “SST II Mezz Borrower”), SST II TRS MEZZ, LLC, a Delaware limited liability company (together with its successors and assigns as permitted herein, “SST II TRS Mezz Borrower”), SSGT TRS MEZZ, LLC, a Delaware limited liability company (together with its successors and assigns as permitted herein, “SSGT TRS Mezz Borrower”; SST II Mezz Borrower, SST II TRS Mezz Borrower and SSGT TRS Mezz Borrower are individually and/or collectively, as the context requires, referred to herein as “Borrower”) and KEYBANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “KeyBank”), and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation (together with its successors and assigns, “Citi”, together with KeyBank, collectively, together with their respective successors and assigns, “Lender” and each a “Co-Lender).

RECITALS

A. SST II Mezz Borrower is the sole member and 100% owner of each Individual Mortgage Property Borrower consisting of 100% of the limited liability company interests in each Individual Mortgage Property Borrower. SST II TRS Mezz Borrower is the sole member of and 100% owner of SST II TRS Mortgage Borrower consisting of 100% of the limited liability company interests in SST II TRS Mortgage Borrower. SSGT TRS Mezz Borrower is the sole member and 100% owner of SSGT TRS Mortgage Borrower consisting of 100% of the limited liability company interests in SSGT TRS Mortgage Borrower;

B. Individual Mortgage Property Borrowers own certain real property located in the counties and states listed on Schedule 1, as more particularly described in the Security Instruments (as defined in Section 1.1).

C. Borrower desires to obtain a loan from Lender in the principal amount of up to Fifty-Five Million and No/100 Dollars ($55,000,000.00) (the “Loan Amount”).

D. Lender is willing to lend to Borrower the Loan Amount on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the making of the Loan by Lender, and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. The terms defined below are used in this Agreement as so defined. Terms defined in the preamble and recitals to this Agreement are used in this Agreement as so defined.

“AC Laws” is defined in Section 4.23.

“Accounts” means, collectively, any accounts established by this Agreement or the other Loan Documents (including, without limitation, any Substitute Cash Management Accounts and any accounts containing Substitute Reserve Funds).

“Acceptable Counterparty” shall mean a bank or other financial institution which has a counterparty risk assessment or long-term unsecured debt rating of not less than (i) “A2” by Moody’s at the time it enters into the applicable Interest Rate Cap Agreement and (ii) “A3” by Moody’s at all times thereafter; provided however, that SMBC Capital Markets, Inc. (with an Acceptable SMBC Credit Support Party as its credit support party) will be an Acceptable Counterparty so long as the rating of its credit support party (provided such credit support party shall be an Acceptable SMBC Credit Support Party) is not downgraded, withdrawn or qualified by Moody’s from the long and short term ratings issued by such rating agencies below the above rating. As used herein, an “Acceptable SMBC Credit Support Party” shall mean Sumitomo Mitsui Banking Corporation or a replacement guarantor that meets the foregoing rating requirements and provides a guaranty in form and substance reasonably acceptable to Lender and the Rating Agencies that guaranties all current and future obligations under the Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement or Substitute Interest Rate Cap Agreement, as applicable..

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a rated Securitization, satisfactory in form and substance to the Rating Agencies, and from counsel reasonably acceptable to Lender and, following a rated Securitization, the Rating Agencies.

“Additional Interest” is defined in Section 2.8(A).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person. Where expressions such as “[name of party] or any Affiliate” are used, the same shall refer to the named party and any Affiliate of the named party.

“Affiliated Manager” means (i) Sponsor Affiliated Manager, and (ii) any Property Manager that is an Affiliate of any Borrower Party.

“Aggregate DSCR” means, as of any date of determination, the ratio, as determined by Lender, of (i) Underwritten Net Cash Flow to (ii) Aggregate Underwritten Debt Service.

“Aggregate Underwritten Debt Service” means as of any date of determination thereof, the sum of (i) Underwritten Debt Service plus (ii) the product of (a) an interest rate for the Mortgage Loan equal to the sum of (i) the Mortgage Strike Price plus (ii) the “Applicable Spread” (as defined in the Mortgage Loan Agreement), multiplied by (b) the outstanding principal balance of the Mortgage Loan.

“Agreement” means this Mezzanine Loan Agreement (including all schedules, exhibits, annexes and appendices hereto), as same may be amended or modified from time to time.

“Allocated Excess Proceeds” shall mean the product of (i) the Excess Proceeds multiplied by (ii) a fraction, having a numerator equal to the outstanding principal balance of the Loan on the date of the applicable Property Release and a denominator equal to the sum of the outstanding principal balance of the Loan and the outstanding principal balance of the Mortgage Loan, in each case, on the date of the applicable Property Release.

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the designated “Allocated Loan Amount” applicable to such Individual Property, as set forth on Exhibit C attached hereto.

“Alteration Threshold” shall mean (i) with respect to each Individual Property, an amount equal to the lesser of $2,500,000 and thirty percent (30%) of the Allocated Loan Amount for such Individual Property, and (ii) with respect to all Individual Properties undergoing Alterations, an aggregate amount equal to four percent (4%) of the outstanding principal balance of the Loan.

“Alternate Index” shall mean a floating rate index (a) that in Lender’s good faith determination, is commonly accepted by market participants in CMBS loans as an alternative to LIBOR and (b) that is publicly recognized by the International Swaps and Derivatives Association, or any successor organization, as an alternative to LIBOR.

“Alternate Index Determination” is defined in Section 2.2(D)(v).

“Alternate Index Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Alternate Index, determined as of the Determination Date immediately preceding the commencement of such Interest Period. Notwithstanding the foregoing, in no event shall the Alternate Index Rate be less than zero percent.

“Alternate Rate” shall mean, with respect to each Interest Period, the per annum rate of interest equal to the greater of (i) the Alternate Index Rate plus the Alternate Rate Spread, and (ii) the Spread.

“Alternate Rate Condition” is defined in Section 2.2(D)(i).

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate.

“Alternate Rate Spread” shall mean, in connection with any conversion of the Loan from (a) a Floating Interest Rate Loan to an Alternate Rate Loan, the difference (expressed as the number of basis points) between (1) LIBOR plus the Spread applicable to the Loan as of the Determination Date for which LIBOR was last available and (2) the Alternate Index Rate as of such Determination Date; or (b) a Prime Rate Loan to an Alternate Rate Loan, the difference (expressed as the number of basis points) between (1) the Prime Index Rate applicable to the Loan in effect for the Interest Period prior to the Interest Period in which the Alternate Rate is to be applied and (2) the Alternate Index Rate as of such Determination Date; provided, however, that if such difference is a negative number, then the Alternate Rate Spread shall be zero percent.

“AML Laws” is defined in Section 4.23.

“Applicable Contribution” is defined in Section 14.35(F).

“Applicable Spread” shall mean (a) the Spread when the Loan is a Floating Interest Rate Loan, (b) the Alternate Rate Spread when the Loan is an Alternate Rate Loan, and (c) the Prime Rate Spread when the Loan is a Prime Rate Loan.

“Approved Accounting Firm” means BDO or a “Big Four” accounting firm.

“Approved Annual Budget” is defined in Section 5.1.

“Approved LC Bank” means (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation the long-term unsecured debt obligations of which are rated at least (i) “A+” by S&P (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “A-1” by S&P), (ii) “A+” by Fitch (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “P-1” by Moody’s), and(b) KeyBank National Association, in its capacity as Letter of Credit issuer, provided that the applicable ratings of such entity are not reduced below the ratings in effect as of the Closing Date.

“Approved Capital Expenditures Budget” is defined in Section 5.1.

“Approved Extraordinary Expense” is defined in Section 5.1.

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender (which approval shall not be unreasonably withheld or delayed) and the Rating Agencies.

“Approved Operating Budget” is defined in Section 5.1.

“Assignee” is defined in Section 13.2.

“Assignment of Cap” means the Mezzanine Collateral Assignment of Interest Rate Protection Agreement of even date herewith between Borrower and Lender, and consented to by the Counterparty.

“Assumed Note Rate” is defined in Section 2.8(A).

“Authorized Officer” means the Chief Financial Officer, President or Chief Executive Officer of such Borrower or Guarantor (or such other authorized senior officer of such Borrower or Guarantor as Lender may reasonably require).

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“BDO” means BDO USA, LLP.

“Benefit Amount” is defined in Section 14.35(D).

“Blackout Period” means the period commencing on the Closing Date and ending on the earlier of (a) the date which is sixty (60) days following the initial Securitization of the Loan and (b) the 180th day following the Closing Date.

“Borrower” is defined in the preamble.

“Borrower Parties” means each Borrower, Operating Partnership, each Individual Mortgage Borrower, and Guarantor.

“Borrower’s Organizational Documents” is defined in Section 10.3.

“Brand” means (i) the “SmartStop” brand and related trademark names and other intellectual property and systems that are currently and from time to time after the Effective Date used by Sponsor Affiliated Manager in connection with the use and operation of the self-storage properties (including the Property) managed under the “SmartStop” brand (the “SmartStop Brand”), and (ii) any successor self-storage brand name approved by Lender pursuant to the Subordination of Management Agreement or Section 7.7 for use at the Property, and related trademark names and other intellectual property and systems used from time to time in connection with the use and operation of the Property.

“Breakage Costs” is defined in Section 2.2(E).

“Broker” means the broker stated on the Information Schedule.

“Business Day” means any day excluding (i) Saturday, (ii) Sunday, (iii) any day which is a legal holiday under the laws of the State of New York or the State of California, and (iv) any day on which banking institutions located in either such state are generally not open for the conduct of regular business.

“Capital Expenditures” means expenditures for capital improvements, furnishings, fixtures and equipment (whether paid in cash or property or accrued as liabilities) made by Borrower that, in conformity with GAAP, are required to be capitalized.

“Cash Management Agreement” shall have the meaning set forth in the Mortgage Loan Agreement.

“Cash Management Period” shall have the meaning set forth in the Mortgage Loan Agreement.

“Casualty” means any damage or destruction to any Individual Property, in whole or in party, by fire or other casualty.

“Cash Management Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Change in Law” mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing” means the first funding of the Loan contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Rent Roll” is defined in Section 4.7.

“Co-Lender” is defined in the preamble.

“Co-Lender Agreements” is defined in Section 13.11(E).

“Collateral” means rights, interests, and property of every kind, real and personal, tangible and intangible, that are granted, pledged, liened, or encumbered as security for the Loan or any of the other Obligations, including without limitation the Pledged Collateral.

“Condemnation” means any temporary or permanent taking of (or affecting) any Individual Property by any Governmental Authority pursuant to the exercise of the right of condemnation or eminent domain, and any transfer in lieu or in settlement of the assertion of any such right or the threat of such assertion.

“Condemnation Proceeds” means the net amount of the award paid in connection with a Condemnation of any Property.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Owner” shall mean, as to any Person, any Person that owns a direct or indirect interest in such Person.

“Contractual Obligation,” as applied to any Person, means any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including, without limitation, the Loan Documents.

“Contribution” is defined in Section 14.35(A).

“Control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Converted Interest Rate Cap Agreement” is defined in Section 2.7(F)(i).

“Counterparty” shall mean the counterparty under any Interest Rate Cap Agreement, Replacement Interest Rate Cap Agreement, or Substitute Interest Rate Cap Agreement, which counterparty shall be an Acceptable Counterparty.

“Debt Service” means, for any period, scheduled principal (if applicable) and interest payments hereunder (including, as and to the extent applicable, interest accruing at the Default Rate).

“Debt Yield” means, as of any date of determination, a fraction, expressed as a percentage, determined by dividing (i) the Underwritten Net Cash Flow calculated by Lender as of such date of determination, by (ii) the sum of (A) the outstanding principal balance of the Loan on such date and (B) the outstanding principal balance of the Mortgage Loan as of such date.

“Deemed Approval Requirements” means, with respect to any applicable matter for which Lender’s approval is requested, that (a) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (b) Borrower shall have sent (or caused Mortgage Borrower to send) Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof, (c) Lender shall have failed to either approve or deny such request, or request any information and/or documentation relating to such request as may be required in order to approve or disapprove such matter within ten (10) Business Days of receipt of the foregoing initial notice (or within ten (10) Business Days of Lender’s receipt of such requested information and/or documentation, whichever is later), (d) Borrower shall have submitted (or caused Mortgage Borrower to submit) a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof, which second notice shall have been marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS

DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER. LENDER’S FAILURE TO RESPOND TO THIS NOTICE WITHIN SUCH TEN (10) BUSINESS DAY PERIOD MAY RESULT IN LENDER’S APPROVAL OF THE MATTERS DISCUSSED HEREIN BEING DEEMED GRANTED PURSUANT TO THE LOAN AGREEMENT” and the envelope containing such second notice shall have been marked “PRIORITY” in bold letters, (e) Lender has not requested additional information and/or documentation that has not been received by Lender, and (f) Lender shall have failed to respond to such second notice with a disapproval or request for additional information and/or documentation within such ten (10) Business Day period. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing.

“Default” means the occurrence of any event hereunder or under the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” is defined in Section 2.5.

“Determination Date” means, (i) with respect to any Interest Period that occurs while the Loan is a Floating Interest Rate Loan, the date that is two (2) London Business Days prior to the commencement date of such Interest Period or (ii) with respect to any Interest Period that occurs while the Loan is a Prime Rate Loan or an Alternate Rate Loan, the date that is two (2) Business Days prior to the commencement date of such Interest Period.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other similar offering documents or marketing materials, in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto, used to offer Securities in connection with a Securitization.

“Division” is defined in Section 10.1.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EEA Bail-In Action” means the exercise of any EEA Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“EEA Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EEA Bail-In Legislation Schedule.

“EEA Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EEA Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the EEA Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EEA Bail-In Legislation Schedule.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution, which account is maintained with an Eligible Bank.

“Eligible Bank” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation that satisfies the Rating Criteria.

“Environmental Indemnity” means the Mezzanine Environmental Indemnity Agreement of even date herewith from Borrower and Guarantor to Lender, as same may be amended from time to time.

“Environmental Laws” shall have the meaning given in the Environmental Indemnity.

“Environmental Reports” means collectively, the Phase I, Phase II, and other environmental studies pertaining to the Property that have been delivered to Lender prior to Closing, as listed on the Information Schedule; each individually, an “Environmental Report.”

“Equity Collateral” is defined in Section 13.8(B).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

“Event of Default” is defined in Section 9.1.

“Excess Interest” is defined in Section 2.2(C).

“Excess Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excess Proceeds” means, in connection with any Property Release, the greater of (i) zero and (ii) the difference between (a) eighty percent (80%) of the proceeds from the sale of the applicable Release Property net of customary and reasonable closing costs (not to exceed six percent (6%) of the gross sales price) less (b) the sum of the Minimum Release Amount and the Mortgage Minimum Release Amount.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as the same may be amended, modified or replaced, from time to time.

“Exchange Act Filing” is defined in Section 5.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10(D), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.10(D) and (d) any withholding Taxes imposed under FATCA.

“Excluded Tenant Insurance Revenue” shall have the meaning set forth in the Mortgage Loan Agreement.

“Extension Fee” means, with respect to any Extension Period, a non-refundable fee equal to 0.25% (25 basis points) of the outstanding principal balance of the Loan as of the commencement of such Extension Period.

“Extension Period” is defined in Section 2.4(A).

“Extension Options” is defined in Section 2.4(A).

“Extension Strike Price” shall have the meaning set forth in the definition of “Strike Price” herein.

“Extraordinary Expense” is defined in Section 5.1.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Financial Statements” has the meaning set forth in Section 5.1.

“Financing Statements” means the Uniform Commercial Code Financing Statements naming one or more of the Borrowers as debtor, and Lender as secured party.

“First Extended Maturity Date” means February 9, 2023.

“First Extension Option” means the first Extension Option provided for in Section 2.4(A).

“Fiscal Year” is defined in Section 5.1.

“Floating Interest Rate” shall mean, with respect to each Interest Period, a fluctuating rate per annum equal to LIBOR plus the Spread.

“Foreign Co-Lender” means any Lender that is not that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“Floating Interest Rate Loan” shall mean the Loan at such time as the interest thereon accrues at a rate of interest based on the Floating Interest Rate.

“Funding Borrower” is defined in Section 14.35(C).

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gladstone Environmental Report” is defined in Section 7.29(C).

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (Federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from Tenants, Receipts, utility charges, escalations, forfeited security deposits, service fees or charges, license fees, parking fees, and other pass-through or reimbursements paid by Tenants under the Leases of any nature but excluding (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower to any Governmental Authority, (ii) allowances or compensation for any free rent or other concessions, (iii) refunds and uncollectible accounts, (iv) proceeds from the sale of furniture, fixtures and equipment, (v) any proceeds resulting from any Mortgage Liquidation Event, including, without limitation, any Insurance or Condemnation Proceeds, (vi) any disbursements to Mortgage Borrower from any of the Mortgage Reserve Funds, (vi) monies paid by Tenants (whether or not characterized as Rent) for Capital Expenditures, (vii) capital improvements, (viii) security fees, (viii) interest from time to time on deposits (including Mortgage Reserve Funds), (ix) equity capital contributions to Borrower and Mortgage Borrower, (x) sums collected through litigation other than non-payment of rent, (xi) security deposits prior to forfeiture thereof, and (xi) other non-recurring items.

“Guaranteed Recourse Obligations of Borrower” is defined in Section 12.6.

“Guaranty” or “Guaranties” means the Mezzanine Guaranty Agreement of even date herewith executed by Guarantor in favor of Lender.

“Guarantor” means the Person(s) identified as “Guarantor” on the Information Schedule.

“Guarantor Financial Covenants” shall have the meaning set forth in the Guaranty.

“Hazardous Material” shall have the meaning given in the Environmental Indemnity.

“Improvements” means all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and other improvements existing or to be constructed upon the land which comprises any portion of an Individual Property or the Property.

“Indebtedness” or “indebtedness,” means, for any Person, any indebtedness or other similar obligation for which such Person is obligated (directly or indirectly, by contact, operation of law or otherwise), including, without limitation, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person by contract and/or as a guaranteed payment (including, without limitation, any such amounts required to be paid to partners and/or as a preferred or special dividend, including any mandatory redemption of shares or interests), (iv) all indebtedness incurred and/or guaranteed by such Person, directly or indirectly (including, without limitation, contractual obligations of such Person), (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” is defined in Section 14.2.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other enforcement proceeding, (g) any officers, directors, shareholders, partners, members, employees, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan.

“Indemnifiable Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” is defined in Section 10.2(A).

“Individual Mortgage Borrower” is defined in the definition of “Mortgage Borrower”.

“Individual Property” shall have the meaning set forth in the Mortgage Loan Agreement.

“Information Schedule” shall mean Schedule 1 annexed to this Agreement.

“Intercreditor Agreement” means any intercreditor or similar agreement between Lender and Mortgage Lender now or hereafter entered into from time to time, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Insolvency Opinion” shall mean (a) that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Sharma, Smith & Gray, P.C. in connection with Closing of the Loan, and (b) each Additional Insolvency Opinion.

“Insurance or Condemnation Proceeds” means Insurance Proceeds or Condemnation Proceeds.

“Insurance Premiums” is defined in Section 6.1(A).

“Insurance Proceeds” means the net amount of all insurance proceeds paid as a result of damage or destruction to any Property.

“Interest Period” shall mean, (a) initially, the period commencing on (and including) the Closing Date and ending on (and including) February 14, 2019 and (b) thereafter, the period commencing on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the following calendar month. Each Interest Period as set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean, with respect to each Interest Period: (a) an interest rate per annum equal to (i) for a Floating Interest Rate Loan, the Floating Interest Rate, determined as of the Determination Date immediately preceding the commencement of such Interest Period, (ii) for a Prime Rate Loan, the Prime Rate, determined as of the Determination Date immediately preceding the commencement of such Interest Period, and (iii) for an Alternate Rate Loan, the Alternate Rate, determined as of the Determination Date immediately preceding the commencement of such Interest Period; or (b) when applicable pursuant to this Agreement or any other Loan Document, the Default Rate.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto), between an Acceptable Counterparty and Borrower obtained by Borrower as and when permitted or required pursuant to Section 2.7 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“Investor” means any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRC” means the Internal Revenue Code of 1986, and any rule or regulation promulgated thereunder from time to time, in each case as amended from time to time.

“IRS” means the Internal Revenue Service or any successor agency replacing the same.

“Issuer” is defined in Section 13.7(C).

“Knowledge”. Whenever in any of the Loan Documents, or in any document or certificate given pursuant to any of the Loan Documents, reference is made to the knowledge of an entity (whether by use of the words “knowledge” or “known,” or other words of similar meaning, and whether or not the same are capitalized), such shall be deemed to refer to the knowledge of the individuals who have material responsibility for policy making, major decisions, or financial affairs of such entity, and, if it appears in a document or certificate referred to above, the person signing such document or certificate.

“Lease” means any lease, tenancy, license, sublease, assignment and/or other rental or occupancy agreement (including, without limitation, any and all guarantees of any of the foregoing) heretofore or hereafter entered into affecting the use, enjoyment or occupancy of the applicable Property or any portion thereof, including any extensions, renewals, modifications or amendments thereof.

“Legal Requirements” shall mean, as amended, with respect to Borrower, Mortgage Borrower, the Collateral and the Property (including any operator thereon), all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of governmental authorities affecting Borrower, Mortgage Borrower, the Collateral or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, all Environmental Laws and the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Collateral or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” is defined in the preamble.

“Lender Affiliate” is defined in Section 13.7(C).

“Lender Group” is defined in Section 13.7(C).

“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which neither Borrower nor Mortgage Borrower shall have any reimbursement obligation and which reimbursement obligation is not secured by the Collateral, the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved LC Bank.

“Liabilities” means any losses, claims, damages or liabilities.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up or down, as applicable, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations and (ii) if fewer than two such quotations in clause (i) are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than zero percent.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give any security interest, any mechanics lien and any stop notice).

“Lien Claims” means all claims (including mechanics liens and claims for labor, services, materials and supplies) that by law have or may become a Lien upon any of Mortgage Collateral or any other property or assets of Mortgage Borrower, or a Lien against Mortgage Loan funds (including stop notices and other claims against Mortgage Lender pertaining to disbursement of Loan funds or liability with respect thereto).

“Lien Contest Criteria” is defined in Section 7.3.

“Liquidation Event” is defined in Section 2.8(C).

“LLC Agreement” is defined Section 10.1(B).

“Loan” is defined in Section 2.1.

“Loan Amount” means Fifty-Five Million and No/100 Dollars ($55,000,000.00).

“Loan Assignees” is defined in Section 14.34(B).

“Loan Documents” means all documents to which any Borrower Party is a party and that is accepted by Lender for the purposes of evidencing, securing, guaranteeing and/or perfecting the Loan. The Loan Documents include, but are not limited to, this Agreement, the Note, the Pledge Agreement, the Subordination of Management Agreement, the Guaranty, the Environmental Indemnity, the Assignment of Cap and the Financing Statements. For the avoidance of doubt, the Mortgage Loan Documents and Intercreditor Agreement are not deemed to be Loan Documents.

“Loan Party” means each Borrower and each Guarantor.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Loss” or “Losses” means, with respect to any Person, all liabilities, obligations, losses, damages, fines, penalties, actions, proceedings, judgments, suits, claims, debts, costs, expenses, charges, fees, Taxes, awards, amounts paid in settlement, demands, and disbursements of any kind or nature whatsoever (including attorneys’ fees) of or suffered or incurred by such Person in connection with or relating to the Loan, the Collateral, or any other collateral for the Loan (but not including (a) special, speculative, exemplary, or punitive damages, or (b) consequential damages in the nature of alleged “lost profits” or “lost opportunities”, in each case with respect to the foregoing clauses (a) and (b) except to the extent that a party seeking indemnification of such amount has paid or is required to pay such measure of damages other than as a result of (and to the extent of) its own willful misconduct or fraud).

“Management Agreement” means individually or collectively (as the context may require), each management agreement entered into by and between Mortgage Borrower and Property Manager, pursuant to which Property Manager is to provide management and other services with respect to the Property or any portion thereof, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Management Fee” means all compensation paid or payable to Property Manager pursuant to the terms of the Management Agreement. “Management Fee” does not include reimbursement to Property Manager for expenses incurred at any Individual Property for such Individual Property, but does include reimbursements for Property Manager’s overhead, for employees of Property Manager who have duties that are not exclusive to the applicable Individual Property, and for other items which are allocated among more than one property which is owned or managed by Property Manager or its affiliates. In no event shall “Management Fee” include any tenant payments of Tenant Insurance Revenue.

“Material Adverse Effect” means a material adverse effect upon (a) the financial condition of Borrower, any Individual Mortgage Borrower (or Mortgage Borrower collectively) or Guarantor, (b) the use, value or operation of the Pledge Collateral or any Individual Property (or the Property collectively), (c) Net Operating Income, (d) the ability of Borrower to perform any of its material obligations under any Loan Documents or (e) the perfection or priority of the lien, security interest, enforceability, legality, validity or binding effect of any of the Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than occurring events and existing conditions would result in a Material Adverse Effect.

“Material Action” shall mean with respect to any Person, any action to consolidate or merge such Person with or into any other Person, or sell all or substantially all of the assets of such Person, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.

“Material Contract” means (a) any agreement providing for goods or services (including without limitation any brokerage or leasing agreements other than Leases) for the benefit of any one or more Individual Mortgage Borrowers or the Property or any Individual Property of a total value in excess of $50,000 annually for each Individual Property, or (b) any agreement between any one or more Individual Mortgage Borrowers and another Borrower Party or Affiliate of any Borrower Party, not terminable within thirty (30) days without penalty or premium; provided that (x) elevator service contracts entered into in the ordinary course of business at the applicable Individual Properties and (y) any agreements with aggregators (terminable within thirty (30) days without penalty or premium) shall be excluded from this definition.

“Material Alteration” shall mean any alteration of the Improvements or Equipment, the cost of which exceeds the Alteration Threshold; provided, however, that in no event shall any (i) Required Repairs, or (ii) alterations performed as part of a Restoration, constitute a Material Alteration.

“Material Lease” means any Lease or proposed Lease that (a) provides for a use by the tenant thereunder other than exclusively for self-storage purposes and with monthly rent payments in excess of $5,000.00, (b) when made, would cause the Tenant thereunder or its Affiliates to lease or pay base rents, in the aggregate, of (i) more than twenty percent (20%) of the leasable space or aggregate base rents at any Individual Property, or (ii) more than one percent (1%) of the aggregate leasable space or aggregate base rents at all the Individual Properties in the aggregate, (c) contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of the Property (which shall exclude such rights to lease additional space in an Individual Property), (d) is made with an Affiliate of any Borrower Party, or (e) is not entered into in the ordinary course of business for the Property.

“Maturity Date” means (1) the Stated Maturity Date, provided that (a) in the event of the exercise by Borrower of the First Extension Option pursuant to Section 2.4(A), the Maturity Date shall be the First Extended Maturity Date, and (b) in the event of the exercise by Borrower of the Second Extension Option pursuant to Section 2.4(A), the Maturity Date shall be the Second Extended Maturity Date, or (2) such earlier date on which the unpaid principal amount of the Note becomes due and payable resulting from acceleration of the Obligations by Lender.

“Maximum Rate” is defined in Section 2.2(C).

“Member” is defined Section 10.1(B).

“Minimum Release Amount” means, in connection with a Property Release, the product of the Allocated Loan Amount for the applicable Release Property multiplied by 125%; provided, however, in the event the Release Property is to be transferred or conveyed to an Affiliate of Borrower or Guarantor, then the “Minimum Release Amounts” shall be the product of the Allocated Loan Amount for the applicable Release Property multiplied by 135%.

“Misrepresentation” is defined in Section 9.1(H).

“Monthly Debt Service Payment Amount” means, on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.

“Mortgage Borrower” means, collectively, the entities listed on Schedule 1 attached hereto, each a Delaware limited liability company, and each such entity is sometimes referred to herein as an “Individual Mortgage Borrower”, and each Individual Mortgage Borrower other than SST II TRS Mortgage Borrower and SSGT TRS Mortgage Borrower is sometimes referred to herein as an “Individual Mortgage Property Borrower”.

“Mortgage Borrower LLC Agreement” means “LLC Agreement” as defined in the Mortgage Loan Agreement.

“Mortgage Collateral” means the “Collateral” as defined in the Mortgage Loan Agreement.

“Mortgage Lender” means KeyBank and Citi Real Estate Funding, Inc., a New York Corporation, together with their respective successors and assigns.

“Mortgage Liquidation Event” means “Liquidation Event” as defined in the Mortgage Loan Agreement.

“Mortgage Loan” means that certain loan made on the date hereof by Mortgage Lender to Mortgage Borrower in the original principal amount of $180,000,000.00.

“Mortgage Loan Agreement” means that certain Loan Agreement dated as of the date hereof between Mortgage Lender and Mortgage Borrower, as the same may be restated, amended, replaced, supplemented, or otherwise modified from time to time.

“Mortgage Loan Cash Management Accounts” means the Cash Management Account (as defined in the Mortgage Loan Agreement) and the each Clearing Account (as defined in the Mortgage Loan Agreement).

“Mortgage Loan Cash Management Provisions” means the representations, covenants and other terms and conditions of the Mortgage Loan Agreement and the other Mortgage Loan Documents related to, in each case, cash management and/or other related matters (including, without limitation, Article III of the Mortgage Loan Agreement, the Cash Management Agreement and the Clearing Account Agreements (as defined in the Mortgage Loan Agreement)).

“Mortgage Loan Debt Service” means, with respect to any particular date or period, the aggregate scheduled interest payments due on the Mortgage Loan under the Mortgage Loan Documents on such date or during such period, as the case may be.

“ Mortgage Loan Default” means an “Event of Default” under the Mortgage Loan as defined in the applicable Mortgage Loan Documents.

“Mortgage Loan Documents” means the “Loan Documents” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Note” means the “Note” as defined in the Mortgage Loan Agreement.

“Mortgage Minimum Release Amount” means the “Minimum Release Amount” as defined in the Mortgage Loan Agreement.

“Mortgage Property Release” means a “Property Release” as defined in the Mortgage Loan Agreement.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage Reserves” means the “Reserves” as defined in the Mortgage Loan Agreement.

“Mortgage Strike Price” means the “Strike Price” as defined in the Mortgage Loan Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Liquidation Proceeds After Debt Service” means, (i) with respect to any Liquidation Event consisting of a Casualty or Condemnation, all Excess Net Proceeds not required to be paid to or retained by Mortgage Lender under the Mortgage Loan Agreement and (ii) with respect to any other Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower or Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a) amounts required to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (b) in the case of a foreclosure sale, disposition or transfer of an Individual Property in connection with realization thereon following a Mortgage Loan Event of Default, such reasonable and customary costs of sale or other disposition (including reasonable attorneys’ fees and brokerage commissions) incurred by Mortgage Lender, (c) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (d) in the case of a refinancing of the Mortgage Loan, the actual costs and expenses (including reasonable attorneys’ fees) of such refinancing, and (e) the amount of any prepayments required pursuant to the Mortgage Loan Documents in connection with any such Liquidation Event.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income From Operations for such period.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Mezzanine Borrower” is defined in Section 13.8(B).

“New Mezzanine Loan” is defined in Section 13.8(B).

“New Mezzanine Option” is defined in Section 13.8(B).

“Note” is defined in Section 2.1.

“Note A-1” is defined in Section 2.1.

“Note A-2” is defined in Section 2.1.

“Obligations” means the Loan and all other obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Lender under the Loan Documents, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, including any of the same accruing before, after or irrespective of the filing of a proceeding under the Bankruptcy Code by or against Borrower.

“OFAC” is defined in Section 4.23.

“O&M Plan” is defined in Section 7.27.

“Operating Expenses” shall mean all costs and expenses of Mortgage Borrower relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, and any management fee, reasonable travel expenses, the costs of any insurance required by the terms of the Mortgage Loan Agreement, and all amounts paid into Mortgage Reserves on a recurring basis (and excluding any amounts into Mortgage Reserves as of the Closing Date or otherwise on a one-time basis); provided, however, that “Operating Expenses” shall exclude (i) costs and expenses to the extent paid from Mortgage Reserves, (ii) non-cash items such as depreciation and amortization, (iii) Mortgage Loan Debt Service and Debt Service, (iv) income taxes or other charges in the nature of income taxes, (v) Capital Expenditures, (vi) any expenses incurred in connection with the making of the Loan or any Mortgage Liquidation Event, (vii) any item of expense that would otherwise be considered Operating Expenses pursuant to the foregoing provision but is paid directly by any Tenant, and (viii) expenses reasonably determined by Lender to be non-recurring; and provided further that all costs and expenses comprising “Operating Expenses” shall be subject to reasonable adjustments by Lender to normalize such costs and expenses (including, without limitation, seasonal adjustments) and in no event shall “Operating Expenses” include any payments to any Affiliate of Mortgage Borrower.

“Operating Partnership” means the Person identified as the “Operating Partnership” on the Information Schedule.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” is defined in Section 14.34(C).

“Participant Register” is defined in Section 14.34(C).

“Patriot Act” is defined in Section 4.23.

“Payment Date” shall mean, the ninth (9th) day of each calendar month during the term of the Loan, until and including the Maturity Date. The parties hereto acknowledge that the first Payment Date shall be March 9, 2019.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor governmental agency replacing the same.

“Permitted Encumbrances” means (i) the Liens and security interests of the Loan Documents in favor of Lender, (ii) the Liens created by the Mortgage Loan Documents, (iii) the items shown in Schedule B to each Title Policy as of Closing, (iv) Liens for property taxes and assessments not then delinquent, (v) Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 7.3, (vi) Leases in existence as of the Closing Date or entered into thereafter in accordance with this Agreement, (vii) equipment leases or financing, subject to the provisions and limitation of Section 7.13(B), and (viii) any other Lien to which Lender may expressly consent in writing.

“Permitted Indebtedness” is defined in Section 7.13.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest long term and short term rating categories by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest long term and short term rating categories and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest long term and short term rating categories by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest long term and short term rating categories and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term and short term unsecured rating categories; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term and short-term unsecured debt ratings; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest long-term and short-term ratings available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment requested in writing by Borrower which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transfers” is defined in Section 11.1.

“Permitted Use” is stated in the Information Schedule.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental Person, the successor functional equivalent of such Person).

“Pledge Agreement” means, individually and/or collectively (as the context requires), the SST II Mezz Borrower Pledge Agreement, the SST II TRS Mezz Borrower Pledge Agreement and the SSGT TRS Mezz Borrower Pledge Agreement.

“Pledged Collateral” means, individually and/or collectively (as the context requires), the SST II Mezz Borrower Pledged Collateral, the SST II TRS Mezz Borrower Pledged Collateral and the SSGT TRS Mezz Borrower Pledged Collateral.

“Policy” and “Policies” are defined in Section 6.1(A).

“Post-Closing Letter” means that certain Post-Closing Letter, dated as of the date hereof, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Prime Index Rate” shall mean, with respect to each Interest Period, the annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate” for the U.S. on the related Determination Date. If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event shall the Prime Index Rate be less than zero percent.

“Prime Rate” shall mean, with respect to each Interest Period, the per annum rate of interest equal to the greater of (i) the Prime Index Rate plus the Prime Rate Spread, and (ii) the Spread.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the Prime Rate.

“Prime Rate Spread” shall mean, the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Index Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Property” means, collectively, each Individual Property.

“Property Condition Report” means each “Property Condition Report” identified on the Information Schedule.

“Property Documents” shall mean any “covenants, conditions and restrictions” agreement or similar agreements of record and shown on each Title Policy relating to the construction, operation or use of any Individual Property, together with all amendments, modifications or supplements thereto, it being understood and agreed that neither the Management Agreements, or any utility easement, or any Lease shall constitute Property Documents.

“Property Manager” means each Person charged with management of any Individual Property pursuant to a Management Agreement. The Person so identified on the Information Schedule is currently the Property Manager for each Individual Property under a separate Management Agreement for each Individual Property.

“Property Release” is defined in Section 2.13.

“Property Release Notice” is defined in Section 2.13(A).

“Qualified Manager” means (a) Sponsor Affiliated Manager, or (b) a property manager approved by Lender that in the reasonable judgment of Lender, is a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property, that is not the subject of a bankruptcy or similar insolvency proceeding; provided, that, if required by Lender, Borrower shall have obtained (i) a Rating Agency Confirmation with respect to such property manager and the management of the Property by such property manager and (ii) if the property manager is an Affiliated Manager, an Additional Insolvency Opinion. For the avoidance of doubt, the Sponsor Affiliated Manager shall remain a Qualified Manager in the event of a Self Administration Transaction.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is (i) KeyBank: 50% and (ii) Citi: 50%.

“Rate Conversion” is defined in Section 2.7(F).

“Rating Agency Confirmation” shall mean, collectively, in connection with or following a rated Securitization, a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Rating Agency elects not to consider whether to grant or withhold such an affirmation, then the term Rating Agency Confirmation by such Rating Agency shall be deemed instead to require the written reasonable approval of Lender.

“Rating Agencies” means Fitch, Inc., Moody’s, Morningstar Credit Ratings, LLC, S&P, DBRS, Inc. and Kroll Bond Ratings or any successor thereto, and any other nationally recognized statistical rating organization to the extent that any of the foregoing have been or will be engaged by Lender or its designees in connection with or in anticipation of a Securitization (each individually, a “Rating Agency”).

“Rating Criteria” with respect to any Person, shall mean (a) that (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P, P-1” by Moody’s and “F-1+” by Fitch and, if rated by another Rating Agency, are rated in an equivalent category by such other Rating Agency, if deposits are held by such Person for thirty (30) days or less, and (ii) the long-term unsecured debt obligations of such Person are rated at least “A” by S&P, “A” by Fitch (and the short term unsecured debt obligations of such Person are rated no less than “F1” by Fitch), “A1” by Moody’s and, if rated by another Rating Agency, are rated in an equivalent category by such other Rating Agency, if deposits are held by such Person for a period of more than thirty (30) days, and (b) KeyBank National Association in its capacity as clearing bank or deposit bank with respect to any Substitute Cash Management Account or the accounts for any Substitute Reserve Funds, provided that the applicable ratings of such entity are not reduced below the ratings in effect as of the Closing Date.

“Receipts” shall have the meaning set forth in the Mortgage Loan Agreement.

“Register” is defined in Section 14.34(b).

“Registered Loan” is defined in Section 14.34(b).

“Registrar” is defined in Section 14.34(a).

“Registration Statement” is defined in Section 13.7(C).

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” is defined in Section 14.35(C).

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the IRC.

“Related Person” means any Borrower Party and any Affiliate of any Borrower Party.

“Release Amount” means, with respect to each Release Property, an amount equal to sum of (i) Minimum Release Amount plus (ii) the Allocated Excess Proceeds, if any.

“Release Conditions” is defined in Section 2.13.

“Release Date” is defined in Section 2.13(A).

“Release Property” is defined in Section 2.13.

“Relevant Sections” is defined in Section 13.7(C).

“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from nationally recognized tax counsel experienced in such matters , in each case, acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRC, the non-imposition of any tax on such REMIC Trust under the IRC (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRC)).

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRC that holds any interest in all or any portion of the Loan.

“Rents” shall have the meaning set forth in the Mortgage Loan Agreement.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements from an Acceptable Counterparty with a strike price of not less than the Strike Price and on other terms substantially similar to the Interest Rate Cap Agreement (or as otherwise reasonably acceptable to Lender) except that the same shall be effective as of the date required in Section 2.7(C) or if such interest rate protection agreement is delivered in connection with an extension of the Maturity Date pursuant to Section 2.8 shall meet the requirements set forth in Section 2.4(A)(iv); provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by Lender and the applicable Rating Agencies with respect thereto.

“Replacement Management Agreement” means, collectively, (a) a management agreement with a Qualified Manager that is reasonably approved by Lender in writing, which approval, after a Securitization, may be conditioned upon Lender’s receipt of a Rating Agency Confirmation with respect to such management agreement, provided, however, that without Lender’s prior consent, in its sole discretion, the management fee for such Qualified Manager shall not exceed the fee provided for in the Management Agreement in effect as of the closing of the Loan, and (b) a subordination of management agreement substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Mortgage Borrower, Borrower and such Qualified Manager at Borrower’s or Mortgage Borrower’s expense.

“Required Records” is defined in Section 5.2.

“Required Repairs” shall have the meaning set forth in the Mortgage Loan Agreement.

“Reserves” means the reserves held by or on behalf of Lender pursuant to this Agreement or other Loan Document, including without limitation, any reserves established pursuant to Article VIII.

“Resizing Option” is defined in Section 13.8(A).

“Restoration” is defined in Section 6.2.

“S&P” shall mean Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Person” is defined in Section 4.23.

“Sanctions” is defined in Section 4.23.

“Sanctions Authority” is defined in Section 4.23.

“Sanctions Jurisdiction” is defined in Section 4.23.

“Second Extended Maturity Date” means February 9, 2024.

“Second Extension Option” means the second Extension Option provided for in Section 2.4(A).

“Secondary Market Transaction” means any of (i) the sale, assignment, or other transfer of all or any portion of the Obligations or the Loan Documents or any interest therein to one or more Investors or other Persons, including a transfer in connection with a Securitization, (ii) the sale, assignment, or other transfer of one or more participation interests in the Obligations or Loan Documents to one or more Investors or other Persons, or (iii) the transfer or deposit of all or any portion of the Obligations or Loan Documents to or with one or more trusts or other entities which may sell certificates or other instruments to investors evidencing an ownership interest in the assets of such trust or the right to receive income or proceeds therefrom.

“Securities” (whether or not capitalized) means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as the same may be amended, modified or replaced, from time to time.

“Securitization” shall mean the grant of participation interests in the Loan or the issuance of mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement of the Loan or any portion thereof.

“Security Deposits” shall mean all security (whether cash, letter of credit or otherwise) given to any Individual Mortgage Borrower or any agent or Person acting on behalf of any Individual Mortgage Borrower in connection with the Leases.

“Security Instrument” and “Security Instruments” each shall have the meaning set forth in the Mortgage Loan Agreement.

“Self Administration Transaction” shall mean a self-managed transaction by the Guarantor pursuant to which, inter alia, the Guarantor is no longer externally advised by the Sponsor or its Affiliates and the Guarantor acquires 100% of the equity interests in the Sponsor Affiliated Manager and/or other Affiliates of the Sponsor, which may include certain employees of the Sponsor.

“Servicer” means any servicer selected by Lender from time to time in its sole discretion to service the Loan, including any “master servicer’ and “special servicer” appointed pursuant to any pooling and servicing agreement or similar agreement entered into in connection with a Secondary Market Transaction.

“Servicing Agreement” means any servicing agreement between Lender and Servicer.

“Severed Loan Documents” is defined in Section 13.6.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SmartStop Brand” is defined in the definition of “Brand” above.

“SPE Bankruptcy Remote Entity” shall mean an entity satisfying all of the requirements set forth on Article X.

“Sponsor” shall mean the Person named as a “Sponsor” on the Information Schedule.

“Sponsor Advisor” shall mean the Person named as a “Sponsor Advisor” on the Information Schedule.

“Sponsor Affiliated Manager” shall mean each Person named as a “Sponsor Affiliated Manager” on the Information Schedule, or either or any of them, or the applicable one, as the context may require.

“Special Member” is defined Section 10.1(B).

“Spread” shall mean 300 basis points (3.00%) per annum.

“Spread Maintenance Date” means the Payment Date in February, 2021.

“Spread Maintenance Premium” as to any prepayment of principal (or acceleration of the Loan) for which a Spread Maintenance Premium is due hereunder shall mean an amount equal to the amount of interest (as determined by Lender) that would have accrued assuming an interest rate per annum equal to the Applicable Spread on the amount being prepaid from and after the date of such prepayment through the end of the Interest Period that includes the Spread Maintenance Date, with no discount to present value. For purposes of clarity, no Spread Maintenance Premium shall be due or payable in connection with any prepayment made on or after the Spread Maintenance Date.

“SS Growth TRS” means SS Growth TRS, Inc., a Delaware corporation.

“SSGT Borrowers” means those entities described as “SSGT Borrowers” on the Information Schedule.

“SSGT TRS Mezz Borrower” is defined in the preamble.

“SSGT TRS Mezz Borrower Pledge Agreement” means that certain Pledge and Security Agreement, dated of even date herewith, made by SSGT TRS Mezz Borrower to and in favor of Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“SSGT TRS Mezz Borrower Pledged Collateral” means the one hundred percent (100%) ownership interest of SSGT TRS Mezz Borrower in SSGT TRS Mortgage Borrower.

“SSGT TRS Mortgage Borrower” means SSGT TRS Mortgage, LLC, a Delaware limited liability company.

“SST II Mezz Borrower” is defined in the preamble.

“SST II Mezz Borrower Pledge Agreement” means that certain Pledge and Security Agreement, dated of even date herewith, made by SST II Mezz Borrower to and in favor of Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“SST II Mezz Borrower Pledged Collateral” means, collectively, the one hundred percent (100%) ownership interest of SST II Mezz Borrower in each Individual Mortgage Property Borrower.

“SST II TRS Mezz Borrower” is defined in the preamble.

“SST II TRS Mezz Borrower Pledge Agreement” means that certain Pledge and Security Agreement, dated of even date herewith, made by SST II TRS Mezz Borrower to and in favor of Lender, as the same may be amended, supplemented or otherwise modified from time to time.

“SST II TRS Mezz Borrower Pledged Collateral” means the one hundred percent (100%) ownership interest of SST II TRS Mezz Borrower in SST II TRS Mortgage Borrower.

“SST II TRS Mortgage Borrower” means SST II TRS Mortgage, LLC, a Delaware limited liability company.

“SST Borrowers” means those entities described as “SST Borrowers” on the Information Schedule.

“Stated Maturity Date” means February 9, 2022.

“Statutory Bond Criteria” is defined in Section 7.3.

“Strategic Storage TRS II” means Strategic Storage TRS II, Inc., a Delaware corporation.

“Strike Price” shall mean:

(a) for the period ending on the Stated Maturity Date, 3.00% per annum; and

(b) during each Extension Period, a per annum rate not more than the rate that would, when set forth as (i) the Strike Price in the definition of Underwritten Debt Service and the Mortgage Strike Price in the definition of Aggregate Underwritten Debt Service, in each case applicable for purposes of calculating the Aggregate DSCR, result in the Aggregate DSCR, calculated as of the first day of such Extension Period, to be equal to or greater than 1.25: 1.00 (the “Extension Strike Price”).

“Subordination of Management Agreement” means, individually and collectively, that (i) certain Subordination of Management Agreement among SST Borrowers, Lender, Strategic Storage Property Management II, LLC, and Sponsor dated as of the date hereof, and (ii) that certain Subordination of Management Agreement among SSGT Borrowers, Lenders, SS Growth Property Management II LLC, and Sponsor dated as of the date hereof.

“Substitute Interest Rate Cap Agreement” is defined in Section 2.7(G).

“Substitute Cash Management Accounts” is defined in Section 3.1(B).

“Substitute Reserve Funds” is defined in Section 8.1(B).

“Succeeding Interest Period” is defined in Section 2.8(A).

“Taxes” means all present or future taxes and impositions (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege, license or similar taxes), assessments, ground rents, water, sewer or other rents and charges, excises, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), imposts, duties, deductions, withholdings (including backup withholding), and all similar other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen (including all interest, additions to tax and penalties thereon).

“Tenant” means any permitted occupant, tenant, subtenant or licensee of the Property.

“Tenant Insurance Plan” means any tenant insurance plan, protection plan or indemnity program.

“Tenant Insurance Revenue” means any revenue from any Tenant Insurance Plan purchased by a Tenant at any Individual Property.

“Title Company” means the title insurance company identified as “Title Company” on the Information Schedule, or such other national title insurance company as may be reasonably acceptable to Lender.

“Title Policy” means each mortgagee’s policy or policies of title insurance pertaining to a Security Instrument issued to Mortgage Lender by Title Company in connection with the closing of the Mortgage Loan.

“Transfer” is defined in Section 11.1.

“Transfer and Assumption” is defined in Section 11.3.

“Transferee Borrower” is defined in Section 11.3.

“Transition Cooperation” shall have the meaning set forth in the Subordination of Management Agreement.

“Transition Period” is defined in Section 7.7.

“TRS Mortgage Borrowers” means the following Individual Mortgage Borrowers: (i) SST II TRS Mortgage Borrower; and (ii) SSGT TRS Mortgage Borrower.

“Trust Fund Expenses” means, without duplication: (i) any fees, out-of-pocket costs and expenses, advance and/or taxes due or reimbursable to, or payable by, the Servicer, any special servicer or the trustee or trust advisor under any Servicing Agreement and the certificate administrator in connection with or resulting from (a) Lender exercising its rights with respect to the protection and preservation of the Property or any part thereof in accordance with the terms of this Agreement, (b) the exercise by Lender of its remedies in accordance with the terms of the Loan Documents, (c) any request made by Borrower under the Loan Documents, or (d) any Event of Default; (ii) all customary special servicing fees, customary work-out and liquidation fees payable to any Servicer or special servicer under any Servicing Agreement as a result of an Event of Default under the Loan or the Loan becoming specially serviced, or any enforcement, refinancing, resolution, liquidation or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents, or any insolvency or bankruptcy proceeding, or any other similar fees that are due and payable to Servicer or special servicer under any Servicing Agreement; and (iii) fees, out-of-pocket costs or expenses related to any Rating Agency Confirmation required under the Loan Documents or in connection with a Borrower request; (iv) interest on advances by the Servicer, special servicer and/or trustee and costs incurred by the Servicer, special servicer, trustee or trust advisor in respect of enforcement of the rights of Lender against Borrower and/or Guarantor (to the extent not reimbursed from Default Rate interest actually paid by Borrower) after the occurrence and during the continuance of an Event of Default; and (v) out-of-pocket costs of all property inspections and/or appraisals of any Individual Property (or any updates to any existing inspection or appraisal) required under the Servicing Agreement or that the special servicer may otherwise reasonably require, provided that except for inspections and/or appraisals otherwise permitted pursuant to this Agreement, in no event shall Borrower be required to pay for any such inspections or appraisals prior to the occurrence of an Event of Default or the Loan becoming a specially serviced mortgage loan pursuant to the terms of the applicable Servicing Agreement or to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Servicer, any special servicer or the trustee or trust advisor under any Servicing Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the States of Delaware and New York.

“Unencumbered Mortgage Borrower” is defined in Section 2.13.

“Underwritten Debt Service” means as of any date of determination thereof, the product of the (a) an interest rate for the Loan equal to the sum of (i) the Strike Price plus (ii) the Applicable Spread, multiplied by (b) the outstanding principal balance of the Loan.

“Underwritten Group” is defined in Section 13.7(C).

“Underwritten Management Fee” means the “Underwritten Management Fee” identified in the Information Schedule

“Underwritten Net Cash Flow” means, for any trailing twelve (12) month period, Lender’s reasonable calculation of the excess of (A) the sum of (i) rental income for the applicable period actually paid by Tenants under Leases for such period Property pursuant to Leases that are in full force and effect (including the pro rata amounts of rental income for Leases where Tenants prepaid such rental obligations), and (ii) all amounts other than rental income actually paid to Mortgage Borrower for such period in respect of items which would be included in Mortgage Borrower’s Financial Statements for such period as operating income of the Property in accordance with GAAP, including, but not limited to common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, income generated by from solar energy lease income and other miscellaneous income derived from self-storage operations, but excluding (1) sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower to any Governmental Authority, (2) refunds and uncollectible accounts, (3) proceeds from the sale of furniture, fixtures and equipment, (4) any proceeds resulting from any Mortgage Liquidation Event, including, without limitation, any Insurance or Condemnation Proceeds (other than business interruption or other loss of income insurance), (5) any disbursements to Mortgage Borrower from any of the Mortgage Reserve Funds, (6) unforfeited Security Deposits, utility and other similar deposits, (7) non-recurring or extraordinary income, including, without limitation lease termination payments (provided that the pro rata amounts of rental income for Leases where Tenants prepaid such rental obligations shall be included as provided in clause (A)(i) above), less (B) Operating Expenses for such period; provided, that in its calculation of Underwritten Net Cash Flow and the components thereof, Lender may make adjustments in its reasonable discretion to take into account:

(a) deferred expenses and to avoid double counting;

(b) a credit loss/vacancy allowance equal to actual trailing 12-month vacancy;

(c) without double counting of “management fees” included in Operating Expenses, management fees equal to the greater of actual management fees and the Underwritten Management Fee;

(d) anticipated increases to Taxes and Insurance Premiums;

(e) deduction of normalized capital expenditures equal to $0.12 per rentable square foot at the Property per annum;

(f) exclusion of rental income attributable to Tenants that are Affiliate of Mortgage Borrower;

(g) exclusion of any Excluded Tenant Insurance Revenue;

(h) exclusion of rental income attributable to any Tenant that as of the date of calculation of Underwritten Net Cash Flow is in default under its Lease beyond any applicable notice and cure periods;

(i) with respect to Tenants under Leases other than for self-storage units, exclusion of rental income attributable to any such Tenant that (1) is in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, or (2) has terminated its Lease, or has expressed its intention (directly, constructively or otherwise) to not renew, terminate, cancel and/or reject its Lease; and

(j) other adjustments based upon Lender and Rating Agency underwriting criteria.

Lender’s calculation of Underwritten Net Cash Flow (including the determinations of items that do not qualify as Underwritten Net Cash Flow shall be final absent manifest error.

“Updated Information” is defined in Section 13.3(B)(i).

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) in connection with or following a rated Securitization, to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” is defined in Section 2.10(D)(ii)(b)(3).

“Zoning Report” shall mean each “Zoning Report” identified in the Information Schedule.

Section 1.2. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.

Section 1.3. Other Definitional Provisions for Loan Documents. References to “Articles,” “Sections,” “Subsections,” “Exhibits” and “Schedules” shall be to Articles, Sections, Subsections, Exhibits and Schedules, respectively, of the Loan Document in which such references appear, unless otherwise specifically provided. Any term defined in any Loan Document, unless the context otherwise requires, may be used in the singular or the plural depending on the reference. Whenever the context may reasonably require, any words used in the Loan Documents that are expressed in any gender shall include the corresponding masculine, feminine or neuter forms. In each Loan Document, “hereof’ “herein” “hereto,” “hereunder” and the like mean and refer to the entire text of the Loan Document in which the same appear, and not merely to the specific article, section, subsection, paragraph or clause where the same appear. References in any Loan Document to “writing” include printing, typing, lithography, email and other means of reproducing words in a visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; and any reference to any statute or regulation may include any amendments of same and any successor statutes and regulations. Further, in any Loan Document, at Lender’s election, (i) any reference to any agreement or other document may include subsequent amendments, assignments, and other modifications thereto, and (ii) any reference to any Person may include such Person’s respective permitted successors and assigns, and in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; (iii) the word “Property” shall include any portion of the Property (including any Individual Property or any portion of any Individual Property) and any interest therein; and (iv) the words “Collateral” and “Pledged Collateral” shall include any portion of the “Collateral” or “Pledged Collateral” as applicable. References to any number of “days” in the Loan Documents shall refer to calendar days, unless Business Days are expressly specified.

ARTICLE II

AMOUNTS AND TERMS OF THE LOAN

Section 2.1. The Loan.

(A) Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, a loan in the amount of the Loan Amount (such loan and the obligation of Borrower to repay the same together with all interest and other amounts from time to time owing hereunder may be referred to as the “Loan”).

(B) Use of Proceeds. The proceeds of the Loan funded at Closing shall be used solely to make a capital contribution to Mortgage Borrower.

(C) Note. Contemporaneously with execution and delivery of this Agreement, Borrower shall execute and deliver to Lender:

(i) that certain Promissory Note A-1 of even date herewith, in the stated principal amount of Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00) executed by Borrower and payable to the order of KeyBank (as the same may hereafter be amended, supplemented, restated, replaced, increased, extended or consolidated from time to time, the “Note A-1”); and

(ii) that certain Promissory Note A-2 of even date herewith, in the stated principal amount of Twenty-Seven Million Five Hundred Thousand and No/100 Dollars ($27,500,000.00) executed by Borrower and payable to the order of Citi (as the same may hereafter be amended, supplemented, restated, replaced, increased, extended or consolidated from time to time, the “Note A-2”)

Note A-1 and Note A-2 may be referred to, together with any additional or replacement promissory notes executed and delivered by Borrower to Lender in accordance with this Agreement, either individually or collectively, as the context may require, as the “Note”.

(D) Security for the Loan. Without limitation, the Note and Borrower’s obligations hereunder and under the other Loan Documents (other than the Environmental Indemnity) shall be secured by the Pledge Agreement and the other Loan Documents.

Section 2.2. Interest.

(A) Rate of Interest. Interest on the outstanding principal balance of the Loan shall accrue interest at the Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, subject to Section 2.2(C), interest on the Loan outstanding from time to time, subject to Section 2.2(D), shall accrue at the Floating Interest Rate from (and including) the Closing Date until (and including) the Maturity Date. The Floating Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that LIBOR for the Interest Period commencing on the Closing Date through and including February 14, 2019 shall be 2.519%. Borrower shall pay to Lender on each Payment Date the interest accrued on the outstanding principal balance of the Loan for the related Interest Period.

(B) Computation of Interest. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Interest Period for which such calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan. The accrual period for calculating interest due on each Payment Date shall be the Interest Period in which such Payment Date occurs.

(C) Interest Laws. Notwithstanding any provision to the contrary contained herein or in the Note or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (the “Excess Interest”). If any Excess Interest is provided for, whether in the Interest Rate, the Default Rate, through any contingency or event, or otherwise, or is determined by a court of competent jurisdiction to have been provided for herein or in the Note or in any of the other Loan Documents, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, to the fullest extent provided by applicable law: (a) applied as a credit against either or both of the outstanding principal balance of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the Interest Rate provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement, the Note and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest except for such damages determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of the Lender. Notwithstanding the foregoing, if for any period of time interest on any Obligation is calculated at the Maximum Rate rather than the applicable rate under the Note, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Obligations had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the applicable Interest Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided however that if the Maximum Rate is greater or lesser than the applicable Interest Rate, then the foregoing provisions of this paragraph shall apply.

(D) Determination of Interest Rate.

(i) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market or otherwise LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein and the Loan has not been converted to an Alternate Rate Loan in accordance with Section 2.2(D)(v) below, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the next succeeding Determination Date. Subject to Section 2.2(D)(v) below, if such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on each applicable Determination Date.

(ii) If, pursuant to the terms of Section 2.2(D)(i) above, the Loan has been converted to a Prime Rate Loan but thereafter:

(a) LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender shall give notice thereof to Borrower and convert the Prime Rate Loan back to a Floating Interest Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date, and the Loan shall be converted to a Floating Interest Rate Loan, from, after and including the first day of the next succeeding Interest Period.

(b) Lender has determined in good faith that LIBOR has been succeeded by an Alternate Index and such Alternate Index can be determined, then the Prime Rate Loan shall be converted to an Alternate Rate Loan, in accordance with, and subject to, the requirements set forth in Section 2.2(D)(v), provided for purposes of this Section 2.2(D)(ii)(b), all references to “Floating Interest Rate Loan” in Section 2.2(D)(v) shall be deemed to refer to such converted Prime Rate Loan.

(c) Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert (i) a Floating Interest Rate Loan to a Prime Rate Loan or an Alternate Rate Loan, (ii) a Prime Rate Loan to a Floating Interest Rate Loan or an Alternate Rate Loan or (iii) an Alternate Rate Loan to a Floating Interest Rate Loan or a Prime Rate Loan.

(iii) If, pursuant to the terms of Section 2.2(D)(v) below, the Loan has been converted to an Alternate Rate Loan but thereafter Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the Alternate Index cannot be ascertained as provided in the definition thereof, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Alternate Rate Loan shall be converted, as of the first day of the next succeeding Interest Period, to a Prime Rate Loan. If following such conversion to a Prime Rate Loan, the Alternate Index can again be determined, then Lender shall give notice thereof to Borrower and convert the Prime Rate Loan back to an Alternate Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date, and the Prime Rate Loan shall be converted to an Alternate Rate Loan, from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert an Alternate Rate Loan to a Prime Rate Loan.

(iv) If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Floating Interest Rate Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a Floating Interest Rate Loan or to convert a Prime Rate Loan to a Floating Interest Rate Loan shall be canceled forthwith and (ii) any outstanding Floating Interest Rate Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any actual costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any actual and documented interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Floating Interest Rate Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(v) If at any time the Loan is outstanding as a Floating Interest Rate Loan and Lender has determined in good faith that LIBOR cannot be determined and LIBOR has been succeeded by an Alternate Index (an “Alternate Index Determination”), then the Loan shall be converted from a Floating Interest Rate Loan to an Alternate Rate Loan, provided that, following any rated Securitization, such conversion shall be subject to Lender’s receipt of: A) a REMIC Opinion as to the compliance of such conversion with the REMIC Requirements, and (B) a Rating Agency Confirmation in connection with such conversion (clauses (A) and (B), each an “Alternate Rate Condition”). Lender shall provide Borrower with written notice following the making of an Alternate Index Determination and, if any rated Securitization has occurred, shall promptly request the Rating Agency Confirmation described in clause (B) immediately above in the manner prescribed by the servicing agreement with respect to the Loan. Lender shall provide notice of (1) prior to any rated Securitization, the Alternate Index Determination and (2) following any rated Securitization and upon satisfaction of the Alternate Rate Condition, that the Alternate Rate Condition has been satisfied by giving notice of such determination in writing to Borrower at least two (2) Business Days prior to the next succeeding Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to an Alternate Rate Loan in accordance with the terms and provisions hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a Floating Interest Rate Loan to an Alternate Rate Loan, or to convert an Alternate Rate Loan to a Floating Interest Rate Loan or a Prime Rate Loan.

(E) Breakage Indemnity. Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender actually sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a Floating Interest Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Floating Interest Rate Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such actual loss or expense arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain the Floating Interest Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the Floating Interest Rate Loan to the Prime Rate Loan or an Alternate Rate Loan on a date other than the Payment Date, including, without limitation, such actual loss or expenses arising from interest or fees payable by Lender to third-party lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

Section 2.3. Payments.

(A) Monthly Debt Service Payments. On the Closing Date, Borrower shall make a payment of interest only on the outstanding principal balance of the Loan for the period commencing on and including the Closing Date through and including February 14, 2019. On March 9, 2019 and each subsequent Payment Date thereafter up to and including the Maturity Date, Borrower shall pay to Lender the Monthly Debt Service Payment Amount. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day and with respect to payments of principal of the Loan due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. So long as no Event of Default exists, the Monthly Debt Service Payment Amount will be applied pro rata and pari passu between Note A-1 and Note A-2. During the continuance of an Event of Default, Lender may apply the Monthly Debt Service Payment Amount to the Note in any order or priority that Lender shall determine in its sole and absolute discretion.

(B) Date and Time of Payment. Borrower shall receive credit for payments on the Loan which are transferred to the account of Lender as provided below (i) on the day that such funds are received by Lender if such receipt occurs by 3:00 p.m. (New York time) on such day, or (ii) on the next succeeding Business Day after such funds are received by Lender if such receipt occurs after 3:00 p.m. (New York time). Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

(C) Manner of Payment. Borrower promises to pay all of the Obligations relating to the Loan as such amounts become due or are declared due pursuant to the terms of this Agreement. All payments by Borrower on the Loan or otherwise under the Loan Documents shall be made without deduction, defense, set off or counterclaim and in immediately available funds in lawful money of the United States of America at such place or places, including such account or accounts, as Lender shall from time to time designate.

(D) Change of Payment Date and Interest Period. Lender shall have the right, to be exercised not more than twice during the term of the Loan, by not less than thirty (30) days’ written notice to Borrower, to change the Payment Date for each month thereafter. The amount of interest (or principal and interest) due on each Payment Date as so rescheduled shall be the same as the amount of interest (or principal and interest) that shall have been due on each Payment Date as originally scheduled, except that for the month in which the first rescheduled Payment Date occurs, the payment due shall be adjusted to reflect the accrual of interest over the actual number of days elapsed from and including the prior Payment Date to the first rescheduled Payment Date. If the Payment Date is changed in accordance with the foregoing, then (i) the period from the last Payment Date which occurs as originally scheduled to the first rescheduled Payment Date shall constitute an Interest Period, and (ii) thereafter, an Interest Period shall begin on each rescheduled Payment Date and end on the day prior to the rescheduled Payment Date in the following calendar month, and (iii) at Lender’s option, the Maturity Date shall be changed within the same month as originally scheduled, to the day having the same numerical date as the rescheduled Payment Date in the preceding month.

Section 2.4. Maturity Date; Extensions.

(A) Borrower’s Extension Rights. Borrower shall have two consecutive options (each an “Extension Option”) to extend the scheduled Maturity Date for one year each (each twelve month period, referred to herein as an “Extension Period”), to the First Extended Maturity Date or Second Extended Maturity Date, as applicable. Each such Extension Option shall be exercised, if at all, only by Borrower’s delivering to Lender written notice duly executed by Borrower, stating that Borrower thereby exercises its option to extend the scheduled Maturity Date, which notice shall be received by Lender at least sixty (60) (but not more than ninety (90)) days prior to, as applicable, the Stated Maturity Date (with respect to the exercise of the first Extension Option) or the First Extended Maturity Date (with respect to the exercise of the second Extension Option). A separate written notice and Extension Fee (paid on or prior to the commencement of the Extension Period) shall be required for the exercise of each of the Extension Options. In addition to timely notice, the following shall be conditions to Borrower’s right to exercise each and every Extension Option:

(i) No Event of Default shall exist at the time when the extension notice is received by Lender, nor at any time thereafter through and including the Stated Maturity Date or the First Extended Maturity Date, as applicable;

(ii) In the case of: (x) the extension of the scheduled Maturity Date to the First Extended Maturity Date, the Debt Yield as reasonably determined by Lender as of the Stated Maturity Date, shall be not less than seven and one-half percent (7.5%) and (y) the extension of the scheduled Maturity Date from First Extended Maturity Date to the Second Extended Maturity Date, the Debt Yield as reasonably determined by Lender as of the First Extended Maturity Date, shall be not less than eight percent (8.0%);

(iii) Borrower shall pay to Lender the Extension Fee on or before the commencement of the applicable Extension Period;

(iv) Borrower shall obtain and deliver to Lender on the first day of each Extension Period, one or more Interest Rate Cap Agreements, which shall be an Interest Rate Cap Agreement from an Acceptable Counterparty in a notional amount equal to the then outstanding principal balance of the Loan, which Interest Rate Cap Agreement shall have a Strike Price equal to the Extension Strike Price and be effective commencing not later than the first date of such Extension Term and shall have a maturity date not earlier than the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, together with a new Assignment of Cap (which shall be consented to by the Acceptable Counterparty);

(v) The second Extension Option to extend the scheduled Maturity Date to the Second Extended Maturity Date may not and shall not be exercisable or validly exercised unless the schedule Maturity Date shall have been extended to the first Extended Maturity Date;

(vi) If the Mortgage Loan is then outstanding, Mortgage Borrower shall have exercised the applicable extension option to extend the Mortgage Loan in accordance with the Mortgage Loan Documents and the term of the Mortgage Loan shall have been extended in accordance therewith;

(vii) Borrower shall have reimbursed Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred by Lender in connection with the requested extension; and

(viii) Borrower shall promptly provide such evidence of satisfaction of the conditions to such extension as Lender may reasonably require.

If Borrower does not satisfy the Debt Yield condition set forth in clause (ii) above with respect to any Extension Option, then Borrower shall be deemed to have satisfied such condition if Borrower makes a prepayment of the Loan in accordance with Section 2.8(A) (together with any prepayment made by Mortgage Lender of the Mortgage Loan in accordance with the Mortgage Loan Agreement, provided that no prepayment of the Loan may be made without a contemporaneous pro rata prepayment of the Mortgage Loan) before the first day of the applicable Extension Period in the aggregate amount equal to or greater than the amount that is required to increase the Debt Yield to the minimum Debt Yield required pursuant to clause (ii) above.

If the Extension Option shall be validly exercised, but the extension shall not occur because any condition shall not be satisfied, then the Extension Fee shall be returned to Borrower so long as no Event of Default exists. Regardless of whether the extension conditions are satisfied, Borrower shall reimburse Lender for all reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred by Lender in connection with the requested extension.

(B) Obligation to Repay on Maturity Date. To the extent not sooner due and payable in accordance with the Loan Documents, the then outstanding principal balance of the Loan, all accrued and unpaid interest thereon, and all other sums then owing to Lender pursuant to the Loan Documents, shall be due and payable on the Maturity Date.

Section 2.5. Default Rate. Notwithstanding the foregoing, after the occurrence of an Event of Default and for so long as such Event of Default continues and in any event from and after the maturity of the Loan, the Loan and all other Obligations shall bear interest until paid in full at a rate per annum that is four percentage points (4.0%) in excess of the Interest Rate (the “Default Rate”). Application of the Default Rate shall not be deemed to constitute a waiver of any Event of Default or any rights or remedies of Lender under this Agreement, any other Loan Document or applicable legal requirements, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate may be invoked.

Section 2.6. Late Charges. If any payment of principal, interest or other sums due hereunder or under any of the other Loan Documents (other than the principal due on the Maturity Date) is not paid as and when due, Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late fee in an amount equal to the lesser of four percent (4.0%) of such principal, interest or other sums due hereunder and the maximum amount permitted by applicable law.

Section 2.7. Interest Rate Cap Agreement.

(A) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a strike price no greater than the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender with respect to such matters not otherwise set forth in this Agreement, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the account designated in the Assignment of Cap and, during the continuance of an Event of Default, as directed by Lender, any amounts due Borrower under such Interest Rate Cap Agreement, any amounts due Borrower under such Interest Rate Cap Agreement, (iv) shall be for a term through the end of the Interest Period associated with the then-applicable Maturity Date of the Loan and (v) shall at all times have a notional amount equal to or greater than the then outstanding principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Assignment of Cap, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the account designated in the Assignment of Cap and, during the continuance of an Event of Default, as directed by Lender).

(B) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be directly deposited immediately into the account designated in the Assignment of Cap and, during the continuance of an Event of Default, as directed by Lender. Borrower shall take all commercially reasonable actions requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of Borrower’s rights thereunder.

(C) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Rating Agency such that it is no longer an Acceptable Counterparty, Borrower shall replace or cause the cap provider to replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than the period of time provided for in such Interest Rate Cap Agreement following such downgrade, withdrawal or qualification (not to exceed ten (10) Business Days), provided, Borrower shall not be required to replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement so long as within ten (10) Business Days of such downgrade, withdrawal or qualification, the Acceptable Counterparty under the Interest Rate Cap Agreement provides a guarantor of its obligations that is an Acceptable Counterparty pursuant to such terms as are acceptable to the Rating Agencies and Lender.

(D) Borrower shall deliver to Lender a new Assignment of Cap acceptable to Lender in connection with each new Interest Rate Cap Agreement and Replacement Interest Rate Cap Agreement (the parties agree that the form of the Assignment of Cap provided in connection with the closing of the Loan shall be deemed acceptable to Lender). In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost actually incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(E) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender within twenty (20) Business Days following (x) the date upon which an Interest Rate Cap Agreement is required pursuant to Section 2.7(A) or (y) the first day of any applicable Extension Term, as applicable, an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(F) Notwithstanding anything to the contrary contained in this Section 2.7 or elsewhere in this Agreement, if, at any time, the Loan is converted from a Floating Interest Rate Loan to either a Prime Rate Loan or an Alternate Rate Loan or from a Prime Rate Loan to an Alternate Rate Loan in accordance with Section 2.2(D) above (each, a “Rate Conversion”), then:

(i) within thirty (30) days after such Rate Conversion, Borrower shall either (A) enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of, a Substitute Interest Rate Cap Agreement (and in connection therewith, but not prior to Borrower taking all the actions described in this clause (i), Borrower shall have the right to terminate any then-existing Interest Rate Cap Agreement) or (B) cause the then-existing Interest Rate Cap Agreement to be modified such that such then-existing Interest Rate Cap Agreement satisfies the requirements of a Substitute Interest Rate Cap Agreement as set forth below in the definition thereof (a “Converted Interest Rate Cap Agreement”); and

(ii) on or after such Rate Conversion (provided Lender has not converted the Loan back to a Floating Interest Rate Loan in accordance with Section 2.2(D) hereof), in lieu of satisfying the condition described in Section 2.4(A)(iv) with respect to any outstanding Extension Term, Borrower shall instead enter into, make all payments under, and satisfy all conditions precedent to the effectiveness of a Substitute Interest Rate Cap Agreement on or prior to the first day of such Extension Term.

(G) As used herein, “Substitute Interest Rate Cap Agreement” shall mean an interest rate Cap Agreement between an Acceptable Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to this Agreement and shall contain each of the following:

(i) a term expiring no earlier than through the end of the Interest Period associated with the then applicable Maturity Date;

(ii) the notional amount of the Substitute Interest Rate Cap Agreement shall be equal to or greater than the then outstanding principal balance of the Loan;

(iii) it provides that the only obligation of Borrower thereunder is the making of a single payment to the Acceptable Counterparty thereunder upon the execution and delivery thereof;

(iv) it provides to Lender and Borrower (as determined by Lender in its sole but good faith discretion) for the term of the Substitute Interest Rate Cap Agreement, a hedge against rising interest rates that is no less beneficial to Borrower and Lender than (A) in the case of clause (F)(i) above, that which was provided by the Interest Rate Cap Agreement being replaced by the Substitute Interest Rate Cap Agreement and (B) in the case of clause (F)(ii) above, that which was intended to be provided by the Interest Rate Cap Agreement that, but for the operation of this Section 2.7(G), would have been required to have been delivered by Approved Counterparty pursuant to Section 2.4(A)(iv) below as a condition to the requested Extension Term; and

(v) without limiting any of the provisions of the preceding clauses (i) through (iv) above, it satisfies all of the requirements set forth in clauses (i) through (iii) of Section 2.7(A) hereof.

From and after the date of any Rate Conversion, all references to “Interest Rate Cap Agreement” and “Replacement Interest Rate Cap Agreement” herein (other than in the definition of “Interest Rate Cap Agreement”, the definition of “Replacement Interest Rate Cap Agreement” and as referenced in the first sentence of Section 2.7(A) hereof) shall be deemed to refer or relate, as applicable, to a Substitute Interest Rate Cap Agreement or a Converted Interest Rate Cap Agreement, as the case may be.

Section 2.8. Prepayment.

(A) Limitation on Prepayment and Voluntary Prepayment. Borrower shall have no right to prepay the Loan in whole or part at any time, except as expressly set forth herein. Borrower shall have the right to prepay the Loan in whole or in part on any Business Day only if all of the following conditions shall be satisfied:

(i) Borrower shall provide to Lender not less than thirty (30) and not more than ninety (90) days’ prior written notice of such prepayment specifying the date on which such prepayment will occur (it being agreed that such notice may be revoked by Borrower at any time prior to such prepayment);

(ii) any such prepayment shall include, and Borrower shall pay to Lender, all interest then having accrued and remaining outstanding calculated at the Interest Rate for the portion of the Loan being prepaid through and including the repayment date, together with an amount equal to the interest that would have accrued at the Interest Rate for the applicable portion of the Loan being prepaid through the end of the Interest Period in which such prepayment occurs as if such prepayment had not occurred;

(iii) Borrower shall pay all Breakage Costs (if any), and all other sums then due under the Note, this Agreement or the other Loan Documents;

(iv) Borrower shall pay to Lender the Spread Maintenance Premium, if such prepayment is made prior to the Spread Maintenance Date;

(v) if such prepayment is made during the period commencing on the first calendar day immediately following a Payment Date through and including the last day of the Interest Period ending in the calendar month in which such Payment Date occurs, Borrower also shall pay to Lender the amount of all interest that would have accrued on the amount of principal being prepaid from the first day of the Interest Period immediately following the Interest Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period (the “Additional Interest”), calculated at (A) the Interest Rate if such prepayment occurs on or after the Determination Date for the Succeeding Interest Period or (B) if such prepayment occurs before the Determination Date for the Succeeding Interest Period, an interest rate (the “Assumed Note Rate”) equal to the sum of 0.25% plus the Interest Rate as determined on the preceding Determination Date, provided that if the Additional Interest was calculated based upon the Assumed Note Rate, upon determination of the Interest Rate on the Determination Date for the Succeeding Interest Period, (x) if the Interest Rate for such Succeeding Interest Period is less than the Assumed Note Rate, Lender shall promptly refund to Borrower a portion of the Additional Interest paid, calculated at a rate equal to the difference between the Assumed Note Rate and the Interest Rate for such Interest Period, or (y) if the Interest Rate is greater than the Assumed Note Rate, Borrower shall promptly (and in no event later than the ninth (9th) day of the following month) pay Lender the amount of such additional Additional Interest calculated at a rate equal to the rate by which the Interest Rate exceeds the Assumed Note Rate; and

(vi) with any such prepayment of the Loan, there is a simultaneous pro rata prepayment of the Mortgage Loan.

If, after giving notice of its intention to prepay, Borrower does not prepay the Loan in whole or in part in accordance herewith within thirty (30) days of the date specified in such notice or Borrower revokes such notice of prepayment, then such notice shall lapse, and Borrower shall thereafter have the right to give another notice of its intention to prepay; provided, that Borrower shall pay Lender all of the actual, reasonable costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees) as a result of such failure to prepay, and any Breakage Costs. No principal amount repaid may be re-borrowed.

(B) Spread Maintenance Prepayment Premium Due Generally. If any prepayment of all or any portion of the Loan shall occur before the Spread Maintenance Date, whether such prepayment is voluntary, involuntary, on account of acceleration of the Loan (whether or not due to an Event of Default), or otherwise, then Borrower shall pay the Spread Maintenance Premium to Lender (as and to the extent provided in this Agreement) together with such prepayment, in addition to all other amounts due and owing to Lender as provided under this Agreement. This provision does not create any right to prepay the Loan in whole or part, whether or not the Spread Maintenance Premium is paid together therewith, at any time or in any circumstances where this Agreement does not expressly state that such a right exists.

(C) Mandatory Prepayments. In the event of (i) any Casualty to all or any portion of any Individual Property, (ii) any Condemnation of all or any portion of any Individual Property, (iii) a Transfer of any Individual Property in connection with realization thereon by Mortgage Lender following a Mortgage Loan Event of Default, including without limitation a foreclosure sale, (iv) any refinancing of the Property or the Mortgage Loan, (v) the receipt by Mortgage Borrower of any excess proceeds realized under its Title Policy after application of such proceeds by Mortgage Borrower to cure any title defect or (vi) the receipt by Mortgage Borrower of any excess proceeds realized pursuant to a lawsuit, claim or other proceeding brought to enforce its rights under a warranty deed after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall prepay the outstanding principal balance of the Loan in an amount equal to one hundred percent (100%) of the applicable Net Liquidation Proceeds After Debt Service. Such application shall be made in accordance with Section 2.8(A) hereof, provided that (i) no notice of such prepayment shall be required of Borrower and (ii) no Spread Maintenance Premium will be due with respect to any prepayment of Net Liquidation Proceeds After Debt Service consisting of Excess Net Proceeds. Borrower shall promptly notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (x) a sale (other than a foreclosure sale) of any Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (y) a refinancing of any Individual Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.8(C) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property or the Collateral set forth in this Agreement and the other Loan Documents.

(D) Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Obligations is tendered by Borrower and accepted by Lender or is otherwise recovered by Lender (including through application of any Substitute Reserve Funds), such tender or recovery shall be deemed to be a voluntary prepayment by Borrower and Borrower shall pay, as part of the Obligations, all of the following: (i) all interest then having accrued and remaining outstanding calculated at the Default Rate for the portion of the Loan being prepaid through and including such repayment date together with an amount equal to the interest that would have accrued at the Interest Rate for the portion of the Loan being prepaid through the end of the Interest Period in which such prepayment occurs as if such prepayment had not occurred; (ii) the Additional Interest, if applicable, with respect to the amount prepaid; (iii) Breakage Costs, if any; and (iv) an amount equal to the Spread Maintenance Premium (if made before the Spread Maintenance Date). Notwithstanding anything herein to the contrary, during the continuance of any Event of Default, any payment of principal, interest or other amounts from whatever source may be applied by Lender among the Note and other Obligations in Lender’s sole discretion.

(E) Application of Prepayments. Provided no Event of Default is continuing, any voluntary or mandatary prepayment of principal (or portion thereof) shall be applied by Lender pro rata and pari passu between Note A-1 and Note A-2. Notwithstanding anything herein to the contrary, during the continuance of any Event of Default, any payment of principal, interest or other amounts from whatever source may be applied by Lender among the Note and other Obligations in Lender’s sole discretion.

Section 2.9. Outstanding Balance. The balance on Lender’s books and records shall be presumptive evidence (absent manifest error) of the amounts owing to Lender by Borrower; provided that any failure to record any transaction affecting such balance or any error in so recording shall not limit or otherwise affect Borrower’s obligation to pay the Obligations.

Section 2.10. Taxes.

(A) Gross-Up. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Documents shall be made free and clear of and without deduction or withholding for any and all Taxes. If Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Co-Lender, then (i) if such Tax is an Indemnifiable

Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.10), such Co-Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings, (iii) such Loan Party shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iv) Borrower shall furnish to such Co-Lender the original copy of a receipt issued by such Governmental Authority (or upon notification by Borrower to such Co-Lender that a receipt issued by such Governmental Authority is not available, such other evidence as is requested and is reasonably satisfactory to such Co-Lender) evidencing payment thereof as soon as practicable, but in any event no more than ten (10) days after such payment is made.

(B) Other Taxes. In addition, the Loan Parties hereby agree to timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(C) Indemnification. The Loan Parties shall jointly and severally indemnify each Co-Lender, within 10 days after demand therefor, for the full amount of any Indemnifiable Taxes payable or paid by such Co-Lender, or required to be withheld or deducted from a payment to such Co-Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnifiable Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by such Co-Lender shall be conclusive absent manifest error. As soon as practicable, but in any event no more than ten (10) days after any payment of Indemnifiable Taxes or Other Taxes by any Loan Party to any Governmental Authority, such Loan Party shall deliver to each Co-Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Co-Lender.

(D) Tax Certificates. (i) Any Co-Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Co-Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Co-Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (D)(ii)(a), (ii)(b) and (ii)(d) of this Section) shall not be required if in the Co-Lender’s reasonable judgment such completion, execution or submission would subject such Co-Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Co-Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(a)

any Co-Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Co-Lender becomes a Co-Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Co-Lender is exempt from U.S. federal backup withholding tax;

(b)

any Foreign Co-Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Co-Lender becomes a Co-Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Co-Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Co-Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Co-Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Co-Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Co-Lender is a partnership and one or more direct or indirect partners of such Foreign Co-Lender are claiming the portfolio interest exemption, such Foreign Co-Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(c)

any Foreign Co-Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Co-Lender becomes a Co-Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by Applicable Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Legal Requirements to permit the Borrower to determine the withholding or deduction required to be made; and

(d)

if a payment made to a Co-Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Co-Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Co-Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Co-Lender has complied with such Co-Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Co-Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(E) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (E) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (E), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (E) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(F) Change in Law. (i) If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Co-Lender;

(b) subject any Co-Lender to any Taxes (other than (1) Indemnifiable Taxes, (2) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (3) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Co-Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Co-Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Co-Lender of making, continuing or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Co-Lender in connection with the Loan (whether of principal, interest or any other amount) then, upon request of such Co-Lender, the Borrower will pay to such Co-Lender such additional amount or amounts as will compensate such Co-Lender for such additional costs incurred or reduction suffered as a consequence of this Agreement.

(ii) If any Co-Lender determines that any Change in Law affecting such Co-Lender or any lending office of such Co-Lender or such Co-Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Co-Lender’s capital or on the capital of such Co-Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Co-Lender or such Co-Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Co-Lender’s policies and the policies of such Co-Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Co-Lender, as the case may be, such additional amount or amounts as will compensate such Co-Lender or such Co-Lender’s holding company for any such reduction suffered as a consequence of this Agreement.

(iii) A certificate of a Co-Lender setting forth the amount or amounts necessary to compensate such Co-Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Co-Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(iv) Failure or delay on the part of any Co-Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Co-Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Co-Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Co-Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Co-Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof), and a Co-Lender shall not require any such compensation from Borrower hereunder unless Lender is requiring same from similar situated fixed rate commercial real estate borrowers.

(G) Survival. Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, any Co-Lender, the payment of the Loan, the release of the Liens created under the Loan Documents and the termination of this Agreement.

Section 2.11. Funding of the Loan on the Closing Date; Effectiveness of Agreement. This Agreement shall be effective only upon the funding of the Loan by Lender on the Closing Date.

Section 2.12. Reasonableness of Charges. Borrower agrees that (i) the actual costs and damages that Lender would suffer by reason of an Event of Default (exclusive of the attorneys’ fees and other costs incurred in connection with enforcement of Lender’s rights under the Loan Documents) or a prepayment would be difficult and needlessly expensive to calculate and establish, and (ii) the amounts of the Default Rate, the late charges, and the Spread Maintenance Premium are reasonable, taking into consideration the circumstances known to the parties at this time, and (iii) such Default Rate, late charges,

Spread Maintenance Premium and Lender’s attorneys’ fees and other costs and expenses actually incurred in connection with enforcement of Lender’s rights under the Loan Documents shall be due and payable as provided herein, and (iv) such Default Rate, late charges, Spread Maintenance Premium, and the obligation to pay Lender’s attorneys’ fees and other enforcement costs do not, individually or collectively, constitute a penalty.

Section 2.13. Release of Individual Properties. Subject to satisfaction of each of the conditions set forth below with respect to any Individual Property (the “Release Conditions”), the sale or transfer of an Individual Property by an Individual Mortgage Borrower (each a “Release Property”) and the release of such Release Property from the Lien of the applicable Security Instrument and related Mortgage Loan Documents shall be permitted (each release under this Section 2.13, a “Property Release”):

(A) Borrower shall deliver (or cause Mortgage Borrower to deliver) a written notice (a “Property Release Notice”) to Lender of Mortgage Borrower’s desire to effect such Property Release no later than thirty (30) days prior to the date of such desired Property Release, and setting forth the Business Day (the “Release Date”) on which Mortgage Borrower desires that Mortgage Lender release its interest in such Release Property, which Business Day need not be a Monthly Payment Date;

(B) no Event of Default has occurred and is continuing on the date on which Borrower delivers (or causes Mortgage Borrower to deliver) the Property Release Notice or on the Release Date;

(C) Borrower prepays the Loan in the amount of the applicable Release Amount and pays to Lender all other amounts required pursuant to Section 2.8(A);

(D) after giving effect to such Property Release (and all prior Property Releases, if any), (i) the Debt Yield, as of the Release Date for all of the Individual Properties then remaining subject to the Liens of the Security Interests, shall not be less than the greater of (a) the “Closing Date Debt Yield” identified in the Information Schedule and (b) the Debt Yield immediately prior to such Property Release;

(E) the Release Property is simultaneously transferred pursuant to an all-cash (as to the applicable Individual Mortgage Borrower) sale on arms-length terms and conditions to either (i) a third party Person that is not an Affiliate of Borrower, Mortgage Borrower or Guarantor or (ii) to an Affiliate of Borrower, Mortgage Borrower or Guarantor;

(F) intentionally omitted;

(G) following such Property Release, (i) Borrower shall continue to be a SPE Bankruptcy Remote Entity and comply with all provisions of the Loan Documents pertaining to a SPE Bankruptcy Remote Entity in all material respects, (ii) each remaining Individual Mortgage Borrower shall continue to be a SPE Bankruptcy Remote Entity (as defined in the Mortgage Loan Agreement) and comply with all provisions of the Mortgage Loan Documents pertaining to a SPE Bankruptcy Remote Entity (as defined in the Mortgage Loan Agreement) in all material respects, taking into account such Property Release, and (iii) Borrower shall have delivered to Lender an Additional Insolvency Opinion upon written request of Lender if Lender reasonably determines that such Property Release results in a change in the required “pairings” analyzed in the Insolvency Opinion delivered in connection with the Loan;

(H) If such Release Property is managed under the Management Agreement that also pertains to any other Individual Property, Borrower shall cause Mortgage Borrower to (i) to the extent required under any Management Agreement, enter into an acknowledgement of such Property Release with the applicable Property Manager, in form and substance reasonably satisfactory to Lender, in order to cause such Release Property to be removed from the such Management Agreement, and shall pay all amounts and satisfy all other conditions under such Management Agreement to effect such removal, and (ii) deliver to Lender a written confirmation from the applicable Property Manager, in form and substance reasonably satisfactory to Lender, that all such amounts have been paid or provided for and all such other conditions have been satisfied;

(I) in connection with any Property Release under this Section 2.13, in the event that such release would result in the release of all Individual Properties held by an Individual Mortgage Borrower (each an “Unencumbered Mortgage Borrower”), Borrower shall not permit such Individual Mortgage Borrower to acquire any additional property or assets without the prior written consent of Lender and Borrower shall cause such Individual Mortgage Borrower to otherwise remain a SPE Bankruptcy Remote Entity (as defined in the Mortgage Loan Agreement);

(J) if the account referenced in the then-applicable Assignment of Cap and/or Interest Rate Cap Agreement as the account to which payments under the Interest Rate Cap Agreement are to be made by the Counterparty thereunder (the “Counterparty Payment Account”) is an account pertaining to the Unencumbered Mortgage Borrower or the Release Property, Borrower shall amend the Assignment of Cap (and, if applicable, the Interest Rate Cap Agreement), and obtain the execution and delivery of the Counterparty to such amendment, in order to change such account to the Clearing Account (as defined in the Mortgage Loan Agreement) of one of the remaining Individual Mortgage Borrowers, pursuant to an amendment reasonably approved by Lender;

(K) if the Mortgage Loan is outstanding, concurrently with the consummation of the Property Release, Mortgage Borrower shall have consummated a Mortgage Property Release with respect to such Release Property in accordance with the terms of the Mortgage Loan Agreement and Borrower shall have delivered, or cause to be delivered, to Lender evidence thereof reasonably satisfactory to Lender; and

(L) Borrower shall have paid (i) all reasonable out-of-pocket costs and expenses actually incurred by Lender and/or its Servicer in connection with such Property Release, (ii) all recording, transfer, filing fees, taxes and other third-party expenses payable in connection with the Property Release, (iii) all costs and expenses of any Rating Agencies, and (iv) the current reasonable and customary fee being assessed by Lender and/or its Servicer to effect such Property Release.

ARTICLE III

CASH MANAGEMENT

Section 3.1. Cash Management Arrangements.

(A) Borrower shall cause Mortgage Borrower to comply with the Mortgage Loan Cash Management Provisions (including, without limitation, Article III of the Mortgage Loan Agreement) and not, without Lender’s prior consent, permit Mortgage Borrower to amend, restate, replace and/or otherwise modify the same in any material respect. Upon written request of Lender, Borrower will promptly provide evidence reasonably acceptable to Lender of its compliance with the foregoing. All transfers of funds from the Cash Management Account or other sources to or for the benefit of Lender or Borrower pursuant to the Mortgage Loan Agreement or any of the other Mortgage Loan Documents in which Mortgage Borrower has an interest in are intended by Borrower and Mortgage Borrower to constitute and shall constitute distributions from Mortgage Borrower to Borrower of such funds.

(B) Notwithstanding anything to the contrary contained in this Agreement, if at any time and/or for any reason, any Mortgage Loan Cash Management Accounts are no longer being maintained and/or the Mortgage Loan Cash Management Provisions cease to exist or are reduced, waived or modified (in each case, including, without limitation, due to any waiver or amendment to the Mortgage Loan Documents or any repayment or refinance of the Mortgage Loan) (such accounts, the “Waived Cash Management Accounts” and such provisions, the “Waived Cash Management Provisions”), Borrower shall promptly notify Lender of the same and, upon Lender’s written request (i) establish and maintain with Lender and for the benefit of Lender in replacement and substitution thereof, substitute accounts (the “Substitute Cash Management Accounts”), which Substitute Cash Management Accounts shall be subject to substantially the same terms and conditions pursuant to the applicable provisions of the Mortgage Loan Cash Management Provisions, (ii) execute any amendments to this Agreement and/or Loan Documents implementing the Waived Cash Management Provisions as may be reasonably required by Lender, which shall be substantially similar to the applicable Mortgage Loan Cash Management Provisions (including, without limitation, those contained in the Cash Management Agreement) and shall cause Mortgage Borrower to acknowledge and agree to the same and (iii) remit to Lender (and shall cause Mortgage Borrower to remit to Lender) any funds remaining in the Waived Cash Management Accounts.

Section 3.2. Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Substitute Reserve Funds shall (provided Lender is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make the Loan to Borrower, Borrower hereby represents and warrants to Lender that the statements set forth in this Article are true and correct as of the Closing, subject only to such exceptions and qualifications as are expressly set forth in this Article and in the Schedules attached hereto.

Section 4.1. Organization, Powers, Capitalization, Good Standing, Business.

(A) Organization, Powers. Borrower, each Individual Mortgage Borrower and Guarantor is duly organized, validly existing and in good standing under the laws of its state of organization. Each such entity has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, and to enter into each Loan Document to which it is a party and to incur and perform its obligations thereunder. The organizational chart set forth as Schedule 4.1(A) (i) accurately discloses the ownership structures of Borrower, Mortgage Borrower and Guarantor shown thereon and (ii) shows all Persons that (a) own ten percent (10%) or more of the direct or indirect ownership interests in Borrower, and (b) Control Borrower. Borrower has the organizational power and authority and requisite ownership interests to control the actions of Mortgage Borrower, and upon the realization of the Pledged Collateral under the Pledge Agreement, Lender or any party succeeding to the Borrower’s interest in the Pledged Collateral described in the Pledge Agreement would have such control. Without limiting the foregoing, Borrower has sufficient control over Mortgage Borrower to cause Mortgage Borrower to (i) take any action on Mortgage Borrower’s part required by the Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents.

(B) Qualification. Each Individual Mortgage Borrower is duly qualified and in good standing in the state where its applicable Individual Property is located. In addition, Borrower and each other Borrower Party is duly qualified and in good standing in each state where necessary to carry on its present business and operations.

Section 4.2. Authorization of Borrowing, etc.

(A) Authorization of Borrowing. Borrower has the power and authority to incur the Indebtedness evidenced by the Note. The execution, delivery and performance by each of Borrower and Guarantor of each of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary partnership, limited liability company, trustee, corporate or other action, as the case may be.

(B) No Conflict. The execution, delivery and performance by Borrower and Guarantor of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not: (1) to Borrower’s knowledge, violate any provision of law applicable to Borrower, Mortgage Borrower or Guarantor; (2) violate the partnership agreement, certificate of limited partnership, certificate of incorporation, bylaws, declaration of trust, certificate of organization, operating agreement or other organizational documents, as the case may be, of Borrower, any Individual Mortgage Borrower or Guarantor; (3) violate any order, judgment or decree of any court or other agency of government binding on Borrower, any Individual Mortgage Borrower or Guarantor; (4) to Borrower’s knowledge, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Borrower, any Individual Mortgage Borrower or Guarantor; (5) result in or require the creation or imposition of any Lien (other than the Liens of the Loan Documents) upon the property or the assets of Borrower, any Individual Mortgage Borrower or Guarantor; or (6) require any approval or consent of any Person, other than approvals or consents which have been obtained.

(C) Governmental Consents. The execution, delivery and performance by each of Borrower and Guarantor of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not require, to Borrower’s knowledge, any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except for the filings and recordings required in connection with the creation or perfection of any other security interests with respect to the Collateral granted under this Agreement or any of the other Loan Documents.

(D) Binding Obligations; No Offset, Defense or Claims. This Agreement and the other Loan Documents constitute legally valid and binding obligations of each of Borrower and Guarantor having executed the same, enforceable against Borrower and Guarantor, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights generally. Neither Borrower nor Guarantor has any defense, counterclaim, rescission, or offset to any of its obligations under the Loan Documents. Neither Borrower nor Guarantor has any claim against Lender or any Affiliate of Lender.

Section 4.3. Financial Information.

(A) Financial Statements. All financial data, including, without limitation, the financial statements, balance sheets, statements of cash flow, and statements of income and operating expense concerning Borrower, Mortgage or Guarantor or the Collateral or the Property that have been furnished to Lender in connection with this transaction (i) have been or will be prepared in accordance with GAAP (or in accordance with tax accounting principles, if therein specified), consistently applied (except as disclosed therein), (ii) are (or will be as to those statements that are not yet due) true, complete and correct in all material respects and (iii) do (or will, as to those statements that are not yet due) present fairly and accurately the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. Since the date of the most recent financial statements of Borrower, Mortgage, Guarantor, the Collateral and the Property delivered to Lender, there has been no material adverse change in the financial condition, operations or business of Borrower, Mortgage or Guarantor or the Collateral or the Property from that set forth in said financial statements. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to it and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements.

(B) Disclosure. No financial statements, Loan Document or any other document, certificate or written statement furnished to Lender by Borrower, Mortgage Borrower or Guarantor and, to the knowledge of Borrower, Mortgage Borrower or Guarantor, no document or statement furnished by any third party on behalf of Borrower, Mortgage Borrower or Guarantor, for use in connection with the Loan contains any untrue representation, warranty or statement of a material fact, and none omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise have a Material Adverse Effect. There is no material fact known to Borrower that has had or will have a Material Adverse Effect and that has not been disclosed in writing to Lender by Borrower.

(C) Solvency. Neither Borrower nor Guarantor has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each of Borrower and Guarantor has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair market value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent Indebtedness. The fair market value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its Indebtedness as any such Indebtedness that is contingent becomes absolute and matured. Borrower’s assets do not constitute and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out Borrower’s business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

Section 4.4. Indebtedness. No Borrower shall have any Indebtedness except for the Permitted Indebtedness.

Section 4.5. Title to Property. Mortgage Borrower has good, marketable and insurable fee simple title to the Property, free and clear of all Liens except for the Permitted Encumbrances. Borrower owns the Collateral free and clear of all Liens whatsoever (other than the Liens created by the Loan Documents). Mortgage Borrower owns and will own at all times all furnishings, fixtures, equipment, and personal property used in connection with the Property other than personal property which is leased by Mortgage Borrower or owned or leased by tenants of the Property, subject only to Permitted Encumbrances and to the replacement of obsolete personal property on each Property. There are no pending proceedings in condemnation or eminent domain affecting any Individual Property, and to the knowledge of Borrower none is threatened. No Person has any option, right of refusal, or other right to purchase all or any portion of any Individual Property or any interest therein, except as set forth in Schedule 4.5. There are no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting any Individual Property which are or may be liens prior to, or equal or coordinate with, the lien of the Security Instrument (and, to Borrower’s knowledge, no rights are outstanding that under applicable Legal Requirements could give rise to any such liens). None of the Permitted Encumbrances, individually or in the aggregate, materially and adversely (i) affect the value of any Individual Property or the Collateral, (ii) impair the use or operations of any Individual Property or (iii) impair Borrower’s ability to pay its obligations in a timely manner. The Pledge Agreement, together with the UCC financing statements, when filed in the appropriate records, and the delivery to Lender of the original certificates representing ownership of the Pledged Collateral, will create a valid, perfected first priority security interest in and to such Pledged Collateral, all in accordance with the terms thereof. For so long as the Liens of the Pledge Agreement are outstanding, Borrower shall forever warrant, defend and preserve such title and the validity and priority of the Liens of the Pledge Agreement and shall forever warrant and defend such title, validity and priority to Lender against the claims of all persons whomsoever.

Section 4.6. Zoning; Compliance with Laws. Except as set forth in the Zoning Report, (i) the zoning for each Individual Property is consistent in all material respects with its current use (or such use constitutes a legal nonconforming use), (ii) each Individual Property contains sufficient parking spaces to satisfy all requirements in all material respects imposed by applicable Legal Requirements with respect to parking, (iii) no legal proceedings are pending or threatened in writing with respect to the compliance of the Property with the Legal Requirements. To Borrower’s knowledge, neither the zoning compliance nor any other right to use or operate each Individual Property is in any way dependent upon or related to any real estate other than such Individual Property and validly created, existing appurtenant perpetual easements insured in the applicable Title Policy. Except as set forth in the Zoning Report, to Borrower’s knowledge, if all or any part of the Improvements located on each Individual Property are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other Legal Requirements applicable thereto and without the necessity of obtaining any variances or special permits, other than customary demolition, building and other construction related permits. To Borrower’s knowledge, no legal proceedings are pending or threatened in writing with respect to the zoning of the Property. Except as set forth in the Zoning Report, each Individual Property and the intended use thereof comply in all material respects with all Legal Requirements, including all applicable zoning, subdivision, parking laws, applicable land use laws, regulations and ordinances, all applicable health, fire, building codes and all other laws, statutes, codes, ordinances, rules and regulations applicable to such Individual Property, including without limitation, the Americans with Disabilities Act. To Borrower’s knowledge, no portion of the Property has been by Borrower or any Individual Mortgage Borrower purchased, improved, equipped, fixtured or furnished with proceeds of any criminal or other illegal activity and to Borrower’s knowledge there are no illegal activities relating to controlled substances on any Individual Property. Except as set forth in the Zoning Report, all material permits, licenses and certificates for the construction, lawful use and operation of each Individual Property have been obtained or will be obtained as and when required by law, and those obtained as of the date hereof are current and in full force and effect, and to Borrower’s knowledge there is no default in any material respect thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

Section 4.7. Leases; Agreements.

(A) Material Agreements. Borrower has provided (or caused Mortgage Borrower to provide) Lender with true and complete copies of all Material Contracts pertaining to the Property, including, the existing Management Agreement. Each Material Contract is in full force and effect in all material respects. Neither Borrower, Mortgage Borrower nor Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual

Obligation of any such Person which would reasonably be expected to result in a Material Adverse Effect, and to Borrower’s knowledge, no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default. Except as contemplated by the existing Management Agreement, no Person has any right or obligation to manage the Property or to receive compensation in connection with such management. Except for the Loan Documents, none of the Borrower Parties is a party to or bound by, nor is any property of such Person subject to or bound by, any contract or other agreement which restricts such Person’s ability to conduct its business in the ordinary course or has a Material Adverse Effect or would reasonably be expected to have a Material Adverse Effect. There is no agreement or instrument to which Borrower is a party or by which it is bound that would require the subordination in right of payment of any of its obligations hereunder or under the Note to an obligation owed to another Person.

(B) Closing Rent Roll, Disclosure. A true and correct copy of the rent roll (the “Closing Rent Roll”) for the Property as of January 18, 2019 is attached hereto as Schedule 4.7(B). The Closing Rent Roll constitutes a true, correct, and complete in all material respects list of each and every Lease, and accurately and completely discloses in all material respects all annual and monthly rents payable by all Tenants under Leases. In all material respects, except only as specified in the Closing Rent Roll, (i) the Leases are in full force and effect; (ii) no Individual Mortgage Borrower is in default under any Lease and, to Borrower’s knowledge, no Tenant under any Lease is in default under its Lease; (iii) to Borrower’s knowledge, no Tenant has any set-off, claim against the landlord, or defense to the enforcement of any Lease; and (iv) no Tenant is past due more than one month in the payment of rent, additional rent or any other material charges due under any Lease.

(C) Lease Issues. There are no material legal proceedings commenced (or, to the knowledge of the Borrower, threatened in writing) against any Individual Mortgage Borrower by any Tenant or former Tenant under a Material Lease. No Individual Mortgage Borrower has received any written lease termination notices or lease extension notices from any Tenant under a Material Lease, nor any written notice that any Tenant under a Material Lease is a debtor in a bankruptcy or insolvency proceeding.    Each of the Material Leases is valid and binding on Mortgage Borrower and, to Borrower’s knowledge, such other parties thereto in accordance with its terms. The execution of this Agreement and the other Loan Documents will not constitute an event of default under any of the Leases.

Section 4.8. Condition of Property. Except as described in the Property Condition Report or Environmental Report, to Borrower’s knowledge, all Improvements are in good condition and repair, free from damage caused by fire or other casualty, and Borrower is not aware of any latent or patent structural or other material defect or deficiency in any Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components (ordinary wear and tear excepted). Except as described in the Property Condition Report or Environmental Report, to Borrower’s knowledge, water supply, storm and sanitary sewers, and electrical, gas and telephone facilities, each provided by the local municipality or the applicable utility, are available to each Individual Property within the boundary lines of such Individual Property, are fully connected to the Improvements and are fully operational, and are sufficient to meet the reasonable needs of such Individual Property as now used or presently contemplated to be used, and no other utility facilities are necessary to meet the reasonable needs of such Individual Property as now used or presently contemplated. Except as shown on a survey for such Individual Property certified to and accepted by Lender prior to Closing, to Borrower’s knowledge, (i) no part of any Individual Property is located within a flood plain or in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts, and no part of any Individual Property consists of or is classified as wetlands, tidelands or swamp and overflow lands, (ii) none of the Improvements create any encroachment over, across or upon any Individual Property’s boundary lines or in any rights of way or easements, and (iii) no building or other improvements from adjoining land create such an encroachment over any portion of any Individual Property. Except as shown on a survey for such Individual Property certified to and accepted by Lender prior to Closing, to Borrower’s knowledge, access to each Individual Property for the current and contemplated uses thereof is provided by means of dedicated, public roads and streets which are physically and legally open for use by the public, or by private easements which are insured parcels under the applicable Title Policy. Neither Borrower nor Mortgage Borrower has received written notice from any insurance company or bonding company of any defects or inadequacies in the Property in any material respect, or any part thereof, which have not been cured and which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.9. Litigation; Adverse Proceedings. Except as set forth on Schedule 4.9, there are no judgments outstanding against any Borrower Party or creating any Lien affecting any property of any Borrower Party, nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, Environmental Claims (as defined in the Environmental Indemnity) or arbitration now pending or, to Borrower’s knowledge, threatened in writing against any Borrower Party or affecting any Individual Property or the Collateral. No Borrower Party is a party to any lawsuit, arbitration or similar proceeding that, if determined adversely to such party, would be reasonably likely to have a Material Adverse Effect.

Section 4.10. No Bankruptcy or Criminal Proceedings. No bankruptcy, insolvency, reorganization or comparable proceedings or assignment for benefit of creditors has ever been instituted by or against Borrower or any Individual Mortgage Borrower, and no such proceeding or assignment is now pending. Without limitation, no Borrower Party is a debtor, and no property of any of them (including any Individual Property) is property of the estate in any voluntary or involuntary case under the Bankruptcy Code or under any applicable bankruptcy, insolvency or other similar law; and no Borrower Party and no property of any of them is under the possession or control of a receiver, trustee or other custodian. No Borrower Party or any Person described in this Section has been charged, indicted or convicted, or to Borrower’s knowledge are currently under the threat of charge, indictment or conviction, for any felony. To Borrower’s knowledge, neither Borrower nor any Individual Mortgage Borrower has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against any Individual Property, the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Pledge Agreement or the other Loan Documents or in performance of Mortgage Borrower’s obligations under the Mortgage Loan Documents.

Section 4.11. Payment of Taxes.

(A) Taxes. All federal, and material state, local, municipal, personal property and other tax returns and reports of each Borrower Party required to be filed have been timely filed (or an extension to file the same has been lawfully obtained from the taxing authority), and all federal and other material Taxes, assessments, fees and other governmental charges (including any payments in lieu of Taxes) upon such Person and upon its properties (including each Individual Property and the Collateral), assets, income and franchises which are due and payable have been paid prior to delinquency. No claim that any tax is due from any Borrower Party or with respect to any property of any Borrower Party is being disputed or appealed.

(B) Assessments. Except as disclosed in the Title Policy, there is not presently existing and neither Borrower nor any Individual Mortgage Borrower has received written notice of (and to Borrower’s knowledge, there is not contemplated) any special assessment against any Individual Property or any part thereof, nor are there any contemplated improvements to any Individual Property or any part thereof that may result in special or other assessments. No part of any Individual Property is included or assessed under or as part of another tax lot or parcel that does not constitute Property pursuant to the Loan Documents, and no part of any other property that does not constitute Property pursuant to the Loan Documents is included or assessed under or as part of the tax lots or parcels comprising each Individual Property. Except as disclosed in the Title Policy, no Tax Liens have been filed against any property of Borrower or any Individual Mortgage Borrower, and none is threatened in writing, in each case, other than the Lien for property taxes not yet delinquent.

Section 4.12. Employees. Borrower has no employees.

Section 4.13. Compliance with Other Laws. In addition to the representations set forth in this Agreement pertaining to compliance with specific laws or specific areas of law, Borrower represents that neither Borrower nor any Individual Mortgage Borrower is in violation of any Legal Requirements, which violation or non-compliance would subject Borrower or any Individual Mortgage Borrower to criminal liability or would reasonably be expected to have, either individually or together with all such other violations and non-compliance, a Material Adverse Effect, and no such violation has been alleged by any such government, instrumentality or agency.

Section 4.14. No Plan Assets. As of the date hereof (and thereafter as provided in Section 7.20 hereof) (i) neither Borrower nor Mortgage Borrower is or will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) neither Borrower nor Mortgage Borrower is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, (iii) transactions by or with Borrower under this Agreement and the other Loan Documents are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (iv) none of the assets of Borrower or Mortgage Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof (and thereafter as provided in Section 7.20 hereof), neither Borrower, Mortgage Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRC), maintains, sponsors or contributes to or is obligated to contribute a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).

Section 4.15. Governmental Regulation. No Borrower Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

Section 4.16. Bank Holding Company. No Borrower Party is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 4.17. Broker and Financial Advisors. Except for the compensation, if any, that may be payable by Borrower to the Broker pursuant to a written agreement between them to which Lender is not a party, no broker’s or finder’s fee, commission or similar compensation will be payable by or pursuant to any contract or other obligation of Borrower or Guarantor with respect to the making of the Loan or any of the other transactions contemplated hereby or by any of the Loan Documents.

Section 4.18. Investments. No Borrower has any (i) direct or indirect interest in, including without limitation stock, partnership interest or other securities of, any other Person other than its Pledged Collateral, or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all Indebtedness and accounts receivable from that other Person, except for its Pledged Collateral as shown on Schedule 4.1(A) (organizational chart).

Section 4.19. No Foreign Person. No Borrower is a “foreign person” within the meaning of Sections 1445 or 7701 of the IRC. If a Borrower is a “disregarded entity” for U.S. federal income Tax purposes, then the regarded owner, for U.S. federal income Tax purposes, of such Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the IRC.

Section 4.20. No Collective Bargaining Agreements. Neither Borrower, any Individual Mortgage Borrower nor Guarantor is a party to any collective bargaining agreement.

Section 4.21. Brand. The Property is operated under the SmartStop Brand and Mortgage Borrower has the right to use, operate and conduct business at the Property under the SmartStop Brand pursuant to the Management Agreement.

Section 4.22. Insurance. Borrower has obtained and has delivered (or caused Mortgage Borrower to obtain and deliver) to Lender certified copies of all insurance policies (or such other evidence acceptable to Lender) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. As of the date hereof, there are no present claims of any material nature under any of the insurance policies, and to Borrower’s knowledge, no Person, including Borrower and Mortgage Borrower, has done, by act or omission, anything which would impair the coverage of any of the insurance policies.

Section 4.23. Anti-Money Laundering and Economic Sanctions. Borrower hereby represents, warrants and covenants that each Borrower Party, the directors and officers of each Borrower and each Individual Mortgage Borrower, any other owner of any direct or indirect interest in any Borrower and any Individual Mortgage Borrower that is an Affiliate of any Borrower Party and, to the knowledge of Borrower, the employees and agents of each Borrower Party has not and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not: (i) be (or have been) a Sanctioned Person; (ii) [reserved]; (iii) directly or indirectly use (or have used) any part of the proceeds of the Loan (including, without limitation, any sums disbursed from time to time hereunder) or otherwise lend, contribute or make the same available (or have lent, contributed or made the same available), in each case, (A) to fund or facilitate any activities or business (I) of or with any Sanctioned Person or (II) of or in any Sanctioned Jurisdiction in any manner that would result in a violation of any Sanctions by any Person or (B) in violation of any applicable laws (including, without limitation, the Patriot Act, AC Laws, AML Laws and/or Sanctions), (iv) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (v) be (or have been) owned or Controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Each Borrower and each Borrower Party has and shall operate (or have operated) in compliance with the Patriot Act, AC Laws, AML Laws and Sanctions. Without limitation of any other term or provision contained herein, it shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, the Patriot Act, AC Laws and /or AML Laws. Borrower hereby represents and covenants that none of the execution, delivery or performance of the Loan Documents or any activities, transactions, services, collateral and/or security contemplated thereunder has or shall result in a breach of the Patriot Act, AC Laws, AML Laws and/or Sanctions by any party to the Loan Documents or to Borrower’s Knowledge, their respective Affiliates. All capitalized words and phrases and all defined terms used in the Patriot Act are incorporated into this Section. As used herein, (A) “AC Laws” shall mean collectively (i) all laws, rules and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and corruption laws and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (B) “AML Laws” shall mean collectively (i) all laws, rules, regulations and guidelines concerning or relating to money laundering issued, administered and/or enforced by any governmental and/or regulatory agency and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (C) “OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury; (D) “Patriot Act” shall mean collectively (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015, (ii) all statutes, orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws, rules and regulations and (iii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws; (E) “Sanctions” shall mean economic, trade and/or financial sanction, requirements and/or embargoes, in each case, imposed, administered and/or enforced from time to time by any Sanctions Authority; (F)“Sanctions Authority” shall mean the United States (including, without limitation, OFAC and the U.S. State Department) and any other relevant sanctions authority; (G) “Sanctioned Jurisdiction” shall mean, at any time, a country or territory that is, or whose government is, the subject of Sanctions (; and (H) “Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions related list maintained by any Sanctions Authority, (ii) any Person operating, organized or resident in a Sanctioned Jurisdiction and/or (iii) any other subject of Sanctions (including, without limitation, any Person Controlled or 50% or more owned (in each case, directly and/or indirectly and in the aggregate) by (or acting for, on behalf of or at the direction of) any Person or Persons described in subsections (i) and/or (ii) of this definition). Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, no Borrower Party shall make any representations, warranties or covenants in this Section 4.23 or Section 7.23 with respect to direct or indirect equity owners of Guarantor that are not otherwise Borrower Parties or their respective Affiliates, directors, officers, employees or agents.

Section 4.24. Property Document Representations. With respect to each Property Document, Borrower hereby represents that, to Borrower’s knowledge, (a)there are no material uncured defaults under such Property Document by any Individual Mortgage Borrower or to Borrower’s knowledge any other party thereto, and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any such Property Document, that would have a Material Adverse Effect, and (b) no party to any Property Document has commenced any action or given or received any notice for the purpose of terminating such Property Document such that such termination would have a Material Adverse Effect.

Section 4.25. Mortgage Loan Representations.

(A) Borrower has reviewed the representations and warranties made by Mortgage Borrower to and for the benefit of Mortgage Lender contained in the Mortgage Loan Documents and such representations and warranties are true, correct and complete in all material respects.

(B) No Mortgage Loan Event of Default or an event of circumstance has occurred which with the giving of notice or the passage of time, or both, would constitute a Mortgage Loan Event of Default exists as of the date hereof.

(C) Borrower has or has caused to be delivered to Lender true, complete and correct copies of all Mortgage Loan Documents, and none of the Mortgage Loan Documents has been amended or modified as of the date hereof.

(D) The Mortgage Loan has been fully funded (or will be contemporaneously funded with the funding of the Loan) and remains outstanding in its original principal balance as of the Closing Date. No default, breach, violation or event of default has occurred under any Mortgage Loan Document which remains uncured or unwaived and no circumstance, event or condition has occurred or exists which, with the giving of notice and/or the expiration of the applicable period would constitute a Mortgage Loan Event of Default. Each and every representation and warranty of Mortgage Borrower, made to Mortgage Lender contained in any one or more of the Mortgage Loan Documents is hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender.

(E) Other than the Loan Documents, the LLC Agreements and the Mortgage Borrower LLC Agreements, as of the date of this Agreement, Borrower is not subject to any Contractual Obligations or has entered into any agreement, instrument or undertaking by which it or its assets are bound, or has incurred any Indebtedness, and prior to the date of this Agreement Borrower has not entered into any Contractual Obligation, or any agreement, instrument or undertaking by which it or its assets are bound or incurred any Indebtedness.

(F) Borrower does not Control any Affiliates and is not Controlled by any Affiliates except, in each case, as set forth in Schedule 4.1(A). Borrower does not own any equity interests other than other than (a) with respect to the SST II Mezz Borrower, the SST II Mezz Borrower Pledged Collateral, (b) with respect to the SST TRS II Mezz Borrower, the SST TRS II Mezz Borrower Pledged Collateral, and (c) with respect to the SSGT TRS Mezz Borrower, the SSGT TRS Mezz Borrower Pledged Collateral.

Borrower agrees that all of the representations and warranties of Borrower set forth in this Article IV and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any portion of the Loan remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

FINANCIAL REPORTING AND BUDGETS

Section 5.1. Financial Statements; Budgets, Notices to Lender; Audit Rights. So long as any of the Obligations shall be outstanding, each Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP and the requirements of Regulation AB, proper and accurate books, records and accounts reflecting all of the financial affairs of such Borrower and each Individual Mortgage Borrower and all items of income and expense in connection with the operation of the Collateral and the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower, Mortgage Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the existence of an Event of Default, Borrower shall pay (or cause Mortgage Borrowers to pay) any reasonable costs and expenses incurred by Lender to examine Borrower’s or Mortgage Borrower’s accounting records with respect to the Collateral or the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, Borrower shall furnish (or cause Mortgage Borrower to furnish) to Lender such other information reasonably necessary and sufficient to fairly represent the financial condition of Borrower, each Individual Mortgage Borrower, the Collateral and each Individual Property.

(A) Borrower will furnish (or cause Mortgage Borrower to furnish) to Lender annually, promptly but in any event within ninety (90) days after the end of each fiscal year (a “Fiscal Year”)(beginning with Fiscal Year 2019) of Borrower a complete copy of Mortgage Borrower’s annual financial statements prepared and audited by an Approved Accounting Firm or other independent certified public accountants reasonably acceptable to Lender in accordance with GAAP covering each Individual Property for such Fiscal Year and containing statements of profit and loss for Mortgage Borrower, and each Individual Property and a balance sheet for Mortgage Borrower. Such statements of Mortgage Borrower shall set forth the financial condition and the results of operations for each Individual Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual, Net Operating Income, Gross Income from Operations and Operating Expenses, and Mortgage Borrower’s calculation of Underwritten Net Cash Flow with accompanying detail and schedules for such Fiscal Year. Mortgage Borrower’s annual financial statements shall be accompanied by an Authorized Officer’s Certificate certifying that each annual financial statement fairly presents the financial condition and the results of operations of Mortgage Borrower and each Individual Property, and that such financial statements have been prepared in accordance with GAAP.

(B) Borrower shall furnish, not later than one hundred twenty (120) days after the end of each Fiscal Year of Guarantor, a complete copy of Guarantor’s annual financial statements prepared and audited by an Approved Accounting Firm or other independent certified public accountants reasonably acceptable to Lender in accordance with GAAP containing statements of profit and loss and a balance sheet for Guarantor. Such statements of Guarantor shall set forth the financial condition and the results of operations for the property of Guarantor for such Fiscal Year. Guarantor’s annual financial statements shall be accompanied by an Authorized Officer’s Certificate of Guarantor certifying that each annual financial statement fairly presents the financial condition and the results of operations of Guarantor and its property, and that such financial statements have been prepared in accordance with GAAP.

(C) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Authorized Officer’s Certificate of Guarantor stating that, in all material respects, such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of the Guarantor and its property (subject to normal year-end adjustments) as applicable: quarterly and year-to-date financial statements prepared for each calendar quarter, and, upon Lender’s request, other information reasonably necessary to fairly represent the financial position of Guarantor during such calendar quarter, in form reasonably satisfactory to Lender. In addition, such Authorized Officer’s Certificate of Guarantor shall also state as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents.

(D) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Authorized Officer’s Certificate stating that, in all material respects, such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Mortgage Borrower and each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject month or quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures)

prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve (as defined in the Mortgage Loan Agreement) to the extent such reserves are required by the Mortgage Loan Agreement or this Agreement), and, upon Lender’s request, other information reasonably necessary to fairly represent the financial position and results of operation of each Individual Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form reasonably satisfactory to Lender; (iii) a calculation reflecting Borrower’s or Mortgage Borrower’s calculation of Debt Yield as of the last day of such quarter; and (iv) Borrower’s or Mortgage Borrower’s calculation of Underwritten Net Cash Flow, with accompanying reasonable detail and schedules. In addition, such Authorized Officer’s Certificate shall also state that that there are no trade payables outstanding for more than sixty (60) days and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents.

(E) Borrower shall furnish (or cause Mortgage Borrower to furnish) as soon as available and in any event not later than forty-five (45) days after the commencement of each Fiscal Year during which any of the Obligations shall be outstanding:

(i) a reasonably detailed operating budget for each Individual Property, covering such Fiscal Year, which operating budget shall be presented on a monthly basis. Upon the occurrence and during the continuance of a Cash Management Period, each such operating budget so submitted shall be subject to review and approval by Lender. Lender’s approval of any proposed operating budget submitted as above provided shall not be unreasonably withheld, conditioned or delayed (each such operating budget, when so approved being herein referred to individually and collectively with all other operating budgets so approved, as an “Approved Operating Budget”). If as of the beginning of any calendar year (that is during the continuance of a Cash Management Period) any operating budget for such year has not been agreed to as provided above, Borrower shall cause Mortgage Borrower to cause each Individual Property to be operated in accordance with the Approved Operating Budget applicable during the immediately preceding year, except (A) to the extent Lender has approved particular Operating Expenses in the proposed operating budget, in which event Borrower shall have the right to permit such approved Operating Expenses to be incurred and paid by Mortgage Borrower and (B) such Approved Operating Budget shall be deemed adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(ii) a reasonably detailed capital expenditures budget for each Individual Property, covering such Fiscal Year, which capital expenditures budget shall be presented on a monthly basis. Upon the occurrence and during the continuance of a Cash Management Period, each such capital expenditures budget so submitted shall be subject to review and approval by Lender. Lender’s approval of any proposed capital expenditures budget submitted as above provided shall not be unreasonably withheld, conditioned or delayed (each such capital expenditures budget, when so approved being herein referred to individually and collectively with all other capital expenditures budgets so approved, as an “Approved Capital Expenditures Budget”). If as of the beginning of any calendar year (that is during the continuance of a Cash Management Period) any capital expenditures budget for such year has not been agreed to as provided above, Borrower shall cause Mortgage Borrower to cause each Individual Property to be operated in accordance with the Approved Capital Expenditures Budget applicable during the immediately preceding year, except to the extent Lender has approved particular Capital Expenditures in the proposed capital expenditures budget, in which event Borrower shall have the right to permit such approved Capital Expenditures to be incurred and paid by Mortgage Borrower. The Approved Operating Budget and the Approved Capital Expenditures Budget is referred to from time to time as the “Approved Annual Budget”.

(F) In the event that Mortgage Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget, as applicable (each an “Extraordinary Expense” and if approved by Lender, an “Approved Extraordinary Expense”), then, during a Cash Management Period, Borrower shall promptly deliver (or cause Mortgage Borrower) to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which such approval shall not be unreasonably withheld, conditioned or delayed.

(G) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income for Mortgage Borrower and the Property for the most recent fiscal year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB, in each case as and to the extent such data is required with respect to Borrower thereunder, and (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, , in each case as and to the extent such data is required with respect to Borrower thereunder. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. All financial data and financial statements provided by Borrower hereunder shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and other applicable legal requirements. All annual financial statements referred to in this Section 5.1(G) hereof shall be audited by an Approved Accounting Firm or other independent accountants of Borrower or Mortgage Borrower reasonably acceptable to Lender in accordance with Regulation AB, Regulation S-K or Regulation S-X, as applicable, and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under this Section 5.1(G) shall be accompanied by an Authorized Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in this Section 5.1(G) in all material respects. If reasonably requested by Lender, Borrower shall (or shall cause Mortgage Borrower to) provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information in Borrower’s or Mortgage Borrower’s possession, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, or Regulation AB or any amendment, modification or replacement thereto in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization. In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, or Regulation AB or any amendment, modification or replacement thereto are other than as provided herein, then notwithstanding the provisions of this

Section 5.1(G), Lender may request, and Borrower shall promptly provide (or cause Mortgage Borrower to promptly provide), at Lender’s sole cost, such other financial data and financial statements in Borrower’s or Mortgage Borrower’s possession or reasonably obtainable by Borrower or Mortgage Borrower as Lender reasonably determines to be necessary for such compliance.

(H) If requested by Lender (which request shall be limited to one time per year unless an Event of Default exists), Borrower shall provide (or cause Mortgage Borrower to provide) Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate occupy 10% or more of the total floor area of the Improvements of any Individual Property or the Property, in the aggregate, or represent 10% or more of aggregate base rent from any Individual Property or the Property, in the aggregate.

(I) Any reports, statements or other information required to be delivered under this Agreement (collectively, “Financial Statements”) shall be provided to Lender in a form reasonably acceptable to Lender, and shall be delivered electronically unless Lender requests that the same be delivered in paper form (provided that the form in which the financial statements delivered to Lender in connection with the closing of the Loan prior to the date hereof shall be deemed satisfactory to Lender). Borrower agrees that Lender may disclose information regarding the Property, the Collateral, Mortgage Borrower and Borrower that is provided to Lender pursuant to this Agreement in connection with any Securitization to such parties requesting such information in connection with such Securitization.

(J) Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s, or, if all or part of the Loan is being or has been included in a Securitization, by the Rating Agencies, written request, such reasonable additional information as may be reasonably requested with respect to the Property, the Collateral, Borrower and each Individual Mortgage Borrower.

Section 5.2. Reserved.

Section 5.3. Other Reporting Related Matters.

(A) Additional Reporting. In addition to the foregoing, Borrower shall provide (or cause Mortgage Borrower to provide) to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible) such further documents and information concerning its or Mortgage Borrower’s operations, properties, ownership, and finances as Lender shall from time to time reasonably request, certified by an authorized person of Borrower or Mortgage Borrower, as applicable, on behalf of Borrower or Mortgage Borrower, as applicable, to be true, correct and complete in all material respects

(B) GAAP. Borrower Parties that are entities will maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all material respects to permit preparation of Financial Statements in conformity with GAAP. All Financial Statements shall be prepared in accordance with GAAP consistently applied.

(C) Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the Financial Statements and other documents and information provided to Lender by or on behalf of any Borrower Party under this Section, such Borrower Party also shall deliver to Lender a certification in form and substance reasonably satisfactory to Lender, executed on behalf of such Borrower Party by an officer knowledgeable about such Person’s financial affairs, stating that, to such officer’s knowledge, such Financial Statements, documents, and information are true and complete in all material respects and do not omit to state any material information without which the same might reasonably be misleading.

(D) Fiscal Year. Each Borrower Party represents that its fiscal year ends on December 31, and agrees that it shall not change its fiscal year.

Section 5.4. Events of Default, etc. Promptly upon Borrower obtaining actual knowledge of any of the following events or conditions, Borrower shall deliver a notice to Lender specifying the nature and period of existence of such condition or event and what action Borrower or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default; (ii) any condition or event that (alone or together with other conditions or events) causes or poses a reasonable risk of causing a Material Adverse Effect; or (iii) any termination or actual event of default under any Management Agreement, Material Lease, franchise or license agreement, or other Material Contract; (iv) any Casualty, or any threatened (in writing) or pending Condemnation.

Section 5.5. Litigation. Promptly upon Borrower’s obtaining knowledge of (i) the institution, or threat (in writing) thereof, of any action, suit, proceeding, governmental investigation or arbitration against or affecting any Borrower, any Individual Mortgage Borrower, the Collateral or any Individual Property not previously disclosed on Schedule 4.9 that is not covered by insurance and, if adversely determined against such Person, would reasonably be anticipated to have a Material Adverse Effect, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Borrower, any Individual Mortgage Borrower, the Collateral or any Individual Property that would not be covered by insurance and, if adversely determined against such Person, would reasonably be anticipated to have a Material Adverse Effect, Borrower will give written notice thereof to Lender and provide such other information as may be reasonably available to enable Lender and its counsel to evaluate such matter.

Section 5.6. Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Borrower Party or the Property as from time to time may be reasonably requested by Lender.

ARTICLE VI

INSURANCE, CASUALTY, CONDEMNATION

Section 6.1. Maintenance of Insurance.

(A) Borrower shall cause Mortgage Borrower to (i) maintain at all times during the term of Loan the insurance required under Section 6.1 of the Mortgage Loan Agreement (including, without limitation, Schedule 6.1 thereof) under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), including, without limitation, meeting all insurer requirements thereunder and (ii) otherwise satisfy all covenants related thereto as provided in the Mortgage Loan Agreement. In addition, subject to the prior rights of Mortgage Lender under the Mortgage Loan, Borrower shall cause Lender to be included as certificate holder on property and liability certificates of insurance and included as loss payee on the property insurance policies and as an additional insured on all liability policies. Borrower shall also cause all the property policies to contain clauses or endorsements which provide such policies shall not be cancelled without at least 30 days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium. Not less than fifteen (15) days prior to the expiration dates of the Policies, Borrower shall deliver (or cause Mortgage Borrower to deliver) complete copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), provided, however, that in the case of renewal Policies, Borrower may furnish (or cause Mortgage Borrower to furnish) Lender with binders and Acord Form 28 Certificates therefor to be followed by the original Policies when issued.

(B) By no later than five (5) days following the expiration date of any Policies, Borrower shall furnish (or cause Mortgage Lender to furnish) to Lender a statement certified by Mortgage Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender. Without limitation of the foregoing, Borrower shall also comply and cause Mortgage Borrower to comply with the foregoing within ten (10) days of written request of Lender. Borrower shall promptly forward to Lender a copy of each written notice received by any Borrower Party of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(C) Borrower is hereby notified that unless Borrower provides (or causes Mortgage Borrower to provide) Lender with evidence acceptable in form to Lender of the insurance coverage required hereunder, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral, which insurance may, but need not, protect the interests of Borrower or Mortgage Borrower. The coverage purchased by Lender may not pay any claim made by Mortgage Borrower or Borrower or any claim made against Mortgage Borrower or Borrower in connection with the Property or the Collateral. Borrower may later cancel (or cause Mortgage Borrower to cancel) any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained (or caused Mortgage Borrower to obtain) the insurance as required hereunder. If Lender purchases insurance, Borrower will be responsible for the costs of such insurance, including interest and any other charges imposed in connection with the placement of the insurance, together with interest thereon at the Default Rate, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the total obligation secured by this Agreement, the Pledge Agreement and the other Loan Documents. .

(D) For the purposes of this Agreement and subject to Section 6.2(D)(ii) hereof, Lender shall have the same approval rights over the insurance referred to in the Mortgage Loan Agreement (including, without limitation, the insurers, deductibles and coverages thereunder, as well as the right to require other reasonable insurance pursuant to the terms of the Mortgage Loan Agreement) as are provided in favor of Mortgage Lender in the Mortgage Loan Agreement. All liability insurance provided for in the Mortgage Loan Agreement shall provide insurance with respect to the liabilities of both the Borrower and Mortgage Borrower. The Policies delivered pursuant to the Mortgage Loan Agreement shall include endorsements of the type described in described in Section 6.1 thereof.

Section 6.2. Casualty and Condemnation.

(A) In the event of Casualty or Condemnation at any Individual Property (other than non-material Casualty at an Individual Property involving damages of less than $100,000, when aggregated with any other then unrestored Casualty damage at the applicable Individual Property), Borrower shall (or shall cause Mortgage Borrower to) give prompt written notice of the same to the insurance carrier and to Lender and shall promptly commence and diligently prosecute to completion, in accordance with the terms hereof, the repair and restoration of such Individual Property as nearly as possible to the condition of such Individual Property prior to the casualty or loss (a “Restoration”). Borrower shall cause Mortgage Borrower to pay all costs of the Restoration whether or not such costs are covered by Insurance or Condemnation Proceeds. Lender may, subject to the rights of Mortgage Lender, participate in any settlement discussions with any insurance companies concerning a Casualty, and any settlement discussions with any Governmental Authority with respect to a Condemnation (and shall have the right to approve any final settlement with respect to either) with respect to any Casualty or Condemnation in which the Net Proceeds or the costs of completing the Restoration are reasonably expected to exceed the Net Proceeds Threshold (and otherwise if an Event of Default has occurred and is continuing). Borrower shall and shall cause Mortgage Borrower to execute and deliver to Lender all instruments reasonably required by Lender to permit such participation. With respect to any Casualty or Condemnation in which the Net Proceeds or the costs of completing the Restoration are reasonably expected to exceed the Net Proceeds Threshold (and otherwise if an Event of Default has occurred and is continuing), any Net Proceeds in connection with any Casualty shall be due and payable solely to Mortgage Lender and held by Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement, subject to Section 6.2(D)(ii) below.

(B) If Insurance or Condemnation Proceeds are applied to the payment of the Obligations, any such application of proceeds to principal shall not extend or postpone the due dates of the monthly payments due under the Note or otherwise under the Loan Documents, or change the amounts of such payments. Any amount of Insurance or Condemnation Proceeds remaining in Lender’s possession after full and final payment and discharge of all Obligations shall be refunded to Borrower. If any Individual Property is sold at foreclosure or otherwise acquired, subject to the rights of Mortgage Lender, Lender shall have all of the right, title and interest of Mortgage Borrower in and to any Insurance Proceeds, and in and to the proceeds resulting from any damage to the applicable Individual Property prior to such sale or acquisition, in each case if and to the extent not previously applied to the Obligations or Restoration of the Individual Property.

(C) Condemnation. Borrower shall promptly give (or cause Mortgage Borrower to promptly give) Lender notice of the actual or threatened in writing commencement of any proceeding in respect of Condemnation, and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Subject to the rights of Mortgage Lender, for Condemnations in which the Net Proceeds or the costs of completing the Restoration are reasonably expected to exceed the Net Proceeds Threshold (and otherwise if an Event of Default has occurred and is continuing), Lender may participate in any such proceedings, and Borrower shall and shall cause Mortgage Borrower from time to time deliver to Lender all instruments reasonably requested by Lender to permit such participation. Borrower shall cause Mortgage Borrower to, at its expense, diligently prosecute any such proceedings, and for Condemnations in which the Net Proceeds or the costs of completing the Restoration are reasonably expected to exceed the Net Proceeds Threshold (and otherwise if an Event of Default has occurred and is continuing), shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to perform the Obligations at the time and in the manner provided in this Agreement and the other Loan Documents and the Obligations shall not be reduced until any Condemnation Proceeds shall have been actually received and applied by Lender to the reduction or discharge of the Obligations. Subject to the rights of Mortgage Lender, Lender shall not be limited to the interest paid on the award by the applicable Governmental Authority but shall be entitled to receive out of the award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a Governmental Authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of the Mortgage Loan Agreement. If the applicable Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the award, Lender shall have the right, subject to the rights of Mortgage Lender, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the award, in each case if and to the extent not previously applied to the Obligations or Restoration of the Individual Property.

(D) Restoration.

(i) Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.2 of the Mortgage Loan Agreement in connection with a Restoration of an Individual Property after a Casualty or Condemnation. Borrower shall cause Mortgage Borrower to comply with the terms and conditions of the Mortgage Loan Documents relating to Restoration. If the Net Proceeds are to be disbursed by Mortgage Lender for Restoration, Borrower shall deliver or cause to be delivered to Lender copies of all written correspondence of a material nature delivered to and received from Mortgage Lender that relates to the Restoration and the release of the Net Proceeds.

(ii) Notwithstanding any provision in this Agreement to the contrary, Net Proceeds shall be made available to Mortgage Borrower in accordance with the terms of the Mortgage Loan Agreement. In the event that the Mortgage Loan has been paid in full or if at any time and for any reason the Mortgage Loan Restoration Provisions cease to exist or are waived or modified in any material respect (in each case, including, without limitation, due to any waiver, amendment or refinance) (such provisions, the “Waived Restoration Provisions”), to the extent permitted to do so pursuant to the Mortgage Loan Documents (if applicable), Borrower shall promptly (i) execute any amendments to this Agreement and/or the Loan Documents implementing the Waived Restoration Provisions as may be reasonably required by Lender (provided such amendments are substantially similar to the provisions set forth in the Mortgage Loan Agreement relating to the same) and shall cause Mortgage Borrower to acknowledge and agree to the same and (ii) remit to Lender (and shall cause Mortgage Borrower to remit to Lender) any Net Proceeds related to the Waived Restoration Provisions.

(E) For the purposes of this Article VI, Borrower shall obtain the approval of Lender for each matter requiring the approval of Mortgage Lender under the provisions of Article VI of the Mortgage Loan Agreement. If the Mortgage Lender does not require the deposit by Mortgage Borrower of the Net Proceeds Deficiency (as defined in the Mortgage Loan Agreement) pursuant to Section 6.2(E) of the Mortgage Loan Agreement, Lender shall have the right to demand that Borrower make a deposit of such amounts in accordance with the terms of such Section 6.2(E).

Section 6.3. Costs and Expenses. Borrower shall reimburse Lender within ten (10) Business Days after written demand for all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in connection with any Casualty or any threatened in writing or actual Condemnation or any contemplated in writing or actual transaction in lieu of Condemnation, including without limitation any such reasonable out-of-pocket costs or expenses incurred in connection with any application or claim for Insurance or Condemnation Proceeds and any Restoration. Subject to the rights of Mortgage Lender, Lender is hereby authorized to apply Insurance or Condemnation Proceeds against any such costs and expenses.

ARTICLE VII

GENERAL COVENANTS

Section 7.1. Existence; Qualification; SPE Bankruptcy Remote Entity.

(A) In Existence/Qualified. Borrower at all times shall (and shall cause each Individual Mortgage Borrower to) preserve and keep in full force and effect its existence, and all rights and franchises material to its business, including its qualification to do business in each state where it (or the applicable Individual Mortgage Borrower) is required by law to so qualify. Without limitation of the foregoing, Borrower shall cause each Individual Mortgage Borrower shall at all times be qualified to do business in the state where its applicable Individual Property is located.

(B) SPE Bankruptcy Remote Entity. Until the Obligations have been paid in full, each Borrower hereby represents, warrants and covenants that each Borrower is, shall be and shall continue to be a SPE Bankruptcy Remote Entity and each Individual Mortgage Borrower is and shall continue to be a SPE Bankruptcy Remote Entity (as defined in the Mortgage Loan Agreement).

(i) The representations, warranties and covenants set forth in this Section 7.1(B) shall survive for so long as any Obligations payable to Lender under this Agreement or any other Loan Document remain outstanding, other than, from and after the payment in full of all Obligations, contingent indemnification obligations that survive payment in full of the Obligations for which no claims have been made.

(ii) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects, and each Borrower will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion in all material respects. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein if required under such Additional Insolvency Opinion or by the legal counsel providing such Additional Insolvency Opinion.

(iii) Borrower covenants and agrees that Borrower shall provide Lender with eight (8) Business Days prior written notice prior to the removal of an Independent Director of any Borrower.

Section 7.2. Payment of Taxes, Lien Claims and Utility Charges. Subject to Mortgage Borrower’s right to contest as expressly provided in Section 7.3, Borrower shall and shall cause Mortgage Borrower’s to pay (i) all Taxes, (ii) all Lien Claims, and (iii) all federal, state and local income Taxes, sales Taxes, excise Taxes and all other Taxes and assessments of Borrower or Mortgage Borrower, as applicable, on its business, income or assets; in each instance before any penalty or fine is incurred with respect thereto. Borrower shall not permit Mortgage Borrower to suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property. Borrower shall cause Mortgage Borrower to promptly pay for all utility services provided to any Individual Property (or any portion thereof).

Section 7.3. Right to Contest Taxes and Lien Claims. Borrower shall have the right to and to cause Mortgage Borrower to contest in good faith, at Borrower’s or Mortgage Borrower’s own expense, the amount or validity of any Taxes or Liens so long as the following criteria (the “Lien Contest Criteria”) shall be satisfied as to the same: (i) no Event of Default shall have occurred and be continuing, (ii) Borrower shall or shall cause Mortgage Borrower to contest in good faith the validity, applicability or amount of the Taxes or Lien Claim by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Collateral, the applicable Property, other Mortgage Collateral, or any portion thereof, (iii) with respect to any such contest in which the amount at issue is equal to or greater than $100,000 (in the aggregate of all such contested amounts), prior to the date on which such Taxes or Lien Claim would otherwise have become delinquent, Borrower shall have given (or caused Mortgage Borrower to give) Lender written notice of its intent to contest said Taxes or Lien Claim, (iv) with respect to any such contest in which the amount at issue is equal to or greater than $100,000 (in the aggregate of all such contested amounts) prior to the date on which such Taxes or Lien Claim would otherwise have become delinquent, Borrower or Mortgage Borrower either shall have complied with the Statutory Bond Criteria set forth below or shall have deposited with Lender (or with a court of competent jurisdiction or other appropriate body approved by Lender) such additional amounts as are necessary to keep on deposit at all times, an amount equal to at least one hundred twenty five percent (125%) (or such higher amount as may be required by applicable law) of the total of the balance of such Taxes or Lien Claim then remaining unpaid, plus all interest, penalties, costs and charges having accrued or accumulated thereon, together with such other security as may be required in the proceeding, or as may be required by Lender, to insure the payment of any such Taxes or Claim and all interest and penalties thereon (provided, however, that such additional amounts shall not be required to the extent that Mortgage Borrower has provided same to Mortgage Lender in accordance with the requirements of Section 7.3 of the Mortgage Loan Agreement), (v) in Lender’s reasonable judgment, no risk of sale, forfeiture or loss of any interest in any Individual Property, other Collateral, or any part thereof arises during the pendency of such contest, (vi) such contest, in Lender’s reasonable determination, is not reasonably likely to result in a Material Adverse Effect, (vii) such contest is based on bona fide, reasonable claims or defenses, (viii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which any Borrower or any Individual Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; and (ix) if available, at Lender’s request, Borrower shall have caused Mortgage Borrower to obtain such endorsements to the applicable Title Policy with respect to such Taxes or Lien Claim as Lender may reasonably require. Any such contest shall be prosecuted with due diligence, and Borrower shall or shall cause Mortgage Borrower to promptly pay (from the amounts deposited with Lender or Mortgage Lender, if any) the amount of such Taxes or Lien Claim as finally determined, together with all interest and penalties payable in connection therewith. Anything to the contrary notwithstanding, Lender shall have full power and authority, but no obligation, to advance funds or to apply any amount deposited with Lender under this Section to the payment of any unpaid Taxes or Lien Claim at any time if an Event of Default shall exist, or if Lender reasonably determines that a risk of sale, forfeiture or loss of any interest in the Collateral, the applicable Individual Property, other Mortgage Collateral, or any part thereof is threatened. To the extent not paid from amounts deposited by Mortgage Borrower pursuant to this Section 7.3, Borrower shall reimburse (or cause Mortgage Borrower to reimburse) Lender on demand for all such advances, together with interest thereon at the same rate that is then applicable to principal outstanding hereunder. Any surplus retained by Lender after payment of the Taxes or Lien Claim for which a deposit was made shall be promptly repaid to Borrower unless an Event of Default shall exist, in which case said surplus may be retained by Lender to be applied to the Obligations. Notwithstanding any provision of this Section to the contrary, Borrower shall or shall cause Mortgage Borrower to pay any Taxes or Lien Claim which it might otherwise be entitled to contest if an Event of Default shall exist, or if, in the reasonable determination of Lender, the applicable Individual Property is in jeopardy or in danger of being forfeited or foreclosed during the pendency of such contest. If Borrower refuses or refuses to cause Mortgage Borrower to pay any such Taxes or Lien Claim, upon five (5) Business Days’ prior written notice, Lender may (but shall not be obligated to) make such payment and Borrower shall reimburse (or cause Mortgage Borrower to reimburse) Lender on demand for all such advances. The “Statutory Bond Criteria” will be deemed satisfied if (x) by statute in the jurisdiction where the applicable Individual Property is located, a bond may be given as security for the particular form of Taxes or Lien Claim in question, with the effect that the applicable Individual Property shall be forever released from any Lien securing such Taxes or Lien Claim, (y) Borrower shall or shall cause Mortgage Borrower to cause such a bond to be issued, and Borrower shall or shall cause Mortgage Borrower to comply with all applicable requirements of law in all material respects such that the applicable Individual Property shall be forever released from such Lien, and (z) Borrower shall provide (or cause Mortgage Borrower to provide) to Lender such evidence of the foregoing as Lender may reasonably request.

Section 7.4. Maintenance of the Property.

(A) General Maintenance Obligation. Borrower will cause Mortgage Borrower to maintain or cause to be maintained in good repair, working order and condition all material properties used in the business of Mortgage Borrower, including the Property (subject to ordinary wear and tear and the provisions of this Agreement with respect to Casualty and Condemnation), and will cause Mortgage Borrower to make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower shall not permit Mortgage Borrower to remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 7.4(C) below, normal replacement of Equipment with Equipment of equivalent value and functionality and disposition of obsolete or worn out personal property). Without limitation of the foregoing, Borrower will cause Mortgage Borrower to operate and maintain the Property in accordance with the annual budget and capital expenditures budget prepared by Mortgage Borrower, and during a Cash Management Period, the Approved Operating Budget and Approved Capital Expenditures Budget. Borrower shall cause Mortgage Borrower to promptly repair, replace or rebuild any part of any Individual Property that becomes damaged, worn or dilapidated (subject to ordinary wear and tear and the provisions of this Agreement with respect to Casualty and Condemnation) and shall complete and pay for any Improvements at any time in the process of construction or repair.

(B) Work Standards. All work required or permitted under this Agreement shall be performed in a good and workmanlike manner and in compliance with all applicable laws.

(C) Certain Capital Expenditures. Borrower shall cause Mortgage Borrower to complete all Required Repairs within the corresponding time period for each item of work indicated in the column entitled “Completion Time Following Effective Date” in Schedule 7.4(C).

(D) Alterations. Borrower may cause any Individual Mortgage Borrower, without Lender’s prior approval, perform alterations to any Improvements or Equipment (i) that are not reasonably expected to result in a Material Adverse Effect, (ii) that are in the ordinary course of Mortgage Borrower’s business, or (iii) do not constitute a Material Alteration. Lender may, as a condition to giving its approval to any Material Alteration, require that Borrower deliver (or cause Mortgage Borrower to deliver) to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other security reasonably acceptable to Lender (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same), (D) a Letter of Credit or (E) a completion bond (provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements and Equipment over the applicable Alteration Threshold. Notwithstanding the provisions of this Section 7.4(D), such additional security shall not be required to the extent that Mortgage Borrower has provided same in accordance with the requirements of Section 7.4(D) of the Mortgage Loan Agreement. Upon substantial completion of any Material Alteration, Borrower shall provide (or cause Mortgage Borrower to provide) evidence reasonably satisfactory to Lender that (i) the Improvements were repaired, renewed or replaced in accordance with all applicable laws and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the repair, renewal or replacement of Improvements have been paid in full and have delivered unconditional releases of lien, and (iii) all material licenses necessary for the use, operation and occupancy of the Improvements (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower has provided (or caused Mortgage Borrower to provide) to Lender cash security, as provided above, such cash shall be released by Lender to fund such Material Alteration, and if Borrowers have provided (or caused Mortgage Borrower to provide) to Lender non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

Section 7.5. Inspection. Borrower shall permit any authorized representatives designated by Lender to visit and inspect any Individual Property and each Individual Mortgage Borrower’s business, including its financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants (with such Individual Mortgage Borrower’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested (but not more often than one time per calendar year (i) unless an Event of Default exists or the Loan becoming a specially serviced mortgage loan pursuant to the terms of the applicable Servicing Agreement, and (ii) except with respect to the applicable Individual Property(ies) affected by a Casualty, Condemnation or Material Alteration). Unless Lender has reasonable concern that an Event of Default then exists, Lender shall endeavor to provide advance written notice of at least two (2) Business Days prior to visiting or inspecting such Individual Property or such Individual Mortgage Borrower’s offices.

Section 7.6. Waste. Borrower shall not commit or knowingly permit (or permit Mortgage Borrower to commit or knowingly permit) any physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other natural hazard arising out of the operation of the Property, or knowingly take (or permit Mortgage Borrower to knowingly take) any action that would invalidate or give cause for cancellation of any Policy, or do or permit (or permit Mortgage Borrower to do or permit) (to the extent within the control of Borrower or its Affiliates control to prevent) to be done thereon anything that would materially impair the value of the Property, the Collateral or the security for the Loan. Borrower will not permit (and will not permit Mortgage Borrower to permit) any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 7.7. Brand Covenants. Borrower shall cause Mortgage Borrower take reasonable steps to cause the Sponsor Affiliated Manager to use, operate and conduct business at the Property under the SmartStop Brand, provided, that if Lender exercises Lender’s right under Section 7.10(c) of this Agreement or pursuant to the Assignment of Management Agreement to terminate or cause Borrower to terminate the Sponsor Affiliated Manager as the Property Manager for any (or all) the Property, then (a) for a 120-day period thereafter, or for a shorter period if required or approved in writing by Lender (the “Transition Period”), Borrower shall cause Mortgage Borrower to, and shall take reasonable steps to cause Sponsor Affiliated Manager to, continue to operate the applicable Property under the SmartStop Brand while transitioning the operation of the applicable Property to a successor Brand (approved in writing by Lender, in its reasonable discretion if no Event of Default has occurred and is continuing (which approval Lender may condition upon receipt of a Rating Agency Confirmation) and to a replacement Property Manager managing the applicable Property under such successor Brand in accordance with the requirements of Section 7.10, and (b) Borrower shall and shall cause Mortgage Borrower to reasonably cooperate and shall take reasonable steps to cause the Sponsor Affiliated Manager to cooperate in all material respects in the transition of the Brand to the successor Brand, and the transition of the management of the applicable Property to the replacement Property Manager, including using commercially reasonable efforts to cause Sponsor Affiliate Manager to comply with the provisions of the Transition Cooperation. Notwithstanding the provisions of Section 7.10 that would otherwise permit the Borrower to cause Mortgage Borrower to replace the Property Manager upon satisfaction of the requirements of Section 7.10, Borrower shall not permit Mortgage Borrower to terminate or replace Sponsor Affiliated Manager, or suffer or permit Sponsor Affiliated Manager to terminate or fail to renew any Management Agreement with Sponsor Affiliated Manager, or replace the SmartStop Brand with any other Brand, without (i) Lender’s prior written approval in its reasonable discretion (which approval Lender may condition upon receipt of a Rating Agency Confirmation) of such termination or replacement of Sponsor Affiliated Manager and the proposed successor Brand, and (ii) engaging a replacement Property Manager in accordance with the provisions of Section 7.10 and satisfying the requirements of the provisions of Section 7.10. If Lender so approves such termination and replacement of the Affiliated Property Manager and operation of the Property under a successor Brand approved by Lender, then (x) during the Transition Period Borrower shall cause Mortgage Borrower to, and shall take reasonable steps to cause Sponsor Affiliated Manager to, continue to operate the applicable Property under the SmartStop Brand while transitioning the operation of the applicable Property to such successor Brand, (y) Borrower shall take reasonable steps to cause the Sponsor Affiliated Manager to cooperate in all material respects in the transition of the Brand to the successor Brand, and the transition of the management of the applicable Property to the replacement Property Manager, including using commercially reasonable efforts to cause Sponsor Affiliated Manager to comply with the provisions of the Transition Cooperation, and (z) Borrower shall cause Mortgage Borrower to take reasonable steps to enforce the obligations of the replacement Property Manager under the replacement Management Agreement to operate the applicable Property under such successor Brand.

Section 7.8. Maintenance of Franchises and Licenses; Compliance with Laws and Contractual Obligations. Borrower shall (i) comply and cause Mortgage Borrower to comply in all material respects with all Legal Requirements, (ii) maintain and cause Mortgage Borrower to maintain all material licenses held by Borrower or Mortgage Borrower, as applicable, (iii) cause Mortgage Borrower to maintain in good standing and in full force and effect all entitlements and rights appurtenant to each Individual Property, and comply in all material respects with all conditions to maintenance of the same, (iv) cause Mortgage Borrower to maintain in good standing and in full force and effect in all material respects all licenses, franchises, liquor licenses (if applicable) and permits now held or hereafter acquired by any Individual Mortgage Borrower, and (v) cause Mortgage Borrower to duly and punctually perform, observe, comply and fulfill in all material respects all of its obligations, covenants and conditions contained in any Material Contract. Borrower shall give prompt notice to Lender of the receipt by Borrower of any written notice received by Borrower or Mortgage Borrower related to a violation of any Legal Requirements or of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements. Borrower shall not and shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property, the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Pledge Agreement or the other Loan Documents.

Section 7.9. Leases.

(A) Lender’s Approval of Leases, Modifications. Any Material Lease executed after the date hereof shall comply with the conditions set forth in Section 7.9(B)(iv) through and including (vii) below. All Material Leases executed after the date hereof, and any amendments or modifications thereto or terminations thereof (except commercially reasonable termination in the case of material default by the Tenant thereunder beyond applicable cure periods) shall require the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Upon written request, Borrower shall (or shall cause Mortgage Borrower to) furnish Lender with true, correct and complete executed copies of all Leases, amendments thereof and any related agreements in all material respects. All renewals of Leases and all proposed Leases shall comply with the criteria set forth in Section 7.9(B). All proposed Leases shall be on commercially reasonable market rate terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the applicable Security Instrument and the Lien created thereby (or contain a generic subordination to any security instrument and the lien created thereby which shall include the Security Instrument) and that the Tenant thereunder agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall cause Mortgage Borrower to (a) observe and perform the obligations imposed upon the lessor under the Leases in all material respects; (b) enforce the terms, covenants and conditions contained in the Leases in all material respects upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the applicable Individual Property involved; (c) not collect more than five percent (5%) of the Rents from any Individual Property more than one (1) month in advance (other than security deposits required pursuant to the applicable Leases); (d) not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); (e) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (f) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not permit Mortgage Borrower to enter into a Lease of all or substantially all of the Property or of any Individual Property (or a ground lease of any portion of the Property or any Individual Property) without Lender’s prior written consent.

(B) Criteria for Permitted Leases. Lender’s consent shall not be required as provided above for the creation or modification of a Lease that is not a Material Lease provided that the action is commercially reasonable, and that the applicable Lease satisfies the following criteria:

(i) is on a standard lease form pre-approved by Lender in Lender’s reasonable discretion, without any modifications that (a) materially change the financial terms of such standard lease form, (b) materially reduce the rights and remedies of Mortgage Borrower or Mortgage Lender under such standard lease form, or (c) are not customary and reasonable in the market area;

(ii) has a term, inclusive of extension options, of less than 5 years;

(iii) is at rental rates and rental concessions made in the ordinary course of business (and consistent with the then prevailing business conditions for self-storage for the market in which the Individual Property is located);

(iv) represents a bona fide arm’s length transaction;

(v) does not permit any use which would violate any provision of any existing Lease;

(vi) contains no right or option to purchase (including without limitation, any right of first refusal, right of first offer, or similar right) all or any portion of any Individual Property; and

(vii) complies with all other requirements of Leases set forth in this Section.

(C) General Covenants Regarding Leases. Borrower shall cause Mortgage Borrower to (i) not do or permit to be done anything to impair the value in any material respect of the Leases as security for the Obligations; and (ii) promptly send copies to Lender of all notices of an event of default which Mortgage Borrower shall send or receive under any Material Leases.

(D) Security Deposits. Borrower shall cause Mortgage Borrower to hold all Security Deposits in a separate account, not commingled with any assets of Borrower, Mortgage Borrower, Property Manager, or any other Person, except that Security Deposits for each Individual Property may be commingled with each other. If any Security Deposit is given in a form of a letter of credit, bond or other non-cash instrument, then (i) the same shall be issued by an institution reasonably satisfactory to Lender, (ii) the same otherwise in all respects shall be reasonably satisfactory to Lender, and (iii) Borrower shall cause Mortgage Borrower to maintain the same in full force and effect, to the extent of its right to do so. Upon Lender’s written request (but not more often than one time per calendar year unless an Event of Default exists), Borrower shall provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing and with all requirements of law pertaining to the Security Deposits.

(E) Deemed Approval Requirements. If the Deemed Approval Requirements set forth herein are fully satisfied in connection with Borrower’s request for Lender’s approval with respect to a leasing matter pursuant to this Section 7.9, Lender’s approval shall be deemed given with respect to such matter.

Section 7.10. Management. (a) Unless waived by Lender in writing, which waiver may be withheld in Lender’s sole discretion, the Property Manager shall be a Qualified Manager. Borrower shall cause Mortgage Borrower to: (i) promptly perform or observe, in all material respects, all of the covenants and agreements required to be performed and observed by any Individual Mortgage Borrower under each Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired such Individual Mortgage Borrower’s rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement of which it is aware; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed or observed by each Property Manager under each Management Agreement, in a commercially reasonable manner.

(b) Without Lender’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed, with approval Lender may condition upon receipt of a Rating Agency Confirmation), Borrower shall not (and shall not permit any Individual Mortgage Borrower to) (i) enter into, surrender or terminate any Management Agreement, (ii) amend or modify any Management Agreement to increase the management fees or any other material fees or charges under any Management Agreement, or otherwise make material amendments or modifications to any Management Agreement, or (iii) permit any change in Control of any Affiliated Manager (provided that a change of Control of an Affiliated Manager shall not be deemed to have occurred if such Property Manager remains an Affiliated Manager, including following a Self Administration Transaction), or otherwise retain the services of any other property management company. Without limitation of the foregoing, each Management Agreement shall provide that such Management Agreement shall be terminable at Mortgage Borrower’s option upon 60 days prior notice without penalty or premium.

(c) Lender shall have the right (x) to require Borrower to cause Mortgage Borrower to terminate any Management Agreement for an Individual Property (or, if applicable, for one or more Individual Properties) and replace such Property Manager with a Qualified Manager that is not an Affiliated Manager and (y) solely in the case of clause (i) below, terminate any Management Agreement and replace Property Manager with another property manager chosen by Lender in its sole discretion, upon the occurrence of any one or more of the following events: (i) an Event of Default shall occur and be continuing (in which event Lender may terminate, or require termination of, any or all Management Agreements, as determined from time to time by Lender), (ii) a change in Control of any Affiliated Property Manager occurs with respect to any Individual Property managed by it (provided that a change of Control of an Affiliated Manager shall not be deemed to have occurred if such Property Manager remains an Affiliated Manager, including following a Self Administration Transaction), (iii) Property Manager shall be in material default under the applicable Management Agreement beyond any applicable notice and cure period, (iv) upon the gross negligence, malfeasance or willful misconduct of Property Manager with respect to the applicable Management Agreement or Individual Property, or (v) upon the bankruptcy or insolvency of the Property Manager.

(d) Borrower shall cause the applicable Individual Mortgage Borrower and each replacement Property Manager to execute and deliver a subordination agreement reasonably satisfactory to Lender at the time of execution and delivery of any Management Agreement. Any action or inaction of Property Manager within the scope of the rights and obligations of Mortgage Borrower that are delegated to Property Manager under the Management Agreement shall be deemed attributed to Mortgage Borrower for purposes of determining compliance with or default under this Agreement and the other Loan Documents.

(e) Borrower shall, from time to time (but no more than once in any twelve month period unless an Event of Default shall have occurred and be continuing), use commercially reasonable efforts to obtain (or cause Mortgage Borrower to obtain) from Property Manager under any Management Agreement such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of such Management Agreement as may be reasonably requested in writing by Lender (on its own behalf or on behalf of any Lender).

(f) During the continuance of an Event of Default under the Loan Documents, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action reasonably necessary to cause all the terms, covenants and conditions of each Management Agreement on the part of Mortgage Borrower to be performed or observed to be promptly performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under each Management Agreement shall be kept unimpaired and free from default. Upon prior written notice to Borrower, Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property during the continuance of an Event of Default for the purpose of taking any such action. If Property Manager shall deliver to Lender a copy of any notice sent to Borrower or Mortgage Borrower of default under any Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in reliance thereon. Borrower shall not permit Mortgage Borrower to permit Property Manager to sub-contract to a third party any or all of its managerial responsibilities under any Management Agreement, provided, that Property Manager may sub-contract to a Qualified Manager the managerial responsibilities of Property Manager under a Management Agreement pursuant to a sub-management agreement, provided, that (1) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to Property Manager under such Management Agreement and are the sole obligation of Property Manager, (2) any sub-management agreement terminates in the event of a termination of the related Management Agreement, and (3) neither Borrower nor Mortgage Borrower shall have any obligations or liabilities under any such sub-management agreement.

(g) Any reasonable out-of-pocket costs expended by Lender pursuant to this Section 7.10 shall be due and payable by Borrower to Lender (i) immediately upon incurrence thereof if an Event of Default exists and is continuing, and bear interest at the Default Rate, and (ii) otherwise shall be due and payable within ten (10) Business Days after Lender’s written demand therefor, and if not paid within such ten (10) Business Day period shall bear interest at the Default Rate, and in each case shall be deemed to constitute a portion of the Obligations and shall be secured by the liens of the Loan Documents.

Section 7.11. Performance of Agreements; Material Contracts.

(A) Each Borrower Party shall duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with hereunder and under the other Loan Documents to which it is a party, and, in addition, Borrower shall observe and perform, and cause Mortgage Borrower to observe and perform, in all material respects with all terms, provisions, conditions, covenants and agreements on Borrower’s or Mortgage Borrower’s part to be performed, observed and complied with pursuant to the terms of any other agreement or other Contractual Obligation binding upon Borrower or Mortgage Borrower, as applicable, to the extent the failure to observe and perform the same would have a Material Adverse Effect.

(B) Except for Leases complying with the Loan Documents and Management Agreement complying with the foregoing Section 7.10, (i) Borrower shall not permit Mortgage Borrower to enter into or become obligated under any Material Contract that would be binding on successors in ownership of any Individual Property or the Mortgage Collateral or any other material agreement pertaining to any Individual Property or the Mortgage Collateral, including without limitation brokerage agreements, unless the same may be terminated without cause and without payment of a penalty or premium, on not more than sixty (60) days’ prior written notice, and (ii) Borrower represents that all such Material Contracts that presently exist are so terminable without payment of a penalty or premium, on not more than sixty (60) days’ prior written notice (excluding, with respect to the foregoing clauses (i) and (ii), elevator service contracts entered into in the ordinary course of business at the applicable Individual Properties).

Section 7.12. Estoppels.

(A) Within ten (10 Business Days following a written request by Lender (but not more frequently than one time per calendar year after a Securitization unless an Event of Default exists), Borrower shall provide to Lender a duly acknowledged written statement confirming (i) the amount of the outstanding principal balance of the Loan, (ii) the terms of payment and maturity date of the Loan, (iii) the date to which interest has been paid, (iv) whether any claims, offsets or defenses exist against Lender or affecting any of the Obligations, and if any such claims, offsets or defenses are alleged to exist, the nature thereof shall be specified and all material information pertaining to the same shall be set forth in detail, and (v) that this Agreement, the Note, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or amended, or, if modified or amended, giving particulars of any such modification or amendment.

(B) Within twenty-five (25) days following request by Lender given not more than once per calendar year (or twice per calendar year prior to a Securitization), Borrower shall use commercially reasonable efforts to deliver (or cause Mortgage Borrower to deliver) to Lender estoppel certificates from Tenants under the Material Leases and/or guarantors of the Material Leases, each in form and substance reasonably satisfactory to Lender.

Section 7.13. Indebtedness. Borrower shall not permit Mortgage Borrower to, directly or indirectly, create, incur or assume any Indebtedness other than “Permitted Indebtedness” (as defined in the Mortgage Loan Agreement). So long as the Loan is outstanding, no Borrower will directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except (the following, the “Permitted Indebtedness”):

(A) the Obligations; and

(B) unsecured trade payables incurred in the ordinary course of business which does not exceed, at any time, $10,000.00 and are paid within thirty (30) days of the date incurred.

Section 7.14. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release (or permit any Individual Mortgage Borrower to cancel or otherwise forgive or release) any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower (or such Individual Mortgage Borrower) by any Person, except for adequate consideration and in the ordinary course of Borrower’s (or such Individual Mortgage Borrower’s) business.

Section 7.15. Liens, Negative Pledges. So long as the Loan is outstanding, Borrower shall not directly or indirectly create, incur, assume or permit to exist (or permit Mortgage Borrower to create, incur, assume or permit to exist) any Lien on or with respect to any Collateral or Mortgage Collateral, except Permitted Encumbrances. Without limitation, so long as the Loan is outstanding, Borrower shall not (and shall not permit any Individual Mortgage Borrower to) (a) directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset (including any document or instrument with respect to goods or accounts receivable) of Borrower (or any Individual Mortgage Borrower), whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances, or (b) enter into or assume any agreement (other than the Loan Documents and the Mortgage Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired. This Section is in addition to and not in limitation of Article XI herein.

Section 7.16. Grants of Rights, Easements; Recorded Documents. Except as expressly provided herein, without the prior written consent of Lender, which may be withheld in Lender’s sole discretion, Borrower shall not and shall not permit Mortgage Borrower to (i) grant any easement or other similar right in any Individual Property or any portion thereof, (ii) make application for, initiate, consent to or take any action to effect any change to any zoning classification or any entitlements of any Individual Property or to seek any variance under any zoning ordinance, or use or permit the use of any portion of any Individual Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, provided, however, that any use of any Individual Property that constitutes a legal nonconforming use shall not constitute a breach of this Section 7.16, (iii) make any application for or record any tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision, or (iv) otherwise record any documents or instruments affecting title to any Individual Property

Section 7.17. Restriction on Fundamental Changes. Except as otherwise expressly permitted under this Agreement:

(A) No Borrower shall, or shall permit any other Person to, (i) amend, modify or waive any term or provision of any Borrower’s or any Individual Mortgage Borrower’s certificate of formation, limited liability company agreement, operating agreement or other organizational documents; or (ii) liquidate, wind-up or dissolve any Borrower or any Individual Mortgage Borrower.

(B) No Borrower shall, or shall permit or suffer any other Person on its behalf to, (i) except in accordance with the Loan Documents, issue, sell, assign, pledge, convey, dispose or otherwise encumber any stock, membership interest, partnership interest, or other equity or beneficial interest in any Borrower or any Individual Mortgage Borrower; or (ii) grant any options, warrants, purchase rights or other similar agreements or understandings with respect thereto, in each case except to the extent the same can be issued, sold, assigned, pledged, conveyed, disposed of, otherwise encumbered or granted in compliance with Article XI (including, without limitation, after giving effect to the completion of any transactions contemplated by such granting).

(C) No Borrower shall (or shall permit any Individual Mortgage Borrower to) acquire by purchase or otherwise all or any part of the stock or other evidence of beneficial ownership of, any Person.

(D) No Borrower shall change (or permit to be changed) any Borrower’s or any Individual Mortgage Borrower’s name, and each Borrower and each Individual Mortgage Borrower shall at all times continue be a Delaware limited liability company.

(E) Without limiting the foregoing, no Borrower shall or shall permit any Individual Mortgage Borrower to issue any limited liability company membership interests or other securities other than those that have been issued as of the date hereof.

Section 7.18. Restrictions on Changes of Use. Borrower shall not and shall not permit Mortgage Borrower to (i) change the use of any Individual Property from the “Permitted Use” identified on the Information Schedule and uses ancillary or incidental thereto permitted under applicable law or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Individual Property or any part thereof. If under applicable zoning provisions the use of all or any portion of any Individual Property is or shall become a nonconforming use, Borrower will not cause or permit (and shall cause Mortgage Borrower not to cause or permit) the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the consent of Lender.

Section 7.19. Transactions with Related Persons. Except as contemplated by the Management Agreement (and subject to the Mortgage Loan Documents and the Subordination of the Management Agreement), Mortgage Borrower is not and Borrower shall not permit Mortgage Borrower to become contractually obligated to pay any development, management, brokerage, consulting, director or similar fees to any Related Person of Mortgage Borrower or to any director or manager, officer or employee of Mortgage Borrower. Borrower is not and shall not become contractually obligated to pay any development, management, brokerage, consulting, director or similar fees to any Related Person of Borrower or to any director or manager, officer or employee of Borrower. Borrower shall not, and shall not permit any Individual Mortgage Borrower to directly or indirectly enter into or permit to exist any transaction in which it is party (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Related Person of Borrower or Mortgage Borrower or with any director, officer or employee of any Borrower Party, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower or Mortgage Borrower, as applicable, and upon fair and reasonable terms which are fully disclosed in writing to and approved by Lender prior to consummation, and are no less favorable to Borrower or Mortgage Borrower, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Related Person of Borrower or Mortgage Borrower, as applicable; provided that the parties agree that the Management Agreement (subject to the Mortgage Loan Documents and the Subordination of the Management Agreement) does not violate the covenants of this Section 7.19. Each transaction entered into by Borrower with any Related Person shall be evidenced by a written agreement that (i) shall not be secured, (ii) shall provide that such agreement shall be terminable by Borrower without penalty or premium on thirty (30) days’ notice, (iii) shall provide that all rights of the Related Person thereunder (including its rights to receive payment of any kind) shall be subordinate in all respects to the rights of Lender to receive payment of the Obligations and to all other rights of Lender under the Loan Documents, and (iv) shall provide that no payment may be made to the Related Person thereunder when or as to any time when an Event of Default shall exist. Borrower shall not make any payment or distribution to any Related Person of Borrower when or as to any time when any Event of Default shall exist and, at Lender’s request, Borrower shall terminate any agreement with any Related Person at any time when an Event of Default shall exist.

Section 7.20. ERISA.

(A) Borrower shall not engage or permit any Individual Mortgage Borrower to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.

(B) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender, that (i) neither Borrower nor any Individual Mortgage Borrower is an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRC, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) transactions with Borrower under this Agreement and the other Loan Documents are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(i) Equity interests in Borrower and each Individual Mortgage Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and each Individual Mortgage Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(iii) Borrower and each Individual Mortgage Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(C) The representation and warranties of Borrower set forth in Section 4.14(A) shall continue to be and remain true and correct at all times from and after the Closing until the earlier of (x) the repayment in full of the Obligations or (y) or with respect to the Collateral, the foreclosure of the Collateral by Lender or (z) with respect to any Individual Property, the foreclosure of such Individual Property by Mortgage Lender or the date such Individual Property becomes a Release Property.

Section 7.21. Further Assurances. Upon the written request of Lender and at the expense of Borrower, Borrower shall (and shall cause Borrower Parties to) (i) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument in Borrower’s possession or reasonably obtainable by Borrower and reasonably requested by Lender in connection with the Loan; and (ii) promptly correct any defect, error or omission which is discovered in the contents of this Agreement or in any of the other Loan Documents and promptly execute, acknowledge, deliver and record or file such further instruments and do such further acts as would be reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement and the other Loan Documents or as may be deemed reasonably advisable by Lender to protect, continue or preserve the liens and security interests under the Loan Documents, including without limitation, security instruments, financing statements and continuation statements.

Section 7.22. Use of Proceeds and Margin Security. Borrower Parties shall use the proceeds of the Loan only for the purposes set forth herein and consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of the Loan shall be used in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

Section 7.23. Anti-Money Laundering and Economic Sanctions. Borrower shall (and shall cause its Constituent Owners and Affiliates to) (a) at all times comply with the representations and covenants contained in Section 4.23 such that the same remain true, correct and not violated or breached. Borrower covenants that no Borrower Party, or, to Borrower’s knowledge, any of their directors, officers, or employees or agents: (x) knowingly conduct any business, or engage in any transaction or dealing, with any Sanctioned Person (including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Sanctioned Person) in any manner that would result in a violation of any Sanctions by any Person,; or (y) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Sanctions or any other prohibitions set forth in the Patriot Act, AC Laws and/or AML Laws. On request by Lender from time to time, Borrower further covenants and agrees promptly to deliver to Lender any such certification or other evidence as may be reasonably requested by Lender in its sole and absolute discretion, confirming that (i) none of the Borrower Parties, and, to Borrower’s knowledge, none of their respective officers, directors, partners, or Affiliates is a Sanctioned Person; and (ii) none of the Borrower Parties, and none of their respective officers, directors, or to Borrower’s knowledge, partners, members or Affiliates has engaged in any business, transaction or dealings with a Sanctioned Person (including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Sanctioned Person) in any manner that would result in a violation of any Sanctions by any Person..

Section 7.24. Adverse Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which Lender reasonably believes would affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Pledge Agreement or the other Loan Documents and, in connection therewith, use commercially reasonable efforts to permit Lender, at its election, to participate in any such proceedings.

Section 7.25. Lender’s Expenses. Borrower shall pay, within five (5) Business Days after written demand by Lender, all reasonable expenses, charges, costs and fees (including reasonable attorneys’ fees and expenses) actually incurred by Lender in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Loan and the Loan Documents, and in the preservation and protection of Lender’s rights hereunder and thereunder. Without limitation of the foregoing, Borrower shall pay all costs and expenses, including reasonable attorneys’ fees, actually incurred by Lender in any case or proceeding under Title 11 of the United States Code (or any law succeeding or replacing any of the same). At the Closing, Lender is authorized to pay directly from the proceeds of the Loan any or all of the foregoing expenses then or theretofore incurred.

Section 7.26. Property Document Covenants. Without limiting the other provisions of this Agreement and the other Loan Documents, Borrower shall cause Mortgage Borrower to (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by any Individual Mortgage Borrower under the Property Documents and do all things reasonably necessary to preserve and to keep unimpaired such Individual Mortgage Borrower’s material rights thereunder; (ii) promptly notify Lender of any material default under the Property Documents of which it is aware by any party thereto; (iii) not, without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), (A) enter into any new Property Document or replace or execute any material modifications to any existing Property Documents or renew or extend the same (exclusive of, in each case, any automatic renewal or extension in accordance with its terms), (B) surrender, terminate or cancel the Property Documents, (C) materially reduce or consent to the material reduction of the term of the Property Documents, (D) materially increase or consent to the material increase of the amount of any charges to Borrower under the Property Documents, or (E) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents.

Section 7.27. Notices. Borrower shall give notice, or cause notice to be given, to Lender promptly upon the occurrence of any Mortgage Loan Event of Default.

Section 7.28. Other Limitations. Prior to the payment in full of the Obligations, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items:

(A) except as permitted herein or in the Mortgage Loan Documents, creating, incurring, assuming or suffering to exist any additional Liens on any portion of the Property except for Permitted Encumbrances;

(B) except as permitted herein or under the Mortgage Loan Documents or as set forth in an Approved Annual Budget or if an Approved Extraordinary Expense, any (i) improvement, renovation or refurbishment of all or any part of the Property to a materially higher standard or level than that of comparable properties in the same market segment and in the same geographical area as the Property, (ii) removal, demolition or material alteration of the improvements or equipment on the Property or (iii) material increase in the square footage or gross leasable area of the improvements on the Property if a material portion of any of the expenses in connection therewith are paid or incurred by Mortgage Borrower;

(C) except as otherwise expressly permitted herein or pursuant to the Mortgage Loan Documents, any material change in the method of conduct of the business of Borrower or any Individual Mortgage Borrower, such consent to be given in the sole discretion of the Lender; and

(D) except as required or expressly permitted by the Mortgage Loan Documents, any determination to restore any Individual Property after a Casualty or Condemnation.

Section 7.29. Environmental Covenants.

(A) Borrower shall (or shall cause Mortgage Borrower to) promptly, and in any event within sixty (60) days after the Closing Date, cause an operations and maintenance plan with respect to asbestos containing materials, and, in addition, with respect to the 5200 Coliseum Way Individual Property, a lead-based paint operations and maintenance plan (an “O&M Plan”) to be prepared and implemented at Borrower’s (or Mortgage Borrower’s) expense at each of the Individual Properties set forth Schedule 7.29 hereof and to continue to maintain the existing O&M Plans at the other Individual Properties for which an Environmental Report recommends an O&M Plan be implemented. Borrower covenants and agrees to (or cause Mortgage Borrower to) continue to maintain all O&M Plans and diligently comply with the recommendations and requirements of each O&M Plan.

(B) With respect to the Individual Property located at 5200 Coliseum Way, Oakland California (the “5200 Coliseum Way Individual Property”), Borrower shall or shall cause Mortgage Borrower to, at Borrower’s or Mortgage Borrower’s expense (i) maintain the existing engineered soil cap (including maintaining building foundations and paved ground cover) and (ii) comply with restrictions and covenants contained in the Covenant and Environmental Restriction on Property, dated as of April 12, 2002 and recorded in the Official Records of Alameda County on April 22, 2002 as document number 2002178026.

(C) With respect to the Individual Property located at 1111 W. Gladstone Street, Azusa, California (the “1111 W. Gladstone Street Individual Property”), Borrower shall conduct (or cause Mortgage Borrower to conduct), at Borrower’s (or Mortgage Borrower’s expense) interior methane gas testing at the 1111 W. Gladstone Street Individual Property each calendar quarter as recommended by that certain Phase I Environmental Site Assessment Report (Project #18-37855.01), prepared by Global Realty Services Group, dated as of December 10, 2018 (the “Gladstone Environmental Report”). Upon

written request of Lender, Borrower will (or shall cause Mortgage Borrower to) promptly provide evidence reasonably acceptable to Lender of compliance with the foregoing. Borrower shall promptly notify Lender if any such testing recommends any remediation or discloses elevated levels of methane gas at the 1111 W. Gladstone Street Individual Property in which remedial action would be required or recommended under Environmental Laws.

(D) Borrower shall (or shall cause Mortgage Borrower to) promptly, and in any event within sixty (60) days after the Closing Date, conduct radon testing with respect to the ground floor residential unit, at Borrower’s expense, at the Individual Property located at 1001 Toll Gate Road, Elgin, Illinois (the “1001 Toll Gate Road Individual Property”). Upon written request of Lender, Borrower will (or shall cause Mortgage Borrower to) promptly provide evidence reasonably acceptable to Lender of compliance with the foregoing. Borrower shall promptly notify Lender if any such testing recommends any remediation or discloses elevated levels of radon gas at the 1001 Toll Gate Road Individual Property in which remedial action would be required or recommended under Environmental Laws.

ARTICLE VIII

RESERVES

Section 8.1. Reserves.

(A) Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Reserve Funds as required under the Mortgage Loan Documents and to perform and comply with all the terms and provisions relating thereto. Upon request of Lender, Borrower will promptly provide evidence acceptable to Lender of compliance with the foregoing.

(B) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, if at any time and/or for any reason any Mortgage Reserve Funds are no longer being maintained in accordance with the Mortgage Loan Documents and/or are reduced, waived or modified (in each case, including, without limitation, due to any waiver or amendment to the Mortgage Loan Documents or any repayment or refinance of the Mortgage Loan (any such Mortgage Reserve Funds, the “Waived Reserve Funds”)), Borrower shall promptly notify Lender of same and, if requested by Lender in writing, (i) establish and maintain with Lender and for the benefit of Lender reserves in substitution thereof (the “Substitute Reserve Funds”), which Substitute Reserve Funds shall be made by Borrower and disbursed by Lender substantially, in each case, in accordance with the provisions of such applicable sections of the Mortgage Loan Agreement, (ii) execute any amendments to this Agreement and/or the Loan Documents relating to the Substitute Reserve Funds, (iii) remit to Lender (and cause Mortgage Borrower to remit to Lender) any Mortgage Reserve Funds remaining in the Waived Reserve Funds and (iv) upon request by Lender, make a payment with respect to any deficiency in the Substitute Reserve Funds as identified by Lender.

Section 8.2. General Matters Pertaining to Reserves.

(A) Release of Substitute Reserve Funds. Provided no Event of Default shall exist and remain uncured, Lender shall release any Substitute Reserve Funds in accordance with substantially the same terms and conditions in the Mortgage Loan Agreement with respect to the release of the applicable Mortgage Reserve Funds.

(B) Security Interest; Rights on Default. All Substitute Reserve Funds shall be held in Eligible Accounts. Borrower hereby grants and pledges to Lender a security interest in any and all monies now or hereafter comprising any Reserves, including all Substitute Reserve Funds and any other funds paid to or held by Lender for such purposes, and all earnings on and proceeds of any or all of the foregoing, in each case as security for the payment of the Loan and the payment and performance of all other Obligations. If an Event of Default exists, Lender shall have no obligation to disburse any amount from any Reserve. Upon the occurrence of an Event of Default, Lender shall have all rights and remedies under the Loan Documents and under applicable law. Without limitation, if an Event of Default exists, Lender shall have no obligation to disburse any amount from any Reserve, and Lender is expressly authorized to hold all or any portion of the Reserves and not apply the same to the Obligations, to apply all or any portion of the Reserves against any of the Obligations in any order that Lender determines, to apply all or any portion of the Reserves otherwise as provided herein, or to dispose of any or all of the same in accordance with applicable law.

(C) Earnings on Reserves. The Substitute Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. No earnings or interest on the Substitute Reserve Funds shall be payable to Borrower or Mortgage Borrower. Neither Lender nor any Servicer that at any time holds or maintains the Substitute Reserve Funds shall have any obligation to keep or maintain such Substitute Reserve Funds or any funds deposited therein in interest bearing accounts. If Lender or any Servicer elects in its sole and absolute discretion to keep or maintain any Substitute Reserve Funds deposited therein in an interest bearing account, (i) such funds shall not be invested except in Permitted Investments, and (ii) all interest earned or accrued thereon shall be for the account of, and be retained by Lender or any Servicer. Lender shall not be responsible and shall have no liability whatsoever for the rate of return earned or losses incurred on the investment of any Substitute Reserve Funds in Permitted Investments.

(D) Right to Receive Authorization. Lender shall have the right at any time to request from Borrower or from Guarantor written authorization in form and substance reasonably satisfactory to Lender, separate and apart from the authorizations set forth in the Loan Documents, to make (or refrain from making) any payment from or with respect to any Reserve (including payments to Lender for credit against the obligations of Borrower hereunder), or to take (or refrain from taking) any action pertaining to any Reserve. Lender shall have no obligation to request any such written authorization ever, and Lender’s not requesting any such written authorization shall not give rise to any rights in Borrower or any obligation, liability or detriment of Lender. Further, Lender’s requesting such written authorization in any case or cases shall not give rise to any obligation to request such written authorization in any subsequent case. If such written authorization is given, then Lender shall have the right to rely on the same irrevocably. If Lender requests any such written authorization for any matter which the Loan Documents or applicable law permits or requires Lender to do under the circumstances then in effect or as contemplated in such request for written authorization, then until such time as Lender receives such written authorization (including any time following denial of such written authorization) Lender is hereby irrevocably authorized to do any one or more of the following, at Lender’s reasonable option (i) except for payment of Taxes, hold all or any part of the applicable Reserve without making payment therefrom, (ii) make any payments from the Reserve that are then permitted or required under the Loan Documents or applicable law, or (iii) exercise or refrain from exercising any other rights or remedies pertaining to the Reserves that are then permitted under the Loan Documents or under applicable law. Lender’s rights under the foregoing sentence may be exercised simultaneously or seriatim in any combination or sequence. If Lender shall exercise any of such rights by reason of not having received any requested written authorization, and if the requested written authorization is subsequently given (or if a denial of written authorization is subsequently rescinded), Lender shall not then be required to undo the results of any such exercise of rights, and Lender shall not be bound by any obligation which Lender determines in its reasonable discretion is inconsistent with any of the rights that have been so exercised. The rights of Lender under this subsection shall govern and prevail notwithstanding anything to the contrary in the Loan Documents or elsewhere. Without limitation, the rights of Lender under this subsection shall govern and prevail over any provision of the Loan Documents which imposes on Lender any obligation whatsoever pertaining to any Reserve.

(E) Reserves Not Specifically Identified in Article VIII. This Article shall apply to all Reserves that are specifically identified in this Article VIII and also to any other Reserves that are required pursuant to the Loan Documents.

(F) Additional Provisions. Borrower’s obligations to make deposits into each Reserve are separate from Borrower’s obligations to make deposits into each other Reserve, and from its obligations to pay as and when due all principal, interest, and other amounts owing under the Loan Documents. Without limitation, nothing in this Article shall excuse Borrower’s performance of any obligation set forth elsewhere in this Agreement or in the Loan Documents. Lender may (but need not) disburse payment from any Reserve directly to the applicable vendor, by joint check to Borrower (or any Individual Mortgage Borrower on behalf of Borrower) and the applicable contractor, or to Borrower (or any Individual Mortgage Borrower on behalf of Borrower), in each case as determined by Lender in its sole discretion. To the extent that Reserves are funded from Loan proceeds, whether at Closing or otherwise, the amount so funded shall constitute principal outstanding hereunder. Upon full and final payment of the Obligations, any funds remaining in any Reserve shall be disbursed to Borrower.

Section 8.3. Environmental Testing. Without limiting the foregoing, Borrower shall cause Mortgage Borrower to comply with Section 8.5 of the Mortgage Loan Agreement with respect to the well water testing at the Individual Property located in Kingwood, Texas, and shall deliver (or cause Mortgage Borrower to deliver) to Lender and its environmental consultant contemporaneously with any delivery to Mortgage Lender (or its environmental consultant) the test results and any other information relating thereto which is delivered to Mortgage Lender. If well water monitoring or other remediation is recommended by Lender’s environmental consultant or required under applicable Environmental Law or other Legal Requirements, Borrower shall cause Mortgage Borrower to proceed with reasonable diligence to commence and thereafter with reasonable diligence perform such monitoring or other remediation, which shall be performed in accordance with a plan for such monitoring and mediation reasonably approved in writing by Lender.

Section 8.4. Letters of Credit.

(A) This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions of this Agreement. Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses actually incurred in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit.

(B) Each Letter of Credit delivered hereunder shall be additional security for the payment of the Obligations. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Obligations in such order, proportion or priority as Lender may determine. Any such application to the Obligations shall be subject to the terms and conditions hereof relating to application of sums to the Obligations. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than thirty (30) days prior to such termination); (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved LC Bank and Borrower has not substituted a Letter of Credit from an Approved LC Bank within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender in connection with this Agreement. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

(C) In no event shall Borrower or Mortgage Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit. Notwithstanding anything to the contrary contained herein, Borrower (or Mortgage Borrower) shall only be permitted to deliver a Letter of Credit hereunder to the extent the amount of such Letter of Credit, together with the amounts of all other outstanding Letters of Credit, does not exceed ten percent (10%) of the outstanding principal balance of the Loan.

ARTICLE IX

DEFAULT, RIGHTS AND REMEDIES

Section 9.1. Events of Default. The term “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(A) Scheduled Payments. (i) If any scheduled payment, including any monthly Debt Service payment, the payment due on the Maturity Date, and deposits in any of the Reserves, is not paid as and when the same is due under this Agreement, the Note, or any other Loan Documents (whether such amount is interest, principal, or otherwise) (provided, however, if no Event of Default shall otherwise have occurred and be continuing, in the event, for any Payment Date occurring during a Cash Management Period (other than a Mortgage Loan Event of Default), sufficient funds were available in the Cash Management Account to satisfy in full all amounts payable pursuant to clauses (i) through (viii) of Section 3.2(B) of the Mortgage Loan Agreement for such Payment Date, including the Monthly Debt Service Payment Amount due and payable on such Payment Date, Mortgage Lender’s access to such sums in the Cash Management Account was not restricted or constrained in any manner and Mortgage Lender failed to disburse or pay such Monthly Debt Service Payment Amount to Lender on or prior to such Payment Date, no Event of Default shall exist hereunder so long as Borrower pays (or causes to be paid) such Monthly Debt Service Payment to Lender within five (5) Business Days after written notice from Lender of Lender’s failure to receive such Monthly Debt Service Payment), or (ii) if Substitute Cash Management Accounts have been established, failure of Borrower to pay (or cause Mortgage Borrower to pay) any other amount under substitute cash management provisions which are substantially the same as Section 3.2(B)(i) through (vi) of the Mortgage Loan Agreement that is not included in the foregoing clause (i) within five (5) Business Days after each such amounts are required to paid under such substitute cash management provisions;

(B) Taxes. Subject to Borrower’s and Mortgage Borrower’s right to context Taxes or Other Taxes in accordance with the provisions of Section 7.3, failure by Borrower or Mortgage Borrower to pay any Taxes or Other Taxes prior to delinquency (except to the extent (i) sums sufficient to pay the

Taxes or Other Taxes in question had been reserved with Mortgage Lender under the Mortgage Loan Agreement or with Lender hereunder, in either case, prior to the applicable due date for the Taxes or Other Taxes in question for the express purpose of paying the Taxes or Other Taxes in question and Mortgage Lender or Lender, as applicable, failed to pay the Taxes or Other Taxes in question when required hereunder, (ii) Mortgage Lender’s or Lender’s, as applicable, access to such sums was not restricted or constrained in any manner and (iii) no Event of Default was continuing); or

(C) Other Payments. Failure of Borrower to pay any other amount from time to time owing under this Agreement, the Note, or any other Loan Documents (other than amounts paid pursuant to Section 9.1(A)) within ten (10) Business Days following written notice by Lender to Borrower; or

(D) Breach of Reporting Provisions. Failure of any Borrower Party to perform or comply with any term or condition contained in Article V which continues for a period of ten (10) Business Days after written demand or failure of Borrower to deliver to Lender, within ten (10) Business Days after written request by Lender, the estoppel certificates required by Section 7.12(A); or

(E) Breach of SPE Bankruptcy Remote Entity Provisions. Breach or default under Article X or Section 7.1(B) hereof or if any of the assumptions contained in the Insolvency Opinion fail to be true and correct in any material respect; provided, however, the same shall not be an Event of Default if (i) such breach was inadvertent and non-recurring, (ii) such breach is not reasonably expected to have a Material Adverse Effect, (iii) Borrower cures such breach within thirty (30) days of the earlier to occur of (A) Borrower obtaining actual knowledge of same, and (B) written notice from Lender, and (iv) within thirty (30) days of the written request by Lender, Borrower shall cause counsel to Borrower reasonably acceptable to Lender to deliver an opinion of counsel confirming that Borrower and its assets will not be consolidated into or with any other Person or such Person’s bankruptcy proceedings regardless as to the existence of such breach, which opinion shall be acceptable to Lender in its reasonable discretion; or

(F) Policies. If the insurance policies required to be maintained under Article VI are not kept in full force and effect (provided, however, no Event of Default shall result from a failure to timely pay Insurance Premiums as provided in this Agreement if to the extent (i) sufficient funds to pay the Insurance Premiums in question are then reserved with Mortgage Lender under the Mortgage Loan Agreement or with Lender hereunder, in either case, for the express purpose of paying the Insurance Premiums in question on or prior to the applicable due date for the Insurance Premiums in question, (ii) Mortgage Borrower or Borrower, as applicable, has complied with all disbursement obligations with respect thereto, (iii) Mortgage Lender’s or Lender’s, as applicable, access to such sums was not restricted or constrained in any manner, (iv) Mortgage Lender fails to pay the same in violation of the Mortgage Loan Agreement or Lender fails to pay the same in violation of this Agreement, as applicable, and (v) no Event of Default exists); or

(G) Breach of Provisions Regarding Transfers, Liens, ERISA, Patriot Act. Breach or default under Article XI, or any of Sections 4.14, 4.23, 7.20 or 7.23; provided, however, that with respect to any such breach of Section 4.23 or 7.23 that is susceptible of being cured, such breach shall not be deemed an Event of Default hereunder unless and until it shall remain uncured for ten (10) Business Days after the earlier to occur of (i) a Borrower Party obtaining actual knowledge of such breach and (ii) written notice from Lender; or

(H) Breach of Representation or Warranty. If (i) any representation or warranty made by any Borrower herein or by any Borrower, any Individual Mortgage Borrower or Guarantor in any other Loan Document as of the date such representation or warranty was made or is deemed to have been remade is, or (ii) any financial statement, report, certificate or other instrument, agreement or document furnished to Lender by or on behalf of any Borrower, any Individual Mortgage Borrower or Guarantor shall be (or contained statements or information that is), false or misleading in any material respect as of the date the same was delivered, unless with respect to the foregoing misrepresentations or false or misleading information (each, a “Misrepresentation”) (A) such Misrepresentation was not knowingly or intentionally made, (B) Lender has suffered no actual Loss on account thereof (or Borrower shall have reimbursed Lender for the amount of such Loss) nor has the same resulted in a Material Adverse Effect, (C) such Misrepresentation can be cured (meaning that the facts and circumstances underlying the applicable Misrepresentation can be changed such that the applicable representation or information as made or delivered will be true and correct), and (D) such Misrepresentation has been so cured within thirty (30) days after the earlier of (1) the date on which Borrower first has actual knowledge that such Misrepresentation exists, and (2) the date on which Lender first notifies Borrower in writing that such Misrepresentation exists); or

(I) Cross-Default with the Other Loan Documents. If any Default shall exists under any of the other Loan Documents beyond any applicable notice and/or cure periods contained in such Loan Documents or notice and/or cure periods for defaults, or if any other event shall occur or condition shall exist if the effect of such event or condition is to accelerate the maturity of the Loan or to permit Lender to accelerate the maturity of the Loan; or

(J) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager in an involuntary bankruptcy action involving any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; (ii) the occurrence and continuance of any of the following events for ninety (90) days unless dismissed or discharged within such time: (x) an involuntary Bankruptcy involving any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager is commenced, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager or over all or a substantial part of its property, is entered, or (z) an interim receiver, trustee or other custodian is appointed without the consent of any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager, for all or a substantial part of the property of such Person; or

(K) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager, or any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager or for all or a substantial part of the property of any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager; (ii) any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager makes any assignment for the benefit of creditors; or (iii) any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager or any governing body of any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 9.1(K); or

(L) Dissolution; Insolvency. The insolvency, dissolution, winding up, termination or cessation of existence of any Borrower, any Individual Mortgage Borrower, Guarantor, Operating Partnership or Affiliated Manager, the admission of any Borrower, any Individual Mortgage Borrower, Guarantor or Operating Partnership of its inability to pay its debts as they become due; or

(M) Judgment and Attachments. if the Property (or any portion thereof) becomes subject to any mechanic’s, materialman’s lien, judgment lien, tax lien or other lien (other than a lien for any real property Taxes not then due and payable or a Permitted Encumbrance) and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of forty-five (45) days; or

(N) Accounts. Any deposit to any of the Accounts required hereunder or under the other Loan Documents is not paid within three (3) Business Days after such deposit is due; or

(O) Default Under Other Financing. If any Borrower or any Individual Mortgage Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Collateral or the Property whether it be superior or junior in lien to the Pledge Agreement or the Security Instrument; or

(P) Assignment of Loan Documents. If Borrower assigns its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents; or

(Q) Modification, Termination or Surrender of Management Agreement. (i) Without the prior written consent of Lender, there occurs any termination, surrender or material modification of any Management Agreement, (ii) Mortgage Borrower defaults under any Management Agreement beyond the expiration of applicable notice and cure periods or (iii) if Borrower fails to cause Mortgage Borrower to appoint a new Qualified Manager upon written request of Lender in accordance with the terms and provisions of this Agreement and the other Loan Documents and/or fails to comply or cause Mortgage Borrower to comply with any limitations on instructing any Property Manager as required by and in accordance with the terms and provisions of this Agreement and the other Loan Documents; or

(R) Securitization. Failure by Borrower to comply with any of its obligations under Article XIII hereof, for five (5) Business Days after written notice to Borrower from Lender; or

(S) Guarantor Financial Covenants. Guarantor fails to satisfy the Guarantor Financial Covenants; or

(T) Interest Rate Cap Agreement. Failure of Borrower to purchase and maintain any Interest Rate Cap Agreement as required pursuant to this Agreement;

(U) Mortgage Loan Event of Default. A Mortgage Loan Event of Default shall occur and be continuing;

(V) Pledge Agreement. The Liens created pursuant to the Pledge Agreement shall cease to be fully perfected first prior security interests (other than as a result of any action by Lender);

(W) Other Defaults. If Borrower or Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (A) to (V) above, for ten (10) Business Days after written notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower and/or Guarantor shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower and/or Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

If more than one of the foregoing paragraphs shall describe the same condition or event, then Lender shall have the right to select which paragraph or paragraphs shall apply. In any such case, Lender shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for no notice or for a shorter time to cure (or for no time to cure).

Section 9.2. Acceleration and Remedies.

(A) Upon the occurrence and during the continuance of any Event of Default under Sections 9.1(J), (K) or (L), the unpaid principal amount of and accrued interest and fees on the Loan and all other Obligations shall automatically, without notice, become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by each Borrower Party. Upon and at any time after the occurrence and during the continuance of any other Event of Default, at the option of Lender, which may be exercised without notice or demand to anyone, all or any portion of the Loan and other Obligations shall immediately become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by each Borrower Party.

(B) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents, or at law or in equity, may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

(C) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Pledge Agreement in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) if Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Pledge Agreement to recover such delinquent payments, or (ii) if Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Pledge Agreement to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Collateral as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.

(D) Any amounts recovered from the Collateral for the Loan during the continuance of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(E) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 9.3. Duration of Events of Default. Notwithstanding anything else herein or any other Loan Document (but subject to any contrary effect of any applicable statute), Lender shall have no obligation to accept the cure of, or to waive, any Event of Default, regardless of tender of delinquent payments or other performance by Borrower, or any other event or condition whatsoever; and no Borrower Party shall have any right to cure any Event of Default, and no right to cure shall be implied. After the first occurrence of any Event of Default (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Lender shall expressly accept performance of the defaulted obligation in writing or shall otherwise execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue. Lender shall not be obligated under any circumstances whatsoever to accept such performance or execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in this Agreement or elsewhere in the Loan Documents to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) “during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.

Section 9.4. Performance by Lender.

(A) If any Borrower Party shall fail to perform fully, or cause to be performed fully, any covenant, duty or agreement contained in any of the Loan Documents, irrespective of whether notice has been given and whether any time in which to cure has elapsed and irrespective of whether or not an Event of Default has occurred, Lender may (but shall have no obligation to) perform or attempt to perform such covenant, duty or agreement on behalf of such Borrower Party. In such event, Borrower shall, at the request of Lender, promptly pay to Lender any amount reasonably expended by Lender in such performance or attempted performance, together with interest thereon at the Default Rate, from the date of such expenditure until paid. Any amounts advanced or expended by Lender to perform or attempt to perform any such matter shall be added to and included within the Indebtedness evidenced by the Note and shall be secured by all of the Collateral securing the Loan. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of any Borrower Party under this Agreement or any other Loan Document.

(B) Lender may cease or suspend any and all performance required of Lender under the Loan Documents upon and during the continuance of any Default, and upon and at any time after the occurrence of any Event of Default.

Section 9.5. Right of Entry. Following the occurrence and during the continuance of an Event of Default, Lender is hereby irrevocably empowered to enter and to authorize others to enter upon any Individual Property or any part thereof for the purposes of (i) inspecting such Individual Property and conducting tests and appraisals, (ii) determining whether Borrower has performed its obligations under the Loan Documents, (iii) protecting Lender’s interests in the Collateral and the Property, (iv) performing or attempting to perform any obligation of Borrower, (v) responding to any Default, and (vi) subject to the rights of Mortgage Lender, collecting any Receipts and performing any obligations under any Leases. Lender shall not be liable to Borrower or any person in possession holding under Borrower by reason of such entry or such action.

Section 9.6. Evidence of Compliance. Promptly following request by Lender, Borrower shall provide such documents and instruments as shall be reasonably satisfactory to Lender to evidence compliance with any provision of the Loan Documents.

ARTICLE X

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 10.1. SPE Bankruptcy Remote Entity. Borrower hereby, jointly and severally, represents, warrants and covenants as of the Closing Date and also until such time as all Obligations are paid in full that each Borrower shall comply with the provisions set forth in this Article X.

(A) The organizational documents of each Borrower shall provide, and each Borrower hereby represents and warrants to, and covenants with Lender, that since the date of its formation and at all times on and after the date hereof, each Borrower has not and will not:

(i) engage in any business or activity other than (a) (1) with respect to SST II Mezz Borrower, the acquisition, ownership and pledging in connection with the Loan of the SST II Mezz Borrower Pledged Collateral and being the sole equity member of each Individual Mortgage Property Borrower, (2) with respect to SST II TRS Mezz Borrower, the acquisition, ownership and pledging in connection with the Loan of the SST II TRS Mezz Borrower Pledged Collateral and being the sole equity member of SST II TRS Mortgage Borrower and (3) with respect to SSGT TRS Mezz Borrower, the acquisition, ownership and pledging in connection with the Loan of the SSGT TRS Mezz Borrower Pledged Collateral and being the sole equity member of SSGT TRS Mortgage Borrower and (b) activities incidental thereto;

(ii) acquire or own any assets other than (a) with respect to the SST II Mezz Borrower, (1) the SST II Mezz Borrower Pledged Collateral, and (2) such personal property as may be incidental to or necessary for the ownership and maintenance of the SST II Mezz Borrower Pledged Collateral, (b) with respect to the SST TRS II Mezz Borrower, (1) the SST TRS II Mezz Borrower Pledged Collateral, and (2) such personal property as may be incidental to or necessary for the ownership and maintenance of the SST TRS II Mezz Borrower Pledged Collateral and (c) with respect to the SSGT TRS Mezz Borrower, (1) the SSGT TRS Mezz Borrower Pledged Collateral, and (2) such personal property as may be incidental to or necessary for the ownership and maintenance of the SSGT TRS Mezz Borrower Pledged Collateral;

(iii) merge into or consolidate with any Person, divide or otherwise engage in or permit any Division or permit any Division or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure (from a Delaware limited liability company). As used herein, the term “Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Limited Liability Company Act of the State of Delaware;

(iv) fail to observe (in all material respects) all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the “special purpose provisions” of its organizational documents relating to its status as an SPE Bankruptcy Remote Entity (provided, that, such organizational documents may be amended or modified to the extent that, in addition to the satisfaction of the requirements related thereto set forth therein, Lender’s prior written consent and, if required by Lender, a Rating Agency Confirmation are first obtained);

(v) own any subsidiary, or make any investment in, any Person (other than (a) with respect to SST II Mezz Borrower, the SST II Mezz Borrower Pledged Collateral, (b) with respect to SST TRS II Mezz Borrower, the SST TRS II Mezz Borrower Pledged Collateral, and (c) with respect to the SSGT TRS Mezz Borrower, SSGT TRS Mezz Borrower Pledged Collateral);

(vi) commingle its funds or assets with the funds or assets of any other Person (except with other Borrowers), except such Borrower may participate in a central cash management system or arrangement with the other Borrowers in connection with the Loan;

(vii) incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Loan and (B) Permitted Indebtedness. From and after the Closing Date, no Indebtedness other than the Loan (senior, subordinate or pari passu) may be secured by the Collateral (except for Permitted Encumbrances);

(viii) (A) fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including, without limitation, any Affiliates) or (B) permit its assets to be listed as assets on the financial statement of any other Person; provided, however, that its assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Borrower and such Affiliates and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, except, with respect to such Borrower, as contemplated by the Loan Documents with respect to any other Borrower, and (ii) such assets shall be listed on its own separate balance sheet. Such Borrower has maintained and will maintain its books, records, resolutions and agreements as official records;

(ix) other than capital contributions and distributions permitted under the terms and conditions of its organizational documents and properly reflected in its books and records, enter into any contract or agreement with any partner, member, shareholder, principal or Affiliate, except, in each case, in the ordinary course of business and upon terms and conditions that are fair and reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x) maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi) assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except, with respect to each Borrower, as contemplated by the Loan Documents with respect to any other Borrower;

(xii) make any loans or advances to any Person;

(xiii) fail to file its own tax returns separate from any other Person (to the extent the Borrower is required to file any such tax returns). Such Borrower has not and will not file a consolidated federal income tax return with any other Person (except that such Borrower, if it is a disregarded entity for federal income tax purposes, may be included in the federal income tax return of Borrower’s regarded owner to the extent required or permitted by applicable law);

(xiv) fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(xv) fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Collateral to do so);

(xvi) without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Director, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute with respect to such Borrower, (b) seek or consent to the appointment of a receiver, liquidator or any similar official with respect to such Borrower, (c) make a general assignment for the benefit of creditors or (d) take any other Material Action with respect to such Borrower (provided, that, none of any member, shareholder or partner (as applicable) of such Borrower or any board of directors or managers (as applicable) of such Borrower may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there are at least two (2) Independent Directors then serving in such capacity in accordance with the terms of the applicable organizational documents and each of such Independent Directors have consented to such foregoing action);

(xvii) fail to allocate fairly and reasonably shared expenses (including, without limitation, shared office space) or fail to use separate invoices and checks;

(xviii) fail to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Collateral to do so after the payment of Debt Service; provided, however, that no equity owner of Borrower shall be required to make any additional capital contributions or loans to Borrower or to arrange for any capital contributions or loans from any third party);

(xix) acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable (other than (a) with respect to SST II Mezz Borrower, the SST II Mezz Borrower Pledged Collateral, (b) with respect to SST TRS II Mezz Borrower, the SST TRS II Mezz Borrower Pledged Collateral, and (c) with respect to SSGT TRS Mezz Borrower, the SSGT TRS Mezz Borrower Pledged Collateral);

(xx) identify its partners, members, shareholders or other Affiliates, as applicable, as a division or part of it; or

(xxi) violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Insolvency Opinion or in any replacement or supplement thereof.

(B) The limited liability company agreement of each Borrower (each, the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of such Borrower (“Member”) to cease to be the member of such Borrower (other than (A) upon an assignment by Member of all of its limited liability company interest in such Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of such Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower automatically be admitted to such Borrower as a member with a 0% economic interest (“Special Member”) and shall continue such Borrower without dissolution and (ii) Special Member may not resign from such Borrower or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Borrower as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of Borrower in accordance with Section 10.2 below. The LLC Agreement shall further provide that (I) Special Member shall automatically cease to be a member of such Borrower upon the admission to such Borrower of the first substitute member, (II) Special Member shall be a member of such Borrower that has no interest in the profits, losses and capital of such Borrower and has no right to receive any distributions of the assets of such Borrower, (III) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to such Borrower and shall not receive a limited liability company interest in such Borrower, (IV) Special Member, in its capacity as Special Member, may not bind such Borrower and (V) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Borrower including, without limitation, the merger, consolidation, Division or conversion of such Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to such Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Borrower as Special Member, Special Member shall not be a member of such Borrower, but Special Member may serve as an Independent Director of such Borrower.

(C) Each LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of any Borrower to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Borrower agree in writing (A) to continue such Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower effective as of the occurrence of the event that terminated the continued membership of Member in such Borrower, (ii) any action initiated by or brought against Member or Special Member under the Bankruptcy Code or any other federal or state bankruptcy or state law shall not cause Member or Special Member to cease to be a member of such Borrower and upon the occurrence of such an event, the business of such Borrower shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve such Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under the Bankruptcy Code or any other federal or state bankruptcy or state law, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Borrower.

Section 10.2. Independent Director.

(A) The organizational documents of each Borrower shall provide that at all times there shall be at least two duly appointed independent directors or managers of such entity (each, an “Independent Director”) who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member (other than the Special Member) or employee of, such Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates (other than serving as a special member or springing member or an Independent Director or an Affiliate of such Borrower that is not in a direct chain of ownership of such Borrower), (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, or (v) a trustee or similar Person in any proceeding under the Bankruptcy Code (or any other federal or state bankruptcy or state law) involving such Borrower or any of its respective shareholders, partners, members, subsidiaries or Affiliates, (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an independent director, and (III) be employed by, in good standing with and engaged by such Borrower in connection with, in each case, an Approved ID Provider. A natural person who satisfies the foregoing definition other than clause (ii) above shall not be disqualified from serving as an Independent Director of a Borrower if such individual is an Independent Director employed by, and in good standing with, an Approved ID Provider that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

(B) The organizational documents of each Borrower shall further provide that (I) the board of directors or managers of such Borrower and the members of such entity shall not take any action set forth in Section 10.1(A)(xvi) or any other action which, under the terms of any organizational documents of such Borrower, requires the vote of the Independent Directors unless, in each case, at the time of such action there shall be at least two Independent Directors engaged as provided by the terms hereof and such Independent Directors vote in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Director shall not be effective without (1) prior written notice to Lender and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Owners and such Borrower (including such Borrower’s respective creditors) in acting or otherwise voting on the matters provided for herein and in such Borrower’s organizational documents (which such fiduciary duties to the Constituent Owners and Borrower (including such Borrower’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Borrower exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Owners), (y) the interests of other Affiliates of the Constituent Owners and such Borrower and (z) the interests of any group of Affiliates of which the Constituent Owners or such Borrower is a part)); (IV) other than as provided in subsection (III) above, the Independent Directors shall not have any fiduciary duties to any Constituent Owners, any directors of such Borrower or any other

Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to such Borrower, any Constituent Owner or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

Section 10.3. Article 8 “Opt In” Election. The limited liability company interests in each Individual Mortgage Borrower are and shall at all times until the Maturity Date be evidenced by a “certificated security” governed by Article 8 of the UCC. Each Individual Mortgage Borrower has “opted in” to Article 8 of the UCC, has not opted out and Borrower shall not permit any Individual Mortgage Borrower to opt out of such Article 8 of the UCC, and Borrower shall cause each Individual Mortgage Borrower to cause a registry of the holders of limited liability company interests in such Individual Mortgage Borrower to be maintained at all times.

ARTICLE XI

RESTRICTIONS ON LIENS AND TRANSFERS

Section 11.1. Restrictions on Transfer and Encumbrance. Borrower acknowledges that the identity, creditworthiness and experience of Borrower and its constituents are material to Lender’s decision to make the Loan. Except as expressly provided in this Agreement, or as otherwise may be consented to by Lender (which consent may be withheld in Lender’s sole and absolute discretion), Borrower shall not cause or suffer to occur any (a) sale, transfer, pledge, or encumbrance of (i) all or any part of the Property or any direct or indirect interest therein, or (ii) any direct or indirect ownership or beneficial interest in any Borrower, any Individual Mortgage Borrower, irrespective of the number of tiers of ownership or tiers of beneficial interest, or any profits or proceeds of any such direct or indirect ownership interest, or (b) any change of Control of any Borrower, any Individual Mortgage Borrower or any member or shareholder of any Borrower or any Individual Mortgage Borrower (any of the foregoing, a “Transfer”). Any consent by Lender, if granted, may be subject to satisfaction of such conditions as Lender may specify. The term “Transfer” shall also include the creation or issuance of new stock, membership interests, partnership interests or other ownership or beneficial interests in any Borrower, any Individual Mortgage Borrower or in any entity that owns, directly or indirect, any interest in any Borrower or any Individual Mortgage Borrower, or any merger, Division or consolidation of any such Person; provided, however, that in no event shall the term “Transfer” include any cash distributions made to any direct or indirect partner, stockholder, member, beneficiary or other constituent of Borrower.

Section 11.2. Permitted Transfers. Notwithstanding anything to the contrary contained in Section 11.1, the following Transfers (the “Permitted Transfers”) shall be permitted without notice to Lender (unless otherwise required under this Agreement) or Lender’s consent:

(A) Leases entered into in accordance with this Agreement;

(B) Permitted Encumbrances;

(C) any Transfer (but not the pledge), including the issuance, sale, conveyance, transfer, redemption or other disposition, of the limited partnership interests in Operating Partnership or the stock in Guarantor, and including, without limitation, a Self Administration Transaction and the issuance, sale, conveyance, transfer, redemption or other disposition of the limited partnership interests in Operating Partnership or the stock of Guarantor resulting from the consummation of a Self Administration Transaction, as long as the following conditions are and continue to be satisfied: (a) such Transfer shall not result in a change in Control of any of Guarantor, Operating Partnership, any Borrower or any Individual

Mortgage Borrower; (b) SST II Mezz Borrower shall continue to be the sole member of each Individual Mortgage Property Borrower, SST II TRS Mezz Borrower shall continue to be the sole member of SST II TRS Mortgage Borrower and SSGT TRS Mezz Borrower shall continue to be the sole member of SSGT TRS Mortgage Borrower, (c) Strategic Storage TRS II shall continue to be the sole member of SST II TRS Mezz Borrower and SS Growth TRS shall continue to be the sole member of SSGT TRS Mezz Borrower, (d) Operating Partnership shall continue to be the sole member of SST II Mezz Borrower, Strategic Storage TRS II and SS Growth TRS, (e) Guarantor shall continue to be the sole general partner of Operating Partnership and shall continue to own not less than fifty-one percent (51%) of (i) the direct common equity interests in Operating Partnership and (ii) any other equity interests with voting rights similar in nature to those voting rights attributable to the common equity interests in Operating Partnership, (f) Affiliated Manager shall continue to be an Affiliate of, and Controlled by, Sponsor, Guarantor or their respective Affiliates, (g) to the extent that any transfer would result in any Person (either itself or collectively with its affiliates) not shown on the organizational chart attached hereto as Schedule 4.1(A) owning and equity interest (directly or indirectly) in any Borrower, any Individual Mortgage Borrower, Operating Partnership or Guarantor which equals or exceeds, as applicable, (1) prior to a Securitization of the entire Loan, ten percent (10%) or (2) after Securitization of the entire Loan, twenty percent (20%), Lender shall have received satisfactory Patriot Act, OFAC, AC Laws, AML Laws, credit and similar searches, provided, the foregoing shall not apply to any issuance of preferred equity, and (h) such transfer shall not result in breach of any representation (if remade after giving effect to such non-compliance with the covenants of this Agreement regarding ERISA matters;

(D) Property Releases in accordance with Section 2.13;

(E) a Transfer and Assumption in accordance with Section 11.3; and

(F) any sale, transfer or conveyance of all or any portion of the Property as a result of the exercise of Mortgage Lender’s rights under the Mortgage Loan Documents, including, without limitation, pursuant to a foreclosure or deed- in-lieu of foreclosure.

Section 11.3. Permitted Property Transfer (Assumption). Notwithstanding the provisions of Section 11.1, at any time other than during the Blackout Period, Borrower shall have the right to (i) cause Mortgage Borrower to convey all of the Property to a new owner (the “Transferee Owner”) and have Transferee Owner assume all of Mortgage Borrower’s obligations under the Mortgage Loan Documents and (ii) have all of the Persons who own direct ownership interests in Transferee Owner (“Transferee Borrower”) assume all of Borrower’s obligations under the Loan Documents, and (iii) have replacement guarantors and indemnitors replace the guarantors and indemnitors with respect to all of the obligations of the indemnitors and guarantors of the Mortgage Loan Documents and the Loan Documents from and after the date of such transfer (collectively, a “Transfer and Assumption”), subject to the terms and full satisfaction of all the conditions precedent set forth below in this Section 11.3:

(A) no Default or Event of Default shall then exist;

(B) Borrower shall provide Lender with not less than thirty (30) days prior written notice thereof, which notice shall contain sufficient detail to enable Lender to reasonably determine that the Transferee Borrower and Transferee Owner each complies with the requirements set forth herein;

(C) Transferee Borrower shall be a SPE Bankruptcy Remote Entity and Transferee Owner shall be a SPE Bankruptcy Remote Entity (as defined in the Mortgage Loan Agreement);

(D) Transferee Borrower shall be controlled by a Person whose identity, experience, financial condition and creditworthiness, including net worth and liquidity, is reasonably acceptable to Lender. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld conditioned or delayed. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee Owner, Transferee Borrower and their respective principals in owning and operating facilities similar to the Property, the financial strength of Transferee Owner, Transferee Borrower, the Replacement Guarantor(s) and their respective principals, the general business standing of Transferee Owner, Transferee Borrower, the Replacement Guarantor(s) and their respective principals and Transferee Owner’s, Transferee Borrower’s, the Replacement Guarantor(s)’ and their respective principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(E) the Property shall be managed by a Qualified Manager;

(F) Transferee Borrower shall have executed and delivered to Lender an assumption agreement in form and substance reasonably acceptable to Lender;

(G) one or more replacement guarantors and indemnitors which (i) satisfies the Guarantor Financial Covenants, (ii) who controls Transfer Owner and Transferee Borrower and owns a direct or indirect interest in Transferee Borrower, (iii) is formed in (or, if such Person is an individual, is a citizen of), maintains its principal place of business in (or, if such Person is an individual, maintains a primary residence in), and is subject to service in the United States and (iv) is otherwise approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed) (each a “Replacement Guarantor”) shall execute and deliver to Lender a guaranty of recourse obligations (in the same form as the Guaranty delivered to Lender by Guarantor on the date hereof, including, without limitation, the continued maintenance and satisfaction of the Guarantor Financial Covenants) and an environmental indemnity agreement (in the same form as the Environmental Indemnity delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, such Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations and environmental indemnity agreement from and after the date of such Transfer and Assumption (whereupon such replacement guarantor and indemnitor shall be the “Guarantor” for all purposes set forth in this Agreement);

(H) Transferee Borrower shall submit to Lender true, correct and complete copies of all documents reasonably requested by Lender concerning the direct and indirect ownership, organization and existence of Transferee Owner, Transferee Borrower and each Replacement Guarantor;

(I) Lender shall have received Rating Agency Confirmation of the Transfer and Assumption;

(J) counsel to Transferee Borrower and each Replacement Guarantor shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall reasonably require, which may include opinions as to substantially the same matters as were required in connection with the origination of the Loan (including an Additional Insolvency Opinion);

(K) satisfactory Patriot Act, OFAC, AC Laws, AML Laws, credit and similar searches shall have been received by Lender with respect to (i) each Replacement Guarantor, (ii) Transferee Owner, (iii) Transferee Borrower, (iv) any Person that Controls Transferee Borrower or owns a direct or indirect equity interest in Transferee Borrower which equals or exceeds, as applicable, (1) prior to a Securitization of the entire Loan, ten percent (10%) or (2) after Securitization of the entire Loan, twenty percent (20%), and (v) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;

(L) Borrower shall cause to be delivered to Lender (x) an endorsement to the UCC policy relating to the Pledged Collateral or, if an endorsement cannot be issued, a new UCC policy relating to the new collateral pledged under the replacement pledge agreement and (y) a mezzanine endorsement to the new owner’s title insurance policy, in each case in form and substance acceptable to Lender, in Lender’s reasonable discretion;

(M) Transferee Borrower and/or Borrower, as the case may be, shall deliver to Lender, upon such conveyance, a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan;

(N) Borrower shall pay or cause to be paid all of Lender’s reasonable out-of-pockets costs and expenses in connection with the Transfer and Assumption (including, without limitation, Lender’s counsel fees and disbursements) and third party costs and expenses, including, without limitation, all recording fees, title insurance premiums and transfer and intangible taxes and costs and expenses of the Rating Agencies; and

(O) Such Transfer shall be permitted pursuant to the Mortgage Loan Documents and the Property Documents.

Section 11.4. Costs and Expenses. Borrower shall pay all reasonable costs and expenses actually incurred by Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all reasonable fees and expenses of Lender’s outside counsel, and the cost of any required counsel opinions related to REMIC or other securitization or tax issues and any Rating Agency fees.

Section 11.5. Due on Sale. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Loan immediately due and payable upon a Transfer in violation of this Agreement. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

ARTICLE XII

RECOURSE; LIMITATIONS ON RECOURSE

Section 12.1. Limitations on Recourse. Subject to the provisions and qualifications of this Article, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. Notwithstanding anything to the contrary in this Agreement, the Pledge Agreement or any of the Loan Documents, the provisions of this Section 12.1 and the other provisions of the Loan Documents shall not, however: (a) constitute a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations secured by the Collateral or to require that all Collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents; (b) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (c) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement or other Loan Documents; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Loan Documents; or (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower (to be realized, subject to Sections 12.2 and 12.3 below, solely from the Collateral and Borrower’s equity interest, if any, in the Collateral) in order to fully realize the security granted by the Pledge Agreement and other Loan Documents or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Pledged Collateral or any other Collateral.

Section 12.2. Full Springing Recourse. Notwithstanding Section 12.1, upon the occurrence of any of the events listed below in clauses (a) through (k), Borrower and Guarantor, jointly and severally, shall be personally liable for the entire Loan and all the other Obligations, all of which shall be the personal obligation and liability of Borrower and Guarantor to Lender under this Agreement, and the provisions of Section 12.1 shall not in any way limit or constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower and Guarantor, by money judgment or otherwise: (a) Borrower fails to obtain Lender’s prior written consent to any Transfer, as required by Article XI of this Agreement, other than a Permitted Transfer, (b) any Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by Borrower, Mortgage Borrower or Guarantor and is discharged, stayed or dismissed within ninety (90) days following the occurrence of such consolidation, (c) a voluntary bankruptcy filing under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law by any Borrower or any Individual Mortgage Borrower; (e) the filing of an involuntary petition against any Borrower or any Individual Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, (f) Borrower, Mortgage Borrower, Operating Partnership or Guarantor, or any of their respective Affiliates filing an answer consenting to or otherwise acquiescing or joining in any involuntary petition filed against any Borrower or any Individual Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law (but excluding filings and/or responses that are legally required so long as such filings do not affirmatively consent to or join in support of such petition); (g) Borrower, Mortgage Borrower, Operating Partnership or Guarantor or any of their respective Affiliates consenting to or otherwise acquiescing or joining in an application for the appointment of a custodian, receiver (except a receiver requested by Lender), trustee, or examiner for any Borrower, any Individual Mortgage Borrower or any portion of the Collateral or the Property; (h) any Borrower or any Individual Mortgage Borrower making a general assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (i) Borrower failing to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering the Collateral or any Individual Property as required by this Agreement other than Permitted Indebtedness or Permitted Encumbrances. Notwithstanding Section 12.2(e) above, neither Borrower nor Guarantor shall be personally liable by reason of an involuntary bankruptcy involving a Borrower, an Individual Mortgage Borrower, Operating Partnership or Guarantor, provided that either (1) such involuntary bankruptcy is not solicited or procured by Borrower, Mortgage Borrower, Operating Partnership, Guarantor, or any Affiliate of any of them and is finally dismissed within ninety (90) days of its original filing date, or (2) all of the following conditions are satisfied: (A) such involuntary bankruptcy is not solicited or procured by Borrower, Mortgage Borrower, Guarantor, Operating Partnership or any of their respective Affiliates; (B) Borrower, Mortgage Borrower, Operating Partnership and Guarantor (and any Affiliate of any of them to the extent that they have interests in such case) shall consent to, support and perform all actions taken or requested by Lender to obtain relief from the automatic stay and to obtain adequate protection; (C) none of Borrower, Mortgage Borrower, Guarantor, Operating Partnership nor any Affiliate of any of them shall propose or in any way support any plan of reorganization which in any way modifies or seeks to modify any provisions of the Loan Documents or any of Lender’s rights under any of the Loan Documents; and (D) none of Borrower, Mortgage Borrower, Operating Partnership, Guarantor, nor any of their respective Affiliates shall propose or consent to any use of cash collateral except with Lender’s consent, which may be withheld in Lender’s sole discretion.

Section 12.3. Recourse for Damages. Notwithstanding Section 12.1, Borrower and Guarantor, jointly and severally, shall be personally liable for, and the provisions of Section 12.1 shall not in any way limit or constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower and Guarantor, by money judgment or otherwise, for the following, all of which shall be the personal obligation and liability of Borrower and Guarantor to Lender under this Agreement: (a) without limiting the provisions of Section 12.2 above, the amount of (i) any insurance proceeds, condemnation awards, Net Liquidation Proceeds After Debt Service or other sums or payments attributable to the Property which are not applied in accordance with the provisions of the Loan Documents or the Mortgage Loan Documents or are misapplied or misappropriated by any Borrower, any Individual Mortgage Borrower or Affiliated Manager or at the direction of, or with the consent or acquiescence of, any Borrower, any Individual Mortgage Borrower or Affiliated Manager, as the case may be; (ii) all Rents and Receipts of the Property received or collected by or on behalf of Borrower, Mortgage Borrower or any Borrower Party and not applied in accordance with the Loan Documents or the Mortgage Loan Documents and/or otherwise received after the occurrence and during the continuance of an Event of Default (other than by Mortgage Lender, Servicer (as defined in the Mortgage Loan Agreement), Lender or Servicer) and not applied in accordance with the Loan Documents or the Mortgage Loan Documents; (iii) any Security Deposits or Rents or early lease termination fees collected in advance (other than by Mortgage Lender, Servicer (as defined in the Mortgage Loan Agreement), Lender or Servicer) or any other funds held by Borrower or Mortgage Borrower for the benefit of another party, in each case, which are misappropriated, or which are not delivered to Mortgage Lender or Lender (including the transfer of any letters of credit to Lender as beneficiary thereof), after the occurrence and during the continuance of an Event of Default, or which are not applied in accordance with the provisions of the Mortgage Loan Agreement or this Agreement, and any misappropriation or conversion of proceeds of any letter of credit posted by any Tenant; and (iv) all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, actually incurred in collecting any amount due under the Loan Documents which is a recourse obligation of Borrower or Guarantor as described in Section 12.2 or this Section 12.3, or an obligation of Borrower under the Environmental Indemnity; and (b) without limiting the provisions of Section 12.2 or clause (a) above, any liability, loss, damage, cost, claim, expense or other obligation (including, without limitation, reasonable attorneys’ fees and expenses) actually incurred by Lender resulting from any and all of the following:

(i) any failure to comply with the provisions of Section 12.2 or clause (a) above;

(ii) fraud or intentional misrepresentation by or at the direction of any Borrower Party or Affiliated Manager in this Agreement or any other Loan Document or otherwise in connection with the Loan;

(iii) gross negligence or willful misconduct of any of the Borrower Parties or Affiliated Manager;

(iv) breach by a Borrower Party or Affiliated Manager of any legal requirement (including RICO) or any criminal act or activity (or alleged criminal act or activity) mandating the forfeiture, seizure or loss of the Property, the Collateral or any portion thereof;

(v) intentional material physical waste of any Individual Property by any Borrower Party or any Person at the direction of any of the foregoing (excluding any waste to the extent resulting from the insufficiency of cash flow or Mortgage Lender’s failure to disburse funds reserved under the Mortgage Loan Agreement for such repairs and/or maintenance items, so long as Mortgage Lender’s access to such sums was not restricted or constrained in any manner or Lender’s failure to disburse funds from the Reserves held for such repairs and/or maintenance items, so long as Lender’s access to such sums was not restricted or constrained in any manner);

(vi) wrongful removal or disposal of any portion of the Collateral or any Property during the existence of an Event of Default or damage to any portion of any Property caused by willful misconduct or gross negligence of any Borrower Party or any Person at the direction of any of the foregoing;

(vii) without limiting the provisions of clause (a) above (and without duplication of any amounts paid under clause (a) above), the misappropriation by or on behalf of Borrower or Mortgage Borrower of any funds due under the Loan Documents;

(viii) failure by Borrower or Mortgage Borrower to obtain and maintain, from time to time, the fully paid for insurance policies in accordance with Section 6.1 of this Agreement (excluding, if the insurance policies are not blanket policies, any such failure to the extent resulting from insufficiency of cash flow or Mortgage Lender’s failure to disburse funds reserved under the Mortgage Loan Agreement for such amounts, so long as Mortgage Lender’s access to such sums was not restricted or constrained in any manner or Lender’s failure to disburse Substitute Reserve funds held for such amounts, so long as Lender’s access to such sums was not restricted or constrained in any manner);

(ix) if Borrower, Mortgage Borrower, Guarantor, any other Borrower Party or any of their respective Affiliates, or any other person directly or indirectly responsible for the management of Borrower or liable for repayment of Borrower’s obligations under the Loan (whether as maker, endorser, guarantor, surety, general partner or otherwise), in bad faith, frivolously or without merit, seeks any defense, judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a proceeding any defense against Lender or any right in connection with any security for the Loan, to materially delay any foreclosure against the Collateral or any other exercise by Lender of its remedies under the Loan Documents, which attempts shall include, without limitation, any claim that any Loan Document is invalid or unenforceable;

(x) Unless such amounts are being contested by Mortgage Borrower in accordance with, and satisfying the requirements of, Section 7.3 of this Agreement, Borrower’s or Mortgage Borrower’s failure to pay any real estate taxes, assessments, costs and other charges for labor or materials or other charges, the non-payment of which may result in (or have resulted in) a Lien on any portion of the Property (excluding any such failure to the extent resulting from insufficiency of cash flow or Mortgage Lender’s failure to disburse funds reserved under the Mortgage Loan Agreement for such amounts, so long as Mortgage Lender’s access to such sums was not restricted or constrained in any manner or Lender’s failure to disburse Substitute Reserve funds held for such amounts, so long as Lender’s access to such sums was not restricted or constrained in any manner);

(xi) payment by Borrower or Mortgage Borrower of any fees or commissions to any Affiliate of Borrower after the occurrence of an Event of Default or as otherwise prohibited by the Loan Documents; and/or

(xii) Borrower’s breach of any representation, warranty or covenant set forth in Article X or Section 7.1(B) or failure to maintain its status as a SPE Bankruptcy Remote Entity, as required by, and in accordance with, the terms and provisions of this Agreement.

Section 12.4. Miscellaneous. No provision of this Article shall (a) affect (i) the enforcement of, or (ii) the personal liability of and recourse against any guarantor or indemnitor (including without limitation, Guarantor) and the assets of any such guarantor and indemnitor for all liabilities and obligations under the Guaranty, the Environmental Indemnity or any guaranty or similar agreement executed in connection with the Loan, (b) affect the enforcement of, or (ii) the personal liability of and recourse against Borrower under the Environmental Indemnity, (c) release or reduce the debt evidenced by the Note, (d) impair the lien and security interests of the Pledge Agreement, this Agreement or any other Loan Document, or (e) limit Lender’s ability to obtain a deficiency judgment or judgment on the Note or otherwise against any Borrower Party to the extent necessary to obtain any amount for which such Borrower Party is personally liable in accordance with this Article or any other Loan Document.

Section 12.5. Event of Default not Affected by Automatic Stay. If an actual Event of Default is prevented from occurring by reason of the automatic stay in any bankruptcy or by reason of any provision in the Bankruptcy Code or similar law which prevents or tolls the giving of default notice, the lapse of time in which to cure, or the declaration or maturation of an Event of Default, then nonetheless an Event of Default shall be deemed to occur for purposes of this Article if the applicable underlying condition or event shall have occurred (and in any case where notice and opportunity to cure otherwise would be required under this Agreement but is prevented as aforesaid, thirty (30) days shall have passed after the first occurrence of the underlying condition or event).

Section 12.6. Recourse Obligations of Borrower. The obligations and liabilities of Borrower for which Borrower shall be personally liable pursuant to this Article XII are referred to herein and in the other Loan Documents as the “Guaranteed Recourse Obligations of Borrower”.

ARTICLE XIII

ASSIGNMENT BY LENDER; PARTICIPATIONS; SECURITIZATION;

SEVERED LOAN DOCUMENTS; ADMINISTRATION

Section 13.1. Assignments and Participations. Borrower acknowledges that Lender may on or after the Closing Date sell and assign one or more participation interests in and to the Loan, or pledge, hypothecate or encumber, or sell and assign all or any portion of the Loan, to or with such domestic or foreign banks, insurance companies, pension funds, trusts or other institutional lenders or other Persons, parties or investors (including, without limitation, grantor trusts, owner trusts, special purpose corporations, REMICs, real estate investment trusts or other similar or comparable investment vehicles) as may be selected by Lender in its sole and absolute discretion and on terms and conditions satisfactory to Lender in its sole and absolute discretion. Each Note comprising the Loan may be subject to one or more Secondary Market Transactions. Borrower and all other Persons associated or connected with the Loan or the Property shall cooperate with Lender in all reasonable respects, in connection with the sale of participation interests in, or the pledge, hypothecation or encumbrance or sale or assignment of all or any portion of, the Loan, and shall, in connection therewith, (1) execute and deliver, and shall use commercially reasonable efforts to cause the other Borrower Parties and Sponsor Affiliated Manager to execute and deliver, such estoppels, certificates, instruments and documents as may be reasonably requested by Lender, and (2) if requested by

Lender, Borrower shall execute and deliver, and shall use commercially reasonable efforts to cause the other Borrower Parties and Sponsor Affiliated Manager to execute and deliver, such documents and instruments as may be necessary to split the Loan into two or more loans evidenced by separate sets of notes and secured by separate sets of other related Loan Documents, or to terminate any cross-default provisions with respect to any other loan, to the full extent reasonably required by Lender to facilitate the sale of participation interests in the Loan or the sale of the Loan or the making of a loan to Lender secured by the Loan, it being agreed that (a) the Loan Documents securing the Loan as so split will have such priority of lien as may be specified by Lender, and (b) the retained interest of Lender in the Loan as so split shall be allocated to or among one or more of such separate loans in a manner specified by Lender in its sole and absolute discretion; provided, however, in each such instance (i) the outstanding principal balance of all the resulting notes evidencing the Loan (or components of such notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such notes (or components of such notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification, (ii) neither Borrower, the other Borrower Parties nor Sponsor Affiliated Manager shall be required to enter into any modification or amendment to this Agreement or the other Loan Documents or any other document, instrument or certificate if such modification, amendment, document, instrument or certificate would adversely affect or diminish the respective rights or increase their respective obligations and liabilities as presently set forth in this Agreement and in the other Loan Documents, in each case other than to a de minimis extent, and other than resulting from any componentization of the Loan pursuant to Section 13.6, including any “rate creep” that would occur as a result of applications of principal payments (whether voluntary, mandatory, involuntary or otherwise occurring, including without limitation partial prepayments associated with Property Releases and applications of Net Liquidation Proceeds After Debt Service) and/or upon occurrence and during the continuance of an Event of Default, and (iii) Borrower shall not be required to incur any costs and expenses in the performance of Borrower’s obligations under this Section 13.1 other than expenses of Borrower’s counsel, accountants and consultants.

Section 13.2. Effect of Assignment. Pursuant to any assignment or participation of all or any portion of the Loan as contemplated in this Section to any Person (an “Assignee”) (a) all references to Lender in this Agreement and in any Loan Document (or to an individual assigning Co-Lender in the event an individual Co-Lender makes such assignment rather than an assignment in whole by Lender) shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender (or in the case of an individual assigning Co-Lender in the event an individual Co-Lender makes such assignment rather than an assignment in whole by Lender, such assignee of or successor-in-interest to such Co-Lender) in all respects with respect to each individual Note or portion of the Loan assigned to it, (b) Lender (or, if applicable, each Co-Lender) may transfer its obligations hereunder and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Obligations) and, except as otherwise specified herein, any Assignee shall succeed to the rights and obligations of Lender (or, if applicable, such Co-Lender) hereunder in respect of the transferred portion, and (c) Lender (or the applicable Co-Lender) shall relinquish its rights and be released from its obligations hereunder and under the Loan Documents as to the transferred portion. The liabilities of Lender (and each Co-Lender) and each of the other Assignees shall be separate and not joint and several. Neither Lender (or any Co-Lender) nor any Assignee shall be responsible for the obligations of any other Assignee or any other Co-Lender.

Section 13.3. Securitization.

(A) Lender, at its option, may elect to effect a Securitization of all or any portion of the Loan. In such event and upon request by Lender to seek to effect such a Securitization, Borrower shall promptly as reasonably practicable thereafter cooperate in all reasonable respects with Lender in connection with the Securitization to amend this Agreement and the other Loan Documents, and to execute such additional documents, in order to bifurcate the Loan into two or more constituent loans, to terminate any cross-default provisions with respect to any other loan to the extent reasonably requested by Lender, or to effect such other changes as may be reasonably necessary or desirable in connection with a Securitization or requested by a Rating Agency, provided, however, in each such instance (i) the outstanding principal balance of all the resulting notes evidencing the Loan (or components of such notes) immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such notes (or components of such notes) immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification, (ii) neither Borrower, the other Borrower Parties nor Sponsor Affiliated Manager shall be required to enter into any modification or amendment to this Agreement or the other Loan Documents or any other document, instrument or certificate if such modification, amendment, document, instrument or certificate would adversely affect or diminish the respective rights or increase their respective obligations and liabilities as presently set forth in this Agreement and in the other Loan Documents, in each case other than to a de minimis extent, and other than resulting from any componentization of the Loan pursuant to Section 13.6, including any “rate creep” that would occur as a result of applications of principal payments (whether voluntary, mandatory, involuntary or otherwise occurring, including without limitation partial prepayments associated with Property Releases and applications of Net Liquidation Proceeds After Debt Service) and/or upon occurrence and during the continuance of an Event of Default, and (iii) Borrower shall not be required to incur any costs and expenses in the performance of Borrower’s obligations under this Section 13.3(A) other than expenses of Borrower’s counsel, accountants and consultants.

(B) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) provide (x) updated financial and other information with respect to the Property, the business operated at the Property, the Collateral, Borrower, Mortgage Borrower, Guarantor, Sponsor and Property Manager, and (y) at Lender’s cost and expense, updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (collectively, the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and the Rating Agencies;

(ii) provide such other information as may be reasonably requested in connection with the preparation of a private placement memorandum or registration statement required to privately place or publicly distribute the Securities in a manner which does not conflict with applicable federal or state securities laws (provided that Borrower shall not be required to provide any information for which the disclosure would be a violation of any Lease);

(iii) provide new and/or updated opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to substantive non-consolidation, matters of Delaware and federal bankruptcy law relating to limited liability companies, and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, the Collateral, the Loan Documents, the Mortgage Loan Documents, Mortgage Borrower, Borrower, Guarantor and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies;

(iv) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require that are customary in Secondary Market Transactions; and

(v) amending any Borrower’s or any partner or member or shareholder of any Borrower’s organizational documents, and

(vi) providing such information regarding the Property, the Collateral, Mortgage Borrower and Borrower, the other Borrower Parties and their respective Affiliates as may be requested by a Rating Agency or potential investors in Securities or otherwise required in connection with an election of REMIC or other tax status and ongoing administration and reporting by any trust formed in connection with the Securitization (provided that Borrower shall not be required to provide any information for which the disclosure would be a violation of any Lease).

Borrower shall not be required to incur any costs or expenses in the performance of its obligations under this Section 13.3(B) other than expenses of Borrower’s counsel, accountants and consultants. In addition, neither Borrower, the other Borrower Parties nor Sponsor Affiliated Manager shall be required under this Section 13.3(B) to enter into any modification or amendment to this Agreement or the other Loan Documents or any other document, instrument or certificate if such modification, amendment, document, instrument or certificate would adversely affect or diminish the respective rights or increase their respective obligations and liabilities as presently set forth in this Agreement and in the other Loan Documents, in each case other than to a de minimis extent, and other than resulting from any componentization of the Loan pursuant to Section 13.6, including any “rate creep” that would occur as a result of applications of principal payments (whether voluntary, mandatory, involuntary or otherwise occurring, including without limitation partial prepayments associated with Property Releases and applications of Net Liquidation Proceeds After Debt Service) and/or upon occurrence and during the continuance of an Event of Default

Section 13.4. Other Business. Lender, each Assignee and each participant and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrower Parties, or any of them, any Affiliate of a Borrower Party, any of Borrower’s subsidiaries and any Person who may do business with or own interests in or securities of any Borrower Party or any such Affiliate or subsidiary, without any duty to account therefor.

Section 13.5. Privity of Contract. This Agreement is being entered into by Lender individually and as agent for all present and future Assignees, and privity of contract is hereby created among Lender and all present and future Assignees, on the one hand, and Borrower, on the other hand.

Section 13.6. Severed Loan Documents; Componentization. Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes (including senior and subordinate notes), one or more “component” notes, pledge agreements and other security documents or documents evidencing the Loan (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, (2) Borrower shall execute and deliver to Lender from time to time, within three (3) Business Days after the request of Lender, a severance and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding clause (1), all in form and substance reasonably satisfactory to Lender, (3) Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents reasonably necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power, and (4) Lender may require Borrower to modify the Loan in order to reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, increase or decrease the monthly debt service payments for each component or eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments); provided in each instance (i) that the outstanding principal balance of all components immediately after the effective date of such modification equals the outstanding principal balance of the Loan immediately before the effective date of such modification and the weighted average of the interest rates for all such components of such notes immediately after the effective date of such modification equals the interest rate of the original Loan immediately prior to such modification, (ii) neither Borrower, the other Borrower Parties nor Sponsor Affiliated Manager shall be required to enter into any modification or amendment to this Agreement or the other Loan Documents or any other document, instrument or certificate if such modification, amendment, document, instrument or certificate would adversely affect or diminish the respective rights or increase their respective obligations and liabilities as presently set forth in this Agreement and in the other Loan Documents, in each case other than to a de minimis extent, and other than resulting from any componentization of the Loan pursuant to this Section 13.6, including any “rate creep” that would occur as a result of applications of principal payments (whether voluntary, mandatory, involuntary or otherwise occurring, including without limitation partial prepayments associated with Property Releases and applications of Net Liquidation Proceeds After Debt Service) and/or upon occurrence and during the continuance of an Event of Default, and (iii) Borrower shall not be required to incur any costs or expenses in the performance of its obligations under this Section 13.6 other than expenses of Borrower’s counsel, accountants and consultants.

Section 13.7. Cooperation; Securitization Indemnity.

(A) Borrower and Guarantor agree to cooperate with Lender (and agree to cause their respective officers and representatives to cooperate) in connection with any transfer made or any Securities created pursuant to this Article XIII, including, without limitation, the delivery of an estoppel certificate reasonably required hereunder and such other documents as may be reasonably requested by Lender, and the execution of amendments to this Agreement, the Note, the Pledge Agreement and other Loan Documents and Borrower’s organizational documents as reasonably requested by Lender; provided, however, that neither Borrower, the other Borrower Parties nor Sponsor Affiliated Manager shall be required to enter into any modification or amendment to this Agreement or the other Loan Documents or any other document, instrument or certificate if such modification, amendment, document, instrument or certificate would adversely affect or diminish the respective rights or increase their respective obligations and liabilities as presently set forth in this Agreement and in the other Loan Documents, in each case other than to a de minimis extent, and other than resulting from any componentization of the Loan pursuant to Section 13.6, including any “rate creep” that would occur as a result of applications of principal payments (whether voluntary, mandatory, involuntary or otherwise occurring, including without limitation partial prepayments associated with Property Releases and applications of Net Liquidation Proceeds After Debt Service) and/or upon occurrence and during the continuance of an Event of Default.

(B) Borrower grants to Lender the right to distribute and disclose in any Disclosure Document, in any promotional or marketing materials that are prepared by or on behalf of Lender in connection with any Secondary Market Transaction, in connection with any oral or written presentation made by or on behalf of Lender in connection with any Secondary Market Transaction, or as may be reasonably required by any Investors or prospective Investors or any Rating Agency in connection with any Secondary Market Transaction including without limitation to any Investor or any Rating Agency rating securities or the Loan, all documents and information which Lender now has or may hereafter acquire relating to the Loan, any Borrower Party, any guarantor, any indemnitor, the Collateral and/or the Property, which shall have been furnished by Borrower, any guarantor, any indemnitor, or any party to any Loan

Document, or which was otherwise furnished to Lender in connection with the Loan, as Lender in its reasonable discretion determines necessary or desirable. Borrower shall not be required to incur any costs or expenses in the performance of its obligations under this Section 13.7(A) other than expenses of Borrower’s counsel, accountants and consultants.

(C) [Reserved].

(D) Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or registration statement or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, in each case used in connection with a Securitization, an agreement (A) certifying that Borrower has examined the following sections of the Disclosure Documents: (1) with respect to the term sheet, the sections entitled “Executive Summary and Transaction Highlights,” “Portfolio Overview,” “Sponsorship and Management Overview” and “Historical and Underwritten Financials” (or sections similarly titled), and (2) with respect to the other Disclosure Documents, those sections of the Disclosure Documents entitled “Risk Factors,” “Description of the Properties,” “Description of the Collateral,” “Description of the Borrowers, Mortgage Borrowers and the Borrower Sponsors and Related Parties,” “Description of the Property Manager and the Management Agreement,” “Sources and Uses,” “Annex A—Property Schedule,” “Annex E – Representations and Warranties of the Borrowers,” “Annex G—Borrowers Organizational Charts” and “Annex H – Borrower Names” (or sections similarly titled) and in the portions of the “Summary of Offering Circular” that relate to the foregoing, as each of the foregoing in clauses (1) and (2) relates to the Borrower Parties, their Affiliates, the Property Manager and the Property (and in all cases excluding any summary of the Loan Documents or terms of the Loan) (the foregoing in clauses (1) and (2), collectively, the “Relevant Sections”), and (2) the Relevant Sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.7, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls or is under common control with the Lender Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and each of its officers, director and each Person who controls or is under common control with the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and any placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls or is under common control with Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Liabilities to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Relevant Sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any the related Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have. Borrower’s obligations pursuant to this Section 13.7, including any indemnity obligations, with respect to the Provided Information and Relevant Sections shall not include, (1) any untrue statements or omissions about which Borrower has provided notice in writing to Lender prior to the distribution of the Disclosure Document, (2) any statements which are derived from thirty-party information not prepared by or on behalf of Mortgage Borrower, Borrower or Guarantor with respect to which Borrower has provided notice to Lender in writing prior to the distribution of the Disclosure Document that Borrower is unable to verify, (3) any Disclosure Document (or any provisions thereof) with respect to which Borrower is not provided a reasonable opportunity to review, it being acknowledged and agreed that Borrower shall in all events have five Business Days to review the initial draft of each Disclosure Document and two (2) Business Days to review each subsequent draft of any Disclosure Document (or any provision thereof). Any notice given by Borrower pursuant to clauses (1) through (3) above may be given by email to the list of email addresses from time to time indicated by Lender or its counsel when distributing the related Disclosure Document to Borrower.

(E) In connection with filings under Exchange Act and/or the Securities Act or but subject to clauses (1) through (3) in Section 13.7(C), Borrower shall (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Relevant Sections a material fact required to be stated in the Relevant Sections or necessary in order to make the statements in the Relevant Sections, in the light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group, the Issuer or the Underwriter Group for any reasonable out-of-pocket legal or other expenses incurred by Lender, the Lender Group, the Issuer or the Underwriter Group in connection with defending or investigating the Liabilities.

(F) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 13.7 is finally judicially determined to be unavailable for any reason or is insufficient to hold any indemnified person harmless (with respect only to the Liabilities that are the subject of this Section 13.7), then Borrower, on the one hand, and such indemnified person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such indemnified person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all indemnified persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 13.7, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(G) Promptly after receipt by an indemnified party under this Section 13.7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.7, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party as soon as reasonably practicable after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.7, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel (plus local and special counsel, as applicable) unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the indemnified party.

(H) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 13.7 shall apply whether or not any indemnified person is a formal party to any lawsuits, claims or other proceedings. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 13.7.

(I) The indemnities, liabilities and obligations of both Borrower and Lender under this Section 13.7 shall survive the termination of this Agreement and the satisfaction and discharge of the Obligations.

Section 13.8. Resizing; New Mezzanine Option.

(A) Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the principal balances between the Loan and the Mortgage Loan and to require the payment of the Loan and the Mortgage Loan in such order of priority as may be designated by Lender, which may result in varying interest rates, but which shall have the same aggregate initial weighted average interest rate and aggregate principal balance of the original Note and the Mortgage Loan Note (the “Resizing Option”). Borrower shall cooperate with Lender in Lender’s exercise of the Resizing Option, using commercially reasonable efforts and in a timely manner, which such cooperation shall include, but not be limited to, (a) executing such amendments to the Loan Documents and any Borrower’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (b) executing such agreements, instruments and other documents as may be reasonably required by Lender in connection with the Lender’s effectuating of the resizing of the Loan and Mortgage Loan; and (c) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to any declarations or reciprocal easement agreements affecting the Property and other materials as may be required by Lender or the Rating Agencies;

and (iv) delivering an Interest Rate Cap Agreement and related Assignment of Cap for the Loan and the Mortgage Loan; provided, however, that neither Borrower, the other Borrower Parties nor Sponsor Affiliated Manager shall be required to enter into any modification or amendment to this Agreement or the other Loan Documents or any other document, instrument or certificate if such modification, amendment, document, instrument or certificate would adversely affect or diminish the respective rights or increase their respective obligations and liabilities as presently set forth in this Agreement and in the other Loan Documents, in each case other than to a de minimis extent, and other than (x) as affected by the resizing of the relative principal balances and interest rates pursuant to the Resizing Option and the relative senior/subordinate priorities of the resized Loan and the Mortgage Loan resulting therefrom, and (y) resulting from any componentization of the Loan pursuant to Section 13.6, including any “rate creep” that would occur as a result of applications of principal payments (whether voluntary, mandatory, involuntary or otherwise occurring, including without limitation partial prepayments associated with Property Releases and applications of Net Liquidation Proceeds After Debt Service) and/or upon occurrence and during the continuance of an Event of Default.

(B) New Mezzanine Option. Lender shall have the option (the “New Mezzanine Option”) at any time to create one or more new mezzanine loans (the “New Mezzanine Loan”), provided, that (i) the total loan amounts for the Loan, the Mortgage Loan, and the New Mezzanine Loan shall equal the then outstanding amount of the Loan and the Mortgage Loan immediately prior to Lender’s exercise of the New Mezzanine Option, and (ii) the weighted average interest rate of the Loan, the Mortgage Loan, and the New Mezzanine Loan shall initially equal the weighted average interest rate of the Loan and the Mortgage Loan. Borrower shall cooperate with Lender in Lender’s exercise of the New Mezzanine Option using commercially reasonable efforts and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and any Borrower’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) newly forming one or more entities satisfying applicable Rating Agency criteria for single-purpose entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower or Mortgage Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be reasonably designated by Lender, execute such agreements, instruments and other documents as may be reasonably required by Lender in connection with the New Mezzanine Loan (including, without limitation, a promissory note evidencing the New Mezzanine Loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the New Mezzanine Loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to any declarations or reciprocal easement agreements affecting the Property and other materials as may be required by Lender or the Rating Agencies; and (iv) delivering an Interest Rate Cap Agreement and related Assignment of Cap for the Loan and the New Mezzanine Loan; provided, however, that neither Borrower, the other Borrower Parties nor Sponsor Affiliated Manager shall be required to enter into any modification or amendment to this Agreement or the other Loan Documents or any other document, instrument or certificate if such modification, amendment, document, instrument or certificate would adversely affect or diminish the respective rights or increase their respective obligations and liabilities as presently set forth in this Agreement and in the other Loan Documents, in each case other than to a de minimis extent, and other than (x) as affected by the creation of the New Mezzanine Loan and the resizing of the relative principal balances and interest rates pursuant to the New Mezzanine Loan Option and the relative senior/subordinate priorities of the Loan, the Mortgage Loan and New Mezzanine Loan resulting therefrom, and (y) resulting from any componentization of the Loan pursuant to Section 13.6, including any “rate creep” that would occur as a result of applications of principal payments (whether voluntary, mandatory, involuntary or otherwise occurring, including without limitation partial prepayments associated with Property Releases and applications of Net Liquidation Proceeds After Debt Service) and/or upon occurrence and during the continuance of an Event of Default.

(C) Borrower shall not be required to incur any costs or expenses in the performance of its obligations under this Section 13.8 other than expenses of Borrower’s counsel, accountants and consultants.

Section 13.9. Intentionally Omitted.

Section 13.10. Intentionally Omitted.

Section 13.11. Co-Lenders.

(A) Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower and Guarantor shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower and Guarantor required hereunder shall be delivered by Borrower or Guarantor, as applicable, to each Co-Lender.

(B) (i) The liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(C) Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower, Guarantor, and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

(D) With respect to the enforcement of the rights and remedies of Lender under the Loan Documents upon the occurrence and during the continuance of an Event of Default, if at such time there are multiple Co-Lenders holding the Loan, then either:

(i) the Co-Lenders shall exercise such rights and remedies jointly together, or

(ii) the Co-Lenders shall designate from time to time, such designations to be made from time to time in the Co-Lenders’ sole and absolute discretion, one or more servicers or agents (which may be a Co-Lender, applicable servicer or other agent designated by Lender) that shall exercise such rights and remedies under the Loan Documents on behalf of Lender (and all Co-Lenders) such that, with respect to any exercise of applicable rights and remedies at any given time, there shall be a single servicer or agent exercising such rights and remedies as or on behalf of Lender notwithstanding that there may be multiple Co-Lenders holding the Loan.

(E) Borrower acknowledges that the Co-Lenders may from time to time enter into one or more co-lending agreement, intercreditor agreement or similar agreements governing the relationship between such parties with respect to the Loan (“Co-Lender Agreements”). The Co-Lender Agreements are intended solely for the benefit of the Co-Lenders and any other parties thereto, and Borrower acknowledges that neither Borrower nor any of its Affiliates is an intended third-party beneficiary of any Co-Lender Agreement and shall not be entitled to rely on any of the terms or provisions contained therein. No Co-Lender shall have any obligation to disclose to Borrower or any of its Affiliates the contents of any Co-Lender Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all reasonable out-of-pocket fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the Loan Documents, and such reasonable out-of-pocket fees, costs and expenses incurred in connection with the negotiation, documentation, closing, administration, servicing, enforcement, interpretation, and collection of the Loan and the Loan Documents, and in the preservation and protection of Lender’s rights hereunder and thereunder, and in response to requests or other matters presented by Borrower, all of which shall be part of the Obligations. By way of example and not limitation, the reasonable out-of-pocket fees, costs and expenses incurred by Lender in connection with the following shall be included: (a) examination, review, due diligence, investigation, documentation and closing of the transactions evidenced the Loan Documents; (b) any amendments, modifications and waivers relating thereto, whether proposed or consummated; (c) administration of the Loan and Loan Documents, including response to any requests by Borrower; (d) review, documentation, negotiation, closing and administration of any subordination agreements, non-disturbance agreements, Leases, or intercreditor agreements; (e) any action to enforce or interpret this Agreement or the other Loan Documents or to collect any payments due from Borrower or any guarantor or indemnitor under this Agreement or any other Loan Document; (f) any case or proceeding under Title 11 or any other Title of the United States Code (or any law succeeding or replacing any of the same); and (g) any refinancing or restructuring of the Loan or the Loan Documents, whether in the nature of a “workout,” in connection with any insolvency or bankruptcy proceedings, or otherwise, and (h) any matter as to which Borrower is obligated to indemnify Lender hereunder. In each case, Lender’s fees, costs and expenses to be reimbursed by Borrower hereunder shall include the reasonable fees, costs and expenses of legal counsel and other professionals retained by Lender, provided, however, that the obligation of Borrower to pay attorneys’ fees pursuant to any provision of this Agreement or any other Loan Documents shall not include costs of Lender’s internal “in house” legal personnel. At the Closing, Lender is authorized to pay directly from the proceeds of the Loan any or all of the foregoing fees, costs and expenses then or theretofore incurred. Any costs and expenses due and payable to Lender after the Closing Date may be paid to Lender pursuant to the terms hereof. If Lender so elects, Lender may acquire a tax service contract for the Property, in which case the reasonable costs of the same shall be reimbursed by Borrower

Section 14.2. Indemnity. In addition to Borrower’s obligations to pay reasonable out-of-pocket costs and expenses as provided elsewhere herein, whether or not the transactions contemplated hereby shall be consummated, Borrower shall indemnify, defend, protect, pay and hold the Indemnified Parties harmless from and against any and all claims, suits, actions, obligations, liabilities, judgments, losses, damages, penalties, Indemnifiable Taxes, Other Taxes, brokerage, leasing, finder’s or similar fees, reasonable out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of legal counsel for such Indemnified Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Parties shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnified Party, in any manner relating to or arising out of any of the following, except that Borrower shall not be liable hereunder to any Indemnified Party to the extent the same is caused by such Indemnified Party’s willful misconduct, gross negligence, fraud or illegal acts in the conduct of its activities at or with respect to the Property or the Loan: (a) the negotiation, execution, delivery, performance, administration, ownership, or enforcement of any of the Loan Documents; (b) any of the transactions contemplated by the Loan Documents or any ownership of the Pledge Agreement, the Collateral or any interest therein, or receipt of any Rents; (c) any breach by any Borrower Party of any representation, warranty, covenant, or other agreement contained in any of the Loan Documents; (d) [Reserved]; (e) Lender’s agreement to make the Loan hereunder; (f) any claim brought by any third party arising out of any condition or occurrence at or pertaining to any Individual Property, including without limitation, any claims and demands for damages or injury, including claims for property damage, personal injury or wrongful death, arising out of or in connection with any accident or fire or other casualty on any Individual Property or any nuisance or trespass made or suffered thereon, (g) any design, construction, operation, repair, maintenance, use, non-use or condition of any Individual Property, including claims or penalties arising from violation of any applicable laws or insurance requirements, as well as any claim based on any patent or latent defect, whether or not discoverable by Lender; (h) any performance of any labor or services or the furnishing of any materials or other property in respect of any Individual Property or any part thereof, and any Liens (whether judgments, mechanics’, materialmen’s or otherwise), charges and encumbrances filed against any Individual Property; (i) any contest referred to in Section 7.3; (j) any obligation or undertaking relating to the performance or discharge of any of the terms, covenants and conditions of the landlord contained in the Leases; (k) any information provided by or on behalf of Borrower or any Individual Mortgage Borrower, or contained in any documentation approved by Borrower or any Individual Mortgage Borrower or (l) the use or intended use of the proceeds of any of the Loan. In addition, Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs actually incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 4.14 or 7.20 of this Agreement. Any amounts payable to any Indemnified Party by reason of the application of this Section 14.2 shall be payable on demand and shall bear interest at the Default Rate from the date such loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrower under this Section 14.2 shall survive the term of the Loan and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Pledged Collateral by foreclosure or an assignment in lieu of foreclosure, and shall expire upon the expiration of the applicable statute of limitation.

Section 14.3. Actions Affecting Lender’s Interests. Irrespective of whether any Default or Event of Default shall have occurred, if any action or proceeding of any kind (including, but not limited to, any bankruptcy, insolvency, arrangement, reorganization or other debtor relief proceeding) is commenced which might affect Lender’s interest in the Loan or in all or any part of the Collateral, then Lender may, at its option, make any appearances, disburse any funds and take any actions as Lender may deem necessary or appropriate. Without limiting the generality of the foregoing, in the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Borrower, Mortgage Borrower or any Guarantor, or their respective creditors or property, Lender shall be entitled to file such proofs of claim and other documents as Lender may determine in order to have the claims of Lender allowed in such proceedings for the entire amount of the Obligations. Lender shall have such rights irrespective of whether or not any Event of Default shall have occurred, and whether or not any notice shall have been given to Borrower. No exercise of any such rights shall constitute or give rise to a waiver or cure of any default by Borrower. Borrower shall reimburse Lender within ten (10) days after written demand for all out-of-pocket costs, expenses and disbursements incurred by Lender under this provision, including reasonable attorneys’ fees and expenses, together with interest thereon at the same rate as is then applicable to other principal hereunder. Borrower’s obligations under this Section shall survive payment in full of the Obligations.

Section 14.4. Amendments and Waivers. Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and by the party against whom enforcement is sought. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower Party in any case shall entitle the same or any other Borrower Party or any other Person to any other or further notice or demand in similar or other circumstances (except for any notices as expressly required herein or under the other Loan Documents).

Section 14.5. Retention of Borrower’s Documents. Lender may, in accordance with Lender’s customary practices, destroy or otherwise dispose of all documents, schedules, invoices or other papers, delivered by Borrower to Lender unless Borrower requests in writing that same be returned. Upon such request and at Borrower’s expense, Lender shall return such papers when Lender’s actual or anticipated need for same has terminated.

Section 14.6. Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing and addressed to the respective party as set forth below. Notices shall be effective (i) three (3) days after the date such notice is mailed, (ii) on the next Business Day if sent by a nationally recognized overnight courier service, (iii) on the date of delivery by personal delivery and (iv) on the date of transmission if sent by telefax during business hours on a Business Day (otherwise on the next Business Day) (with receipt of confirmation).

Notices shall be addressed as follows:

If to any Borrower Party, at the address(es) set forth in the Information Schedule.

If to Lender:

KeyBank National Association

11501 Outlook, Suite 300

Overland Park, Kansas 66211

Facsimile No.: 877-379-1625

Attention: Loan Servicing

And to:

Citigroup Global Markets Realty Corp.

388 Greenwich Street

6th Floor

New York, New York 10013

Attention: Ana Rosu Marmann

Facsimile No.: (646) 328-2938

With a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Charles Schrank

Facsimile No.: (646) 328-2938

Any party may change the address at which it is to receive notices to another address in the United States at which business is conducted (and not a post-office box or other similar receptacle), by giving notice of such change of address in accordance with the foregoing. This provision shall not invalidate or impose additional requirements for the delivery or effectiveness of any notice (i) given in accordance with applicable statutes or rules of court, or (ii) by service of process in accordance with applicable law. If there is any assignment or transfer of any Co-Lender’s interest in the Loan, then the new Co-Lender may give notice to the parties in accordance with this Section, specifying the addresses at which the new Co-Lender shall receive notice, and they shall be entitled to notice at such address in accordance with this Section.

Section 14.7. Survival of Warranties and Certain Agreements. All agreements, representations and warranties made in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan and the execution and delivery of the Note. Notwithstanding anything in the Loan Documents or implied by law to the contrary, the agreements of Borrower to indemnify or release Lender or Persons related to Lender, or to pay Lender’s costs, expenses, or Taxes shall survive the payment of the Loan, the release of the Collateral and the Liens created under the Loan Documents and the termination of this Agreement.

Section 14.8. Failure or Indulgence Not Waiver. No failure or delay on the part of Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. Failure of consideration of any Borrower Party to another, or nonperformance by any Borrower Party or in favor of another Borrower Party, or any other matter among Borrower Parties, shall not relieve Borrower Parties from, nor in any way serve as a waiver of, any of the obligations of Borrower Parties under any of the Loan Documents.

Section 14.9. Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Person or against or in payment of any or all of the Obligations. To the extent that any Person makes a payment or payments to Lender, or Lender enforces its remedies or exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, if any, and rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

Section 14.10. Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, the Note or other Loan Documents or of such provision or obligation in any other jurisdiction.

Section 14.11. Intentionally Omitted.

Section 14.12. Headings. Headings for sections, subsections, and other parts of this Agreement and in the other Loan Documents are included herein for convenience of reference only and shall not constitute a part of this Agreement or the other Loan Documents for any other purpose or be given any substantive effect.

Section 14.13. Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED

FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND/OR THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 14.14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower Party may assign its rights or obligations hereunder or under any of the other Loan Documents except as expressly provided in Article XI. To the extent that Lender transfers any of its interest under this Agreement or the other Loan Documents, then without the necessity of further action by Borrower, Lender shall be released by Borrower from any further liability hereunder and thereunder.

Section 14.15. Sophisticated Parties, Reasonable Terms, No Fiduciary Relationship. Borrower represents and acknowledges that (i) the Borrower Parties are sophisticated real estate investors, familiar with transactions of this kind, and (ii) they have entered into this transaction, and the Loan Documents have been executed and delivered only after the Borrower Parties have conducted their own assessment of the alternatives available to them in the market, and after lengthy negotiations in which they have been represented by competent legal counsel of their choice, and (iii) the rights of Lender under the Loan Documents are reasonable and appropriate, taking into consideration all of the facts and circumstances including without limitation the quantity of the Loan, the nature of the Collateral, and the risks incurred by Lender in this transaction. No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create (i) any partnership or joint venture between Lender and Borrower or any other Person, or (ii) any fiduciary or similar duty by Lender to Borrower or any other Person. The relationship between Lender and Borrower is exclusively the relationship of a creditor and a debtor, and all relationships between Lender and any other Borrower Party are ancillary to such creditor/debtor relationship.

Section 14.16. Reasonableness of Determinations. In any instance where any consent, approval, determination or other action by Lender is, pursuant to the Loan Documents or applicable law, required to be done reasonably or required not to be unreasonably withheld, then Lender’s action shall be presumed to be reasonable, and Borrower shall bear the burden of proof of showing that the same was not reasonable. In all cases Lender shall be conclusively deemed to be acting reasonably when implementing any standard or requirement of any applicable Rating Agency. If a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment and the right to recover reasonable attorneys’ fees and costs incurred in such action if Borrower prevails in such action. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 14.17. Limitation of Liability. Anything to the contrary anywhere in the Loan Documents notwithstanding, Borrower agrees (i) that no Borrower Party shall sue Lender or any Affiliate of Lender for punitive, speculative or consequential damages in respect of any claim or liability in connection with, arising out of, or in any way related to, the Loan, the Collateral, the Property, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or the other Loan Documents, and (ii) that they shall not in any event for any reason sue any of Lender’s or Lender’s Affiliate’s officers, directors, employees, attorneys, or agents. Borrower on behalf of itself and anyone claiming by, through or under Borrower, hereby forever releases Lender, its Affiliates, and their officers, directors, employees, attorneys, and agents from the matters for which Borrower has agreed not to sue.

Section 14.18. No Liability for Consents and Approvals. Lender’s consent to or acceptance or approval of any matter shall not relieve Borrower from any obligation with respect to such matter (such as, for example, the obligation that the same shall comply with Legal Requirements). Any such consent, acceptance or approval is for Lender’s purposes only. Borrower shall not rely on Lender’s consent, acceptance or approval for any purpose in evaluating the subject matter. No such consent, acceptance or approval shall comprise any part of the basis of any liability on the part of Lender. By way of example only, by consenting to or accepting or approving any item that may be delivered to Lender pursuant to the Loan Documents (including, but not limited to, any Authorized Officer’s Certificate, Financial Statements, survey, appraisal, insurance policy, plans, specifications, or reports), Lender shall not incur any liability whatsoever to Borrower or to anyone claiming by, through or under Borrower.

Section 14.19. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Borrower Party or Affiliates thereof, or any other Person.

Section 14.20. Entire Agreement. This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties to the Loan Documents.

Section 14.21. Construction as Mutually Drafted. Borrower Parties and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.

Section 14.22. Supremacy of Loan Agreement. The Loan Documents shall be read together so as to give effect to all provisions of all of them. Nonetheless, if any term, condition or provision of this Agreement shall contradict or be irreconcilably inconsistent with any term, condition or provision of any other Loan Document, then this Agreement shall control.

Section 14.23. Consent to Jurisdiction and Service of Process. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE

INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York 10019-6022

Attention: Patrick Dolan

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.

Section 14.24. Waiver of Jury Trial. BORROWER AND LENDER AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY FOREVER AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS AGREEMENT, INCLUDING THIS PARAGRAPH, IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 14.25. Contractual Statute of Limitations. Borrower agrees that any claim or cause of action by Borrower or anyone claiming by, through or under Borrower against Lender, or any of Lender’s directors, officers, employees, agents, accountants or attorneys, in connection with, arising out of, or in any way related to, the Loan, the Collateral, the Property, this Agreement, any of the other Loan Documents, or any of the transactions contemplated by this Agreement or the other Loan Documents, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after Borrower first acquires or reasonably should have acquired knowledge of the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of Lender or any other person authorized to accept service of process on behalf of Lender, within thirty (30) days thereafter. Borrower agrees that such one-year period of time is reasonable and sufficient time to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled or extended except by the specific written agreement of Lender. This provision shall survive any termination of this Agreement or any of the other Loan Documents.

Section 14.26. Counterparts; Effectiveness. The Loan Documents and any amendments, waivers, consents, or supplements thereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, upon the first advance of principal by Lender to Borrower hereunder.

Section 14.27. Servicer; Trust Fund Expenses; Rating Agency Costs.

(A) Lender shall have the right from time to time to designate and appoint one or more Servicers, and to change or replace any Servicer. All rights of the Lender under the Loan Documents may be exercised by Servicer. Servicer shall be entitled to the benefit of all obligations of any of Borrower Party in favor of Lender. Borrower shall pay all of the reasonable fees and reasonable out-of-pocket costs and expenses of the Servicer upon written demand from Lender.

(B) Borrower shall pay to Lender, or reimburse Lender for, all Trust Fund Expenses, including without limitation all Trust Fund Expenses arising with respect to or in connection with the Loan, the Property and/or the related trust fund or other Securitization vehicle.

(C) In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable out-of-pocket costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 14.28. Attorney-In-Fact. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact. This power of attorney shall be irrevocable so long as any Obligations remain outstanding under the Loan Documents, shall be deemed to be coupled with an interest, shall survive the voluntary or involuntary dissolution of Borrower, and shall not be affected by any disability or incapacity suffered by Borrower subsequent to the date hereof. Lender shall have the right and power, without the obligation to do so, in Lender’s name or in the name of Borrower, to execute and deliver any and all documents and instruments and perform any and all acts that are required of Borrower hereunder or that otherwise serve the purpose of providing to Lender the full benefit of this Agreement and the other Loan Documents. Without limitation, but subject to the provisions of the Loan Documents, Lender is hereby granted full power and authority (i) to demand, collect and receive any Net Liquidation Proceeds After Debt Service, and to make any compromise or settlement in connection with the foregoing, (ii) to appear in any lawsuit or other proceeding, and to file any pleading and take any action therein or with respect thereto, (iii) to endorse and deposit checks, drafts and other payments and instruments, to execute checks and drafts in the name of Borrower, and otherwise to direct the investment and payment of all funds received by Lender or on deposit in any Account, (iv) to execute and file or record financing statements, continuation statements, applications for registration and like papers to create, perfect or preserve any of Lender’s security interests and rights, and (v) to exercise any rights of Borrower pertaining to any Account or any funds therein.

Section 14.29. Time of the Essence. Time is strictly of the essence with respect to all provisions of this Agreement.

Section 14.30. No Third-Party Beneficiaries. No Persons other than the express parties to this Agreement shall have any rights hereunder, and no Person shall be a third party beneficiary hereof.

Section 14.31. Borrower Responsible for Obligations of Borrower Parties. Where this Agreement or any of the Loan Documents sets forth any requirement pertaining to any Borrower Party, then the failure of such requirement to be satisfied shall constitute a Default hereunder, binding on Borrower, whether or not the subject Borrower Party is a party hereto or thereto, whether or not such Borrower Party is contractually bound by that requirement, and whether or not Borrower has the power to cause or influence compliance or noncompliance with such requirement. Without limitation of the foregoing, any such Default may become an Event of Default in the time provided in Article IX herein as if the same were a requirement pertaining to Borrower, without extension of time by reason of the inability of Borrower to cause performance or cure by the applicable Borrower Party. Where this Agreement or any of the Loan Documents provides that any act, omission, condition or event pertaining to any Borrower Party shall result in recourse liability to Borrower, then such recourse liability shall occur, whether or not the subject Borrower Party is a party hereto or thereto, whether or not such Borrower Party is bound by that provision, and whether or not Borrower has the power to cause or influence the occurrence or cure of the matter giving rise to such liability.

Section 14.32. Guaranty and Environmental indemnity Unsecured. Anything to the contrary herein or elsewhere notwithstanding, the Guaranty and the Obligations of Guarantor (as opposed to Borrower) under the Environmental Indemnity and all obligations of Guarantor arising under any of them, including the obligations of Guarantor incorporated therein from this Agreement by reference, are not and shall not be secured in any manner whatsoever, including by any Lien on any Collateral.

Section 14.33. Multiple Parties Provisions; Joint and Several Liability.

(A) The representations, covenants, warranties and obligations of Borrower hereunder are joint and several representations, covenants, warranties and obligations of each and every Person constituting Borrower. Without limitation of the foregoing, the obligations and liabilities of each Borrower hereunder shall be joint and several with each and every other Borrower, and all representations, warranties, covenants (both affirmative and negative) and all other obligations hereunder and under the other Loan Documents shall be the joint and several obligation of each Borrower and any default by any Borrower shall be deemed a default by such Borrower and each and every other Borrower. The representations, covenants and warranties contained herein or in any other Loan Documents shall be read to apply to each Borrower when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under the Loan Documents by any Borrower shall be deemed a breach by each and every Borrower.

(B) Funds advanced by Lender to or at the direction of any Borrower shall be deemed advanced to or for the benefit of all of the Borrowers.

(C) Any notice delivered to any Borrower shall be binding on all Borrower Parties as if delivered to all of them.

(D) Any waiver given, request made, forbearance extended, or right, election or option exercised by any Borrower Party shall bind all of the Borrower Parties as if the same were done by or on behalf of all of them.

(E) Lender shall be entitled to rely on any Person reasonably believed by Lender to be acting on behalf of any Borrower, and the Borrowers shall be bound by any such reliance.

Section 14.34. Registration.

(A) Borrower hereby acknowledges and makes the Note a registered obligation for United States withholding tax purposes. Lender or its designee (which may include the Servicer), as Borrower’s non-fiduciary agent for this purpose, or, in Lender’s sole discretion, the Borrower, shall be the registrar for the Note (the “Registrar”).

(B) The Registrar shall maintain, or cause to be maintained, a register (the “Register”) for the recordation of the names and addresses of Lender and any Assignees of all or any portion of Lender’s interest in the Loan (collectively, “Loan Assignees”), and the principal amount of the Loan (and stated interest thereon) (the “Registered Loan”) held by Lender and each Loan Assignee from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrower, Lender and the Loan Assignees shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

(C) If a Co-Lender sells participations, such Co-Lender shall maintain a register on which it enters the name and the address of each participant (“Participant”) and the principal amounts of each Participant’s participation interest in the Loan (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Co-Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Co-Lender shall be acting as the non-fiduciary agent of the Borrower solely for purposes of applicable United States federal income tax law and undertakes no duty, responsibility or obligation to the Borrower (without limitation, in no event shall such Co-Lender be a fiduciary of the Borrower for any purpose. Such Co-Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

Section 14.35. Contributions and Waivers.

(A) As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay and perform the Obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against the Collateral of any Borrower and application of proceeds of such Collateral in satisfaction of such Borrower’s obligations to Lender under the Loan Documents).

(B) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Legal Requirements.

(C) In order to provide for a fair and equitable contribution among the Borrowers in the event that any Contribution is made by any Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(D) For purposes hereof, the “Benefit Amount” of any Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(E) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(F) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, such Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(G) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(H) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of the Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(I) Each Borrower waives:

(i) any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against such Borrower;

(ii) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi) presentment, demand, protest and notice of any kind;

(vii) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii) any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii) any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv) any defense or benefit based upon such Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Collateral to be satisfied by any payment from any other Borrower or any such party; and

(xv) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed such Borrower’s rights of subrogation and reimbursement against any other Borrower.

(J) Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty for the benefit of Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Loan (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Collateral for the benefit or debts of the other Borrowers in connection herewith or otherwise)).

Section 14.36. Intercreditor Agreement. Borrower hereby acknowledges and agrees that Intercreditor Agreement is solely for the benefit of Lender and Mortgage Lender, and that Borrower and Mortgage Borrower shall not be intended third-party beneficiaries of any of the provisions therein, shall have no rights thereunder and shall not be entitled to rely on any of the provisions contained therein. Lender and Mortgage Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are and will be independent of such Intercreditor Agreement and shall remain unmodified by the terms and provisions thereof.

Section 14.37. EU Bail-In Rule. Notwithstanding anything to the contrary in any of the Loan Documents or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(A) the application of any EEA Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(B) the effects of any EEA Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the EEA Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 14.38. Brokers and Advisors. Borrower acknowledges and agrees that no agreement, arrangement or dealings by or between Borrower or Guarantor with any broker or intermediary creates any right of broker or intermediary to bind Lender, and that Lender shall not be responsible for any undertaking, assurance, information or advice given to Borrower by any broker or intermediary, irrespective of whether such entity is compensated by Lender or by Borrower. Borrower acknowledges that Lender may pay fees to one or more brokers or intermediaries in addition to any fees that are paid by Borrower or Lender at closing. The fees may include a direct, one-time payment, incentive payments based on volume and size of financings, profit-sharing payments, and/or an ongoing interest strip in the Loan. In addition, any such broker or intermediary may be retained by Lender to act as a servicer or sub-servicer for the Loan, in which case such entity will receive fees relating to that activity, and may receive compensation if a buyout of such servicing or sub-servicing may occur.

Section 14.39. Additional Provisions. Notwithstanding anything to the contrary contained in this Agreement, Borrower hereby agrees as follows:

(A) Lender shall have the right (i) to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice and (ii) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by any Borrower of any other significant property (other than personal property required for the day to day operation of the Collateral). The rights described above in this Section 14.39(A) may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in any Co-Lender.

(B) Borrower shall (or shall cause Mortgage Borrower to): (a) pay all principal, interest and other sums required to be paid by Mortgage Borrower under and pursuant to the provisions of the Mortgage Loan Documents; (b) diligently perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed and observed, unless such performance or observance shall be waived in writing by Mortgage Lender; (c) promptly notify Lender of the giving of any written notice by Mortgage Lender to Mortgage Borrower or Borrower of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed and deliver to Lender a true copy of each such notice; (d) deliver a true, correct and complete copy of all notices, demands, requests or material correspondence (including electronically transmitted items) given or received by Mortgage Borrower or Guarantor to or from the Mortgage Lender or its agent; and (e) not enter into or be bound by any Mortgage Loan Documents entered into after the Closing Date that are not approved by Lender. Without limiting the foregoing, Borrower shall cause Mortgage Borrower to fund all reserves required to be funded pursuant to the Mortgage Loan Documents.

(C) Borrower agrees to notify Lender promptly upon the occurrence of any default under the Mortgage Loan Documents. Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur and be continuing any Mortgage Loan Event of Default, Borrower hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loan and any other sums that are then due and payable, and to perform any act or take any action on behalf of Borrower and/or Mortgage Borrower as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 14.39(C) (including reasonable attorneys’ fees) (i) shall constitute additional advances of the Loan to Borrower, (ii) shall increase the then unpaid principal amount of the Loan, (iii) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (iv) shall constitute a portion of the Obligations, and (v) shall be secured by the Pledge Agreement. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions, except to the extent arising from the gross negligence, illegal acts, fraud or willful misconduct of Lender, its agents or employees. Lender shall have no obligation to Borrower, Mortgage Borrower or any other party to make any such payment or performance. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Mortgage Borrower to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under the Mortgage Loan.

(D) Borrower hereby grants Lender and any person designated by Lender the right to enter upon the Property at any time following the occurrence and during the continuance of any Event of Default, or the assertion by Mortgage Lender that a Mortgage Loan Event of Default has occurred and is continuing, for the purpose of taking any such action or to appear in, defend or bring any action or proceeding to protect Borrower’s, Mortgage Borrower’s and/or Lender’s interest. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Mortgage Lender with respect to any Mortgage Loan defaults), without prior notice to, or consent from, Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender. If Lender shall receive a copy of any notice of a Mortgage Loan Event of Default sent by Mortgage Lender to Mortgage Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 18.2(D), except for Lender’s gross negligence, illegal acts, fraud or willful misconduct. In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Property, in addition to all other rights it may have under the Loan Documents.

(E) Borrower shall (or shall cause Mortgage Borrower to), from time to time, use reasonable efforts to obtain from Mortgage Lender such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Mortgage Borrower expressly representing to Lender the information requested by Lender regarding compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mortgage Loan which was misrepresented in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Mortgage Borrower.

(F) Without obtaining the prior written consent of Lender, Borrower shall not cause or permit Mortgage Borrower to amend, supplement, terminate, extend (except pursuant to the terms of the Mortgage Loan Agreement), renew, replace or otherwise modify any of the Mortgage Loan Documents, in each case, in any material respect. Borrower shall cause Mortgage Borrower to provide Lender with a copy of any amendment or modification to the Mortgage Loan Documents within five (5) days after the execution thereof.

(G) Neither Borrower nor Mortgage Borrower nor any Affiliate of either of them shall acquire or agree to acquire the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Borrower or Mortgage Borrower or any Affiliate of either of them shall have failed to comply with the foregoing, then Borrower: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents: (A) not to enforce the Mortgage Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the lien securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

(H) Lender shall have the right at any time to acquire all or any portion of the Mortgage Loan or any interest in any holder of, or participant in, the Mortgage Loan without notice or consent of Borrower or any other Borrower Party, in which event Lender shall have and may exercise all rights of Mortgage Lender thereunder (to the extent of its interest), including the right (i) to declare a Mortgage Loan Event of Default and (ii) to accelerate the Mortgage Loan indebtedness, in accordance with the terms thereof and (iii) to pursue all remedies against any obligor under the Mortgage Loan Documents. In addition, Borrower hereby expressly agrees that any claims, counterclaims, defenses, offsets, deductions or reductions of any kind which Mortgage Borrower or any other Person may have against Mortgage Lender relating to or arising out of the Mortgage Loan shall be the personal obligation of Mortgage Lender, and in no event shall Mortgage Borrower be entitled to bring, pursue or raise any such claims, counterclaims, defenses, offsets, deductions or reductions against Lender or any Affiliate of Lender or any other Person as the successor holder of the Mortgage Loan or any interest therein, provided that Mortgage Borrower may seek specific performance of its contractual rights under the Mortgage Loan Documents.

(I) Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Mortgage Borrower to, enter into any deed-in-lieu or consensual foreclosure with or for the benefit of Mortgage Lender or any of its affiliates. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Mortgage Borrower to, enter into any consensual sale or other transaction in connection with the Mortgage Loan which could diminish, modify, terminate, impair or otherwise adversely affect the interests of Lender or Borrower, the Collateral or any portion thereof or any interest therein or of Mortgage Borrower in the Property or portion thereof or any interest therein.

(J) Except as expressly permitted by the Mortgage Loan Documents and the Loan Documents, Borrower shall not make or permit to be made any partial or full prepayment of amounts owing under the Mortgage Loan or any refinancing of the Mortgage Loan without the prior written consent of Lender, unless such prepayment or refinancing includes the payment of the Loan in full.

(K) In connection with the exercise of its rights set forth in the Loan Documents, Lender shall have the right at any time to discuss the Property, the Collateral, the Mortgage Loan, the Loan or any other matter directly with Mortgage Lender or Mortgage Lender’s consultants, agents or representatives without notice to or permission from Borrower or any other Borrower Party, and Lender shall not have any obligation to disclose such discussions or the contents thereof with Borrower or any other Borrower Party.

(L) If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval Mortgage Lender and Lender may reasonably reach different conclusions, and (iii) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view. Further, the denial by Lender of a requested consent or approval in accordance with the Loan Documents shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan, and Borrower hereby waives any claim of liability against Lender arising from any such denial.

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IN WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:

SST II MEZZ BORROWER, LLC, a Delaware limited liability company

By:	Strategic Storage Trust II, Inc., a Maryland corporation, its Manager

By: /s/ Michael S. McClure
Name: Michael S. McClure
Title: President

SST II TRS MEZZ, LLC, a Delaware limited liability company

By:	Strategic Storage TRS II, Inc.,
a Delaware corporation, its Manager

By: /s/ Michael S. McClure
Name: Michael S. McClure
Title: President

SSGT TRS MEZZ, LLC, a Delaware limited liability company

By:	SS Growth TRS, Inc.,
a Delaware corporation, its Manager

By: /s/ Michael S. McClure
Name: Michael S. McClure
Title: President

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LENDER:

KEYBANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Cynthia Milioto
Name:	Cynthia Milioto
Title:	Vice President

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By:	/s/ Harry Kramer
Name:	Harry Kramer
Title:	Vice President